                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-28761


                                     LOGO


                         SECURITY CAPITAL CORPORATION
                           184 WEST WISCONSIN AVENUE
                          MILWAUKEE, WISCONSIN 53203
                                (414) 273-8090

                                                                   June 9, 1997

Dear Holder of Security Capital Corporation Common Stock:

  You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Security Capital Corporation ("Security") to be held on Wednesday, July 9, 1997 at 10:00 a.m., Milwaukee time at The Grand Milwaukee Hotel, Grand Ballroom East, 4747 South Howell Avenue, Milwaukee, Wisconsin.

  At this Special Meeting, you will be asked to approve the merger (the "Merger") of Security with and into Marshall & Ilsley Corporation ("M&I"). As a result of the Merger, holders of Security common stock will have the right to convert their shares into cash, M&I common stock or a combination of cash and M&I common stock subject to the election and allocation procedures described in the attached Proxy Statement-Prospectus. The actual number of shares of M&I common stock and the amount of cash will be determined based on a formula set forth in the Agreement and Plan of Merger, which takes into consideration (i) the average of the bid and asked prices per share of M&I common stock as reported by the Nasdaq National Market for the ten trading days ending on the fifth calendar day immediately prior to the anticipated effective date of the Merger and (ii) the total number of shares of Security common stock outstanding.

  If you elect to receive a combination of M&I common stock and cash, you will receive approximately 1.3561 shares of M&I common stock and approximately $41.40 in cash for each share of Security common stock. Based on the closing price of M&I common stock on March 14, 1997 of $37.3125 per share, the combined value of such cash and M&I common stock would be $92 per share of Security common stock. Based on the closing price of M&I common stock on March 14, 1997 of $37.3125 per share, a holder of Security common stock receiving all stock would receive approximately 2.4657 shares of M&I common stock per share of Security common stock for a value of $92 per share, and a holder of Security common stock receiving all cash would receive approximately $92 in cash per share of Security common stock subject to the allocation procedures applicable to oversubscriptions of M&I common stock or cash.

  A table giving examples of the results of various possible elections by a holder of Security common stock based on different average prices of M&I common stock appears on page 13 and is attached as Appendix B to the Proxy Statement-Prospectus. REGARDLESS OF WHICH ELECTION YOU MAKE, THE TOTAL VALUE OF THE CONSIDERATION YOU RECEIVE WILL BE THE SAME (BASED, IN THE CASE OF ELECTIONS INCLUDING M&I COMMON STOCK, ON THE AVERAGE PRICE OF M&I COMMON STOCK AS DESCRIBED ABOVE).

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  The proposed Merger requires regulatory approvals and the approval of the Agreement and Plan of Merger by the holders of a majority of the outstanding shares of common stock of Security. Please carefully review and consider the enclosed Proxy Statement-Prospectus which explains the proposed Merger in detail.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. AN ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. YOU MAY ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

  THE NOTICE OF MEETING AND PROXY STATEMENT-PROSPECTUS DESCRIBING THESE IMPORTANT MATTERS ARE ATTACHED. If you require assistance in completing your proxy card or have questions about voting procedures or the Proxy Statement-Prospectus, please feel free to contact Roger D. Kamin, Senior Vice President, Chief Financial Officer and Secretary-Treasurer, at (414) 277-6484.

                                           In all sincerity,

                                           LOGO
                                           Wm. G. Schuett, Sr.
                                           President and Chief Executive
                                            Officer

                         SECURITY CAPITAL CORPORATION
                           184 WEST WISCONSIN AVENUE
                          MILWAUKEE, WISCONSIN 53203
                                (414) 273-8090

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 9, 1997

                               ----------------

                                                                   June 9, 1997

To the Holders of Common Stock of Security Capital Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Security Capital Corporation ("Security") will be held on Wednesday, July 9, 1997 at 10:00 a.m., Milwaukee time, at The Grand Milwaukee Hotel, Grand Ballroom East, 4747 South Howell Avenue, Milwaukee, Wisconsin.

  The Special Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement-Prospectus.

    (1) To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 14, 1997, between Security and Marshall & Ilsley Corporation ("M&I"), the merger of Security with and into M&I (the "Merger") and the transactions contemplated thereby. Pursuant to the Merger each outstanding share of common stock, par value $1.00, of Security will be converted into either a combination of M&I common stock and cash, shares of M&I common stock, or cash, as more fully described in the accompanying Proxy Statement-Prospectus; and

    (2) Such other matters as may properly come before the Special Meeting or any adjournment or postponements thereof.

  Security has established June 4, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify the foregoing proposal at the time of the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies by Security.

  Approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby require the affirmative vote of a majority of the outstanding shares of Security common stock entitled to vote at the Special Meeting. PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT, IN MOST CASES, AS A VOTE AGAINST THE MERGER.

  THE SECURITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Roger D. Kamin
                                          Senior Vice President, Chief
                                           Financial Officer and
                                          Secretary-Treasurer

Milwaukee, Wisconsin
June 9, 1997

 YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM PROMPTLY IN THE ENVELOPE PROVIDED.

                         SECURITY CAPITAL CORPORATION
                                PROXY STATEMENT
        FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 9, 1997

                         MARSHALL & ILSLEY CORPORATION
                                  PROSPECTUS

  This Proxy Statement-Prospectus is being furnished to the shareholders of Security Capital Corporation ("Security"), a Wisconsin corporation, in connection with the solicitation of proxies by the Board of Directors of Security for use at the Special Meeting of Shareholders (the "Special Meeting") of Security to be held on July 9, 1997, including any adjournment or postponement of such Special Meeting.

  At the Special Meeting, shareholders of Security will vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 14, 1997, between Marshall & Ilsley Corporation ("M&I") and Security (the "Merger Agreement"), the merger of Security with and into M&I (the "Merger") and the transactions contemplated thereby.

  This Proxy Statement-Prospectus also constitutes the Prospectus of M&I with respect to 12,327,390 shares of M&I common stock, $1.00 par value (the "M&I Common Stock"), to be issued in connection with the Merger, subject to adjustment as set forth in the Merger Agreement. Upon consummation of the Merger, each then outstanding share of Security common stock, $1.00 par value (the "Security Common Stock"), will be converted, subject to the election and allocation procedures described in this Proxy Statement-Prospectus, into one of the following: (x) approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock, (y) a number of shares of M&I Common Stock equal to the Average Per Share Consideration, or (z) an amount of cash, without interest, equal to the Average Per Share Consideration. The Average Per Share Consideration will be determined based on the average of the average final bid and asked quotations for M&I Common Stock (the "Valuation Period Market Value") as reported on the National Association of Securities Dealers Automated Quotation/National Market System (the "Nasdaq National Market") during the ten (10) consecutive trading-day period ending on the fifth calendar day prior to the Effective Time (the "Valuation Period").

  Based on the closing price on the Nasdaq National Market of M&I Common Stock on March 14, 1997 of $37.3125 per share, a holder of Security Common Stock electing to receive a combination of cash and stock would receive $41.40 in cash and 1.3561 shares of M&I Common Stock per share of Security Common Stock, and subject to oversubscription allocations, a holder of Security Common Stock receiving all stock would receive approximately 2.4657 shares of M&I Common Stock per share of Security Common Stock with a Valuation Period Market Value equal to the same $92 per share of Security Common Stock, and a holder of Security Common Stock receiving all cash would receive $92 in cash per share of Security Common Stock. THE MARKET VALUE OF M&I COMMON STOCK RECEIVED AND/OR THE AMOUNT OF CASH RECEIVED PER SHARE OF SECURITY COMMON STOCK IN THE MERGER WILL VARY WITH THE PRICE OF M&I COMMON STOCK. PAGE 13 AND APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS SET FORTH THE AMOUNT OF CASH AND THE NUMBER OF SHARES OF M&I COMMON STOCK TO BE ISSUED IN THE MERGER PER SHARE OF SECURITY COMMON STOCK BASED ON VARIOUS ASSUMED VALUATION PERIOD MARKET VALUES AND AN ASSUMED TOTAL NUMBER OF SHARES OF SECURITY COMMON STOCK OUTSTANDING ON THE LAST DAY OF THE VALUATION PERIOD.

  This Proxy Statement-Prospectus is first being mailed to Security shareholders on or about June 9, 1997.

   M&I COMMON STOCK IS QUOTED UNDER THE SYMBOL "MRIS" ON THE NASDAQ NATIONAL
                                    MARKET.

                               ----------------
 THE  ABOVE  MATTERS  ARE  DISCUSSED  IN  DETAIL  IN  THIS  PROXY  STATEMENT-
   PROSPECTUS. THE PROPOSED  MERGER IS A  COMPLEX TRANSACTION. SHAREHOLDERS
     ARE  STRONGLY  URGED  TO  READ  AND  CONSIDER  CAREFULLY  THIS  PROXY
      STATEMENT-PROSPECTUS IN ITS ENTIRETY.

  SHARES OF M&I COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAP-
    PROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECU-
      RITIES COMMISSION NOR  HAS THE SECURITIES  AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY  OF THIS  PROXY STATEMENT-PROSPECTUS.  ANY REPRE-
            SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
  THE SHARES OF  M&I COMMON STOCK  OFFERED HEREBY ARE  NOT DEPOSITS,  SAVINGS
    ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND  ARE
      NOT INSURED BY  THE FEDERAL  DEPOSIT INSURANCE  CORPORATION OR  ANY
        OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               ----------------
         The date of this Proxy Statement-Prospectus is June 9, 1997.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY M&I OR SECURITY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF M&I OR SECURITY SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO M&I AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY M&I, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO SECURITY AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SECURITY.

                             AVAILABLE INFORMATION

  Both M&I and Security are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York, Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, the Common Stock of both M&I and Security is included for quotation on the Nasdaq National Market, and such reports, proxy statements and other information concerning M&I and Security is available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  M&I has filed a Registration Statement with the Commission on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of M&I Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered by this Proxy Statement-Prospectus, reference is made to the Registration Statement, including the exhibits filed as a part of it. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in it as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is an exhibit to the Registration Statement or an incorporated document, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such incorporated document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by M&I (File No. 0-1220) with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus:

  (1) M&I's Annual Report on Form 10-K for the year ended December 31, 1996.

  (2) M&I's Quarterly Report on Form 10-Q for the quarter ended March 31,
      1997.

  (3) M&I's Current Report on Form 8-K dated March 14, 1997.

  (4) The description of the M&I Common Stock contained in M&I's Registration Statement filed pursuant to Section 12(g) of the Exchange Act, any amendment or report filed for the purpose of updating such description, and as amended by the description of the M&I Common Stock contained herein. See "DESCRIPTION OF M&I CAPITAL STOCK."

  (5) M&I's Amendment No. 1 to Annual Report on Form 10-K/A dated June 3, 1997, for the year ended December 31, 1996.

  The following documents filed by Security (File No. 0-2453) with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus:

  (1) Security's Annual Report on Form 10-K for the year ended June 30, 1996.

  (2) Security's Quarterly Reports on Form 10-Q for the quarters ended September 30, December 31, 1996 and March 31, 1997.

  (3) Security's Current Report on Form 8-K dated March 14, 1997.

  All documents filed by M&I and Security pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Proxy Statement-Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS OR DELIVERED WITH IT. THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST FROM ANY SUCH PERSON. WITH RESPECT TO M&I'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202 (TELEPHONE: (414) 765-7801). WITH RESPECT TO SECURITY'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO SECRETARY, SECURITY CAPITAL CORPORATION, 184 WEST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53203 (TELEPHONE: (414) 273-8090). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY JULY 1, 1997.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER. NEITHER M&I NOR SECURITY HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED JUNE 9, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF THE M&I COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS RELATING TO M&I HAS BEEN SUPPLIED BY M&I, AND ALL INFORMATION RELATING TO SECURITY HAS BEEN SUPPLIED BY SECURITY.

                          FORWARD-LOOKING STATEMENTS

 Cautionary Statement for Purposes of the Private Securities Litigation Reform
                                 Act of 1995.

  This Proxy Statement-Prospectus (including information incorporated by reference herein), information included in, or incorporated by reference from, future filings by M&I or Security with the Commission, and information contained in written material, press releases and oral statements issued by or on behalf of M&I or Security contain, or may contain, certain "forward-looking statements" including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements also include information concerning possible or assumed future results of operations of M&I and Security set forth under "THE MERGER--Reasons for the Merger; Security Board Recommendation" and "Opinion of Financial Advisor to Security" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, M&I and Security claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of M&I and Security, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger; (ii) lower than expected income or revenues following the Merger, or higher than expected operating costs; (iii) a significant increase in competitive pressure in the banking and financial services industry; (iv) business disruption related to the Merger (both before and after completion); (v) greater than expected costs or difficulties related to the integration of the management of M&I and Security; (vi) litigation costs and delays caused by litigation; (vii) higher than anticipated costs in completing the Merger; (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (ix) reduction in interest margins due to changes in the interest rate environment; (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged; (xii) price or other market factors which may adversely impact M&I's share repurchase program; and (xiii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   i
FORWARD-LOOKING STATEMENTS............................................... iii
SUMMARY..................................................................   1
  The Companies..........................................................   1
  The Special Meeting....................................................   1
  The Merger.............................................................   2
  Reasons for the Merger; Security Board Recommendation..................   4
  Opinion of Financial Advisor to Security...............................   4
  Conditions; Termination; Amendment.....................................   4
  Regulatory Approvals...................................................   5
  Accounting Treatment...................................................   5
  Certain Federal Income Tax Consequences of the Merger..................   5
  Interests of Certain Persons in the Merger.............................   6
  Termination Fee........................................................   6
  No Appraisal or Dissenters' Rights.....................................   6
  Comparative Stock Prices...............................................   7
  Comparative Unaudited Per Share Data...................................   7
  Selected Historical and Pro Forma Financial Data.......................   9
ILLUSTRATIVE CALCULATIONS OF STOCK CONSIDERATION, CASH CONSIDERATION,
 MIXED CONSIDERATION AND STOCK AMOUNT....................................  13
THE SPECIAL MEETING......................................................  14
  General................................................................  14
  Proposals to be Considered.............................................  14
  Record Date and Voting Rights..........................................  14
  Voting; Revocation of Proxies..........................................  14
  Solicitation of Proxies................................................  15
THE MERGER...............................................................  16
  General................................................................  16
  Background of the Merger...............................................  16
  Reasons for the Merger; Security Board Recommendation..................  18
  Opinion of Financial Advisor to Security...............................  20
  Merger Consideration...................................................  27
  Election Procedures....................................................  29
  Allocation.............................................................  30
  Effective Time.........................................................  31
  Conversion of Shares; Procedures for Exchange of Certificates;
   Dividends.............................................................  31
  Representations and Warranties.........................................  32
  Conditions to the Merger...............................................  33
  Termination; Amendment and Waiver......................................  34
  Termination Fee........................................................  35
  Conduct of Business Pending Merger.....................................  36
  No Solicitation of Transactions........................................  37
  Data Processing Conversion.............................................  38
  Management and Operations After the Merger.............................  38
  Interests of Certain Persons in the Merger.............................  38
  Effect on Employee Benefits and Stock Options..........................  41
  Accounting Treatment...................................................  43
  Certain Federal Income Tax Consequences of the Merger..................  43
  Resale of M&I Common Stock by Affiliates...............................  45
  No Appraisal or Dissenters' Rights.....................................  45

                                                                          PAGE
                                                                          ----
CERTAIN RELATED TRANSACTIONS.............................................  46
  Data Processing Services Agreement.....................................  46
  Trust Services.........................................................  46
CERTAIN REGULATORY CONSIDERATIONS........................................  46
  Federal Reserve Board Approval.........................................  46
  Department of Financial Institutions Approval..........................  47
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION......................  48
DESCRIPTION OF M&I CAPITAL STOCK.........................................  54
  In General.............................................................  54
  M&I Common Stock.......................................................  54
  M&I Preferred Stock....................................................  54
  M&I Series A Preferred Stock...........................................  55
  Certain Provisions of the Wisconsin Business Corporation Law...........  55
COMPARISON OF SHAREHOLDER RIGHTS.........................................  56
  Authorized Capital Stock...............................................  56
  Required Vote..........................................................  57
  Size of Board of Directors.............................................  57
  Removal of Directors for "Cause" ......................................  57
  Advance Notice of Proposals to be Brought at the Annual Meeting........  58
  Advance Notice of Nominations of Directors.............................  58
  Certain Business Combinations..........................................  58
CERTAIN INFORMATION CONCERNING M&I AND SECURITY..........................  59
EXPERTS..................................................................  59
LEGAL MATTERS............................................................  60
SHAREHOLDER PROPOSALS....................................................  60
APPENDIX A Agreement and Plan of Merger.................................. A-1
APPENDIX B Illustrative Calculation of Stock Consideration, Cash Consid-
            eration, Mixed Consideration and Stock Amount................ B-1
APPENDIX C Fairness Opinion of Robert W. Baird & Co. Incorporated........ C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in the Proxy Statement-Prospectus. This Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the attached appendices and the documents incorporated by reference herein. Shareholders are urged to read carefully this Proxy Statement-Prospectus and the attached appendices in their entirety.

THE COMPANIES

  M&I. Marshall & Ilsley Corporation ("M&I" or "the Company"), is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA") headquartered in Milwaukee, Wisconsin. M&I's principal assets are the stock of its bank and nonbank subsidiaries and the assets of its Data Services Division ("M&I Data Services"). M&I's bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin and the Phoenix, Arizona metropolitan area. M&I's nonbank subsidiaries operate a variety of bank-related businesses, including investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, venture capital, brokerage services and financial advisory services. M&I Data Services is a major supplier of financial and data processing services and software to banking, financial and related organizations. As of March 31, 1997, M&I had consolidated total assets of approximately $14.9 billion, consolidated total deposits of approximately $10.8 billion and consolidated shareholders' equity of approximately $1.3 billion. M&I's principal executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202, and its telephone number is (414) 765-7801.

  Security. Security is a Wisconsin corporation incorporated in 1993 and a registered bank holding company under the BHCA. Security's principal assets are the stock of its subsidiaries. Security presently owns 100% of the capital stock of Security Bank S.S.B. ("Security Bank") which has a total of 42 branches and 10 lending offices in Wisconsin. Security Bank also has other wholly-owned subsidiaries engaged in businesses which are closely related to banking, including the businesses of mortgage lending, leasing services, brokerage services and insurance agency services. Security Bank provides financial and managerial assistance and services to its subsidiaries. At March 31, 1997, Security had consolidated total assets of approximately $3.6 billion, consolidated total deposits of approximately $2.3 billion and consolidated shareholders' equity of approximately $578 million. Security's principal executive offices are located at 184 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, and its telephone number is (414) 273-8090.

THE SPECIAL MEETING

  The Special Meeting will be held on Wednesday, July 9, 1997, at 10:00 a.m., Milwaukee time, at The Grand Milwaukee Hotel, Grand Ballroom East, 4747 South Howell Avenue, Milwaukee, Wisconsin. At the Special Meeting, Security shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, the Merger and the transactions contemplated thereby. Holders of Security Common Stock at the close of business on June 4, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Each share of Security Common Stock is entitled to one vote. As of the Record Date, there were 9,095,632 outstanding shares of Security Common Stock entitled to vote at the Special Meeting, of which 1,833,913 shares or approximately 18.3% were beneficially owned by Security directors, executive officers and their affiliates. The affirmative vote of a majority of the holders of the outstanding shares of Security Common Stock as of the Record Date is required to approve the Merger Agreement. See "THE SPECIAL MEETING."

  An abstention with respect to Security proposals will have the effect of a vote cast against the proposal. Brokers who hold shares of Security Common Stock as nominees will not have discretionary authority to vote such shares on the proposal in the absence of instructions from the beneficial owners thereof. Any votes which are not cast by the nominee-broker will have the effect of votes cast against such proposal.

  A holder of Security Common Stock may revoke a proxy at any time before it is voted by the filing of an instrument revoking the proxy or of a duly executed proxy bearing a later date with the Corporate Secretary of Security prior to or at the Special Meeting, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  SECURITY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF SECURITY AND ITS SHAREHOLDERS. ACCORDINGLY, SECURITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SECURITY SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE MERGER

  General. M&I and Security have entered into the Merger Agreement which provides, after satisfaction or waiver of all conditions described therein, for the Merger of Security with and into M&I, with M&I being the surviving corporation. The Merger will become effective (the "Effective Time") upon the filing of Articles of Merger with the Wisconsin Department of Financial Institutions ("DFI"), which is expected to occur as promptly as practicable following shareholder and regulatory approvals and the satisfaction or waiver of other conditions contained in the Merger Agreement and completion of the conversion of Security's bank offices to M&I's data processing systems, including any and all testing relating to such conversion. See "THE MERGER-- Data Processing Conversion."

  Merger Consideration. The Merger Agreement provides that, at the Effective Time of the Merger and subject to the election and allocation procedures provided for therein, each share of Security Common Stock outstanding at the Effective Time will be converted into one of the following (the "Merger Consideration"): (i) approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock (the "Mixed Consideration"), (ii) subject to the allocation procedures applicable to oversubscriptions for elections to receive M&I Common Stock described below, a number of shares of M&I Common Stock ("Stock Consideration"), or (iii) subject to the allocation procedures applicable to oversubscriptions for elections to receive cash, an amount in cash without interest ("Cash Consideration"). The actual Stock Consideration and Cash Consideration will be determined based on a formula, set forth in the Merger Agreement, which takes into consideration (i) the average of the average final bid and asked quotations for M&I Common Stock (the "Valuation Period Market Value") as reported on the Nasdaq National Market during the ten (10) consecutive trading-day period ending on the fifth calendar day immediately prior to the Effective Time (the "Valuation Period"); and (ii) the total number of shares of Security Common Stock outstanding as of the end of the Valuation Period (the "Valuation Period Share Number"). A table is provided on page 13 and in Appendix B of this Proxy Statement-Prospectus which sets forth examples of the amount of cash and M&I Common Stock to be issued in the Merger and the actual number of shares of M&I Common Stock to be issued in the Merger per share of Security Common Stock based upon various assumed Valuation Period Market Values and an assumed Valuation Period Share Number. See "THE MERGER-- Merger Consideration."

  Based on the closing price on the Nasdaq National Market of M&I Common Stock on March 14, 1997 of $37.3125 per share, a holder of Security Common Stock receiving a combination of cash and stock would receive $41.40 in cash and
1.3561 shares of M&I Common Stock per share of Security Common Stock and, subject to the election and allocation procedures provided for in the Merger Agreement, a holder of Security Common Stock receiving all stock would receive approximately 2.4657 shares of M&I Common Stock per share of Security Common Stock with a Valuation Period Market Value equal to $92 per share of Security Common Stock, and a holder of Security Common Stock receiving all cash would receive $92 per share of Security Common Stock. THE VALUE PER SHARE OF CASH OR SECURITY COMMON STOCK RECEIVED IN THE MERGER WILL VARY WITH THE MARKET VALUE OF M&I COMMON STOCK.

  No fractional shares of M&I Common Stock will be issued to any holder of Security Common Stock upon surrender of its certificates representing Security Common Stock in connection with the Merger. In lieu thereof, holders of Security Common Stock will be entitled to a cash payment for fractional shares.

  Under the Merger Agreement, the aggregate number of shares of M&I Common Stock to be issued in the Merger (the "Stock Amount") is equal to 12,327,390, and the aggregate cash payable by M&I to holders of Security Common Stock pursuant to the Merger is equal to $376,335,605, regardless of the Valuation Period Market Value. The total consideration to be received by Security shareholders could vary slightly, therefore, if the number of shares of Security Common Stock outstanding at the end of the Valuation Period and at the Effective Time differs from 9,090,232. This is not expected to happen, however, since under the terms of the Merger Agreement (i) Security is prohibited from issuing any shares of its Common Stock except pursuant to existing stock options, and (ii) Security has agreed, to the extent permitted by law, to repurchase shares of its Common Stock equal to the number of shares issued pursuant to stock options.

  THE CONSIDERATION VALUE TO EACH INDIVIDUAL SHAREHOLDER AND RELATIVE VALUE OF THE M&I COMMON STOCK AND CASH RECEIVED WILL VARY WITH THE PRICE OF THE M&I COMMON STOCK FINALLY DETERMINED BASED ON THE VALUATION PERIOD MARKET VALUE. THE MARKET PRICE OF M&I COMMON STOCK MAY FLUCTUATE AND, ON THE DATE OF RECEIPT OF M&I COMMON STOCK BY HOLDERS OF SECURITY COMMON STOCK, MAY BE MORE OR LESS THAN THE VALUATION PERIOD MARKET VALUE.

  Election Procedures. At least thirty (30) days prior to the Effective Time (the "Mailing Date"), a bank or trust company that will be designated by M&I and Security (the "Exchange Agent") will send to each holder of Security Common Stock who is a shareholder of record as of five (5) business days prior to the Mailing Date an election form to be used by each such holder of Security Common Stock to elect to receive in the Merger either: (i) a combination of cash and whole shares of M&I Common Stock plus cash in lieu of any fractional shares;
(ii) all whole shares of M&I Common Stock plus cash in lieu of any fractional shares; (iii) all cash; or (iv) to make no election in respect of such holder's shares of Security Common Stock.

  All elections by holders of Security Common Stock to receive a combination of cash and M&I Common Stock will be given priority and will receive approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock in exchange for each share of Security Common Stock. However, because the number of shares of M&I Common Stock to be issued and the amount of cash to be paid in the Merger will be fixed, under the election and allocation procedures set forth in the Merger Agreement, the extent to which elections for all M&I Common Stock or all cash will be accommodated will depend upon the respective number of holders of Security Common Stock who elect to receive a combination of cash and M&I Common Stock or who make no election.

  An election by a holder of Security Common Stock to receive only shares of M&I Common Stock may instead result in receipt of cash for some of such holder's shares of Security Common Stock, or an election by a holder of Security Common Stock to receive only cash may result in receipt of shares of M&I Common Stock (plus cash in lieu of any fractional share) for some of such holder's shares of Security Common Stock.

  Holders of Security Common Stock who do not timely submit properly completed election forms by 5:00 p.m., New York City time, on the twenty-fifth (25th) day following, but not including, the Mailing Date (the "Election Deadline") will be deemed to have made no election as to whether they receive a combination of M&I Common Stock and cash in the Merger or M&I Common Stock or cash. Holders of Security Common Stock who make no election will be given either all cash, all whole shares of M&I Common Stock plus cash in lieu of any fractional shares, or a combination of cash and whole shares of M&I Common Stock plus cash in lieu of any fractional shares, depending upon the respective number of holders of Security Common Stock who elect to receive cash or M&I Common Stock or who make no election. See "THE MERGER--Election Procedures."

  BECAUSE THE AGGREGATE NUMBER OF SHARES OF M&I COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED (SUBJECT TO THE ELECTION AND ALLOCATION PROCEDURES DESCRIBED HEREIN), NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN HOLDER OF SECURITY COMMON STOCK TO RECEIVE ONLY CASH OR ONLY STOCK WILL BE HONORED WITH RESPECT TO ANY SHARES OF SECURITY COMMON STOCK HELD BY SUCH HOLDER. THUS, HOLDERS WHO MAKE SUCH ELECTIONS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION. SEE "THE MERGER--ELECTION PROCEDURES." BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH OR M&I COMMON STOCK WILL DIFFER, HOLDERS OF SECURITY COMMON STOCK ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REASONS FOR THE MERGER; SECURITY BOARD RECOMMENDATION

  M&I. The M&I Board of Directors has determined that the Merger is desirable since it enhances M&I's market position in Wisconsin, may result in the opportunity for significant cost savings, and is attractive from a financial point of view. See "THE MERGER--Reasons for the Merger; Security Board Recommendation."

  Security. The Security Board of Directors believes that the terms of the Merger Agreement are in the best interests of holders of Security Common Stock. In reaching its opinion, the Security Board of Directors considered a number of factors, including, among other factors, the advantages of combining with another Wisconsin-based bank, the strategic fit of M&I and Security, the competitive environment facing Security, the opinion of Robert W. Baird & Co. Incorporated ("Baird"), and the financial outlook and condition of M&I. See "THE MERGER--Reasons for the Merger; Security Board Recommendation."

  See "THE MERGER--Interests of Certain Persons in the Merger" for information regarding interests of certain officers and directors of Security in the Merger.

OPINION OF FINANCIAL ADVISOR TO SECURITY

  Baird has delivered to the Board of Directors of Security its written opinion, dated March 14, 1997, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Security Common Stock (other than M&I and its affiliates). The full text of the opinion of Baird, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement-Prospectus. HOLDERS OF SECURITY COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "THE MERGER--Opinion of Financial Advisor to Security."

CONDITIONS; TERMINATION; AMENDMENT

  Consummation of the Merger is subject to various conditions, including (a) approval of the Merger Agreement by Security shareholders, (b) receipt of regulatory approvals absent any conditions that are materially burdensome to M&I, (c) the absence of any material adverse change in the financial condition, results of operations or business of M&I or Security, and (d) receipt of opinions of counsel with respect to certain U.S. federal income tax consequences of the Merger. See "THE MERGER--Conditions to the Merger." Under the terms of the Merger Agreement, the Merger cannot be consummated until the earlier of (i) the completion of the data processing conversion of Security's branch offices, or (ii) October 1, 1997. The parties currently anticipate the Merger will be completed (subject to fulfilling various conditions) on or about October 1, 1997. See "THE MERGER--Conditions to the Merger" and "THE MERGER-- Data Processing Conversion."

  In addition, the Merger Agreement may be terminated notwithstanding shareholder approval, if certain specified events occur. For example, either M&I or Security may terminate the Merger Agreement if the Merger has not been consummated by December 31, 1997, unless the Merger has not been consummated as a result of certain governmental proceedings or litigation related to the Merger, in which case either M&I or Security may terminate the Merger Agreement if the Merger has not been consummated by April 30, 1998. In addition, Security may terminate the Merger Agreement on the day preceding the Effective Time if (a) the average of the daily closing price of a share of M&I Common Stock as reported on the Nasdaq National Market during the period of ten
(10) trading days ending at the close of the third trading day immediately preceding the Effective Time (the "M&I Average Price") is less than $30.875, and (b) the M&I Average Price has declined by more than 15% relative to the decline in the market prices of a selected group of bank stocks during the same period. In this event, M&I has the right to increase the amount of the Stock Consideration such that the conditions in (a) or (b) are deemed not to exist. See "THE MERGER--Termination; Amendment and Waiver."

  The conditions to the Merger may be waived by the party entitled to assert the condition. If any material condition to the Merger is waived, Security and its Board of Directors will consult with legal counsel as to the necessity of amending this Proxy Statement-Prospectus and resoliciting proxies for the Special Meeting.

  The Merger Agreement may be amended by the mutual consent of M&I and Security at any time prior to the Effective Time provided that, after approval of the Merger Agreement by shareholders of Security, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Security Common Stock would be converted. See "THE MERGER-- Termination; Amendment and Waiver."

REGULATORY APPROVALS

  The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the DFI. M&I submitted applications seeking approval of the Merger with the Federal Reserve Board and DFI on April 1, 1997. Certain aspects of the Merger will require notification to, or approvals from, certain other federal and state regulatory authorities. Based on the treatment of prior mergers and acquisitions involving other parties, M&I anticipates that certain divestitures may be required by the Federal Reserve Board or the Department of Justice as a condition to regulatory approval of the Merger, and M&I has filed applications with the Federal Reserve Board proposing divestiture of certain bank branches.

  At the present time, M&I management has preliminarily identified seven branches in the State of Wisconsin with total deposits of approximately $125 million as candidates for divestiture. There can be no assurance, however, as to the number of divestitures that will ultimately be required in connection with the regulatory approval of the Merger. The impact of these divestitures has not been quantified; however, it is anticipated that the impact will not be material to the results of operations or financial condition of the combined entity.

  The Federal Reserve Board has in the past generally required that any divestitures be made prior to the consummation of the merger with respect to which approval is sought. There can be no assurances that the regulatory authorities will approve the Merger, or if approved, as to the date of such approvals. There can also be no assurances that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to the consummation of the Merger. There can be no assurance that the Department of Justice will not challenge the Merger, or as to the result of any such challenge, if made. See "CERTAIN REGULATORY CONSIDERATIONS."

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase. See "THE MERGER--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Merger has been structured with the intent that it be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned on M&I receiving an opinion from Godfrey & Kahn, S.C. and Security receiving an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time, on the basis of facts, representations and assumptions set forth or referred to in such opinions, which are consistent with the state of facts existing at the Effective Time that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering their opinions, counsel will require and rely upon, and assume the accuracy of, representations of M&I, Security, certain shareholders of Security and others. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger." Security shareholders should consult their tax advisors as to the tax consequences of the Merger under federal, state, local or other applicable laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of Security may receive economic benefits as a result of the Merger under various benefit plans and employment arrangements.

  The Merger Agreement provides for, among other things, (i) indemnification of Security directors, officers and employees and the maintenance of directors' and officers' liability insurance by M&I for six years following the Merger, provided that M&I will not be required to expend more than 200% of the current amount expended by Security, (ii) the payment to Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr., within 30 days following the Effective Time, of change in control severance payments to which each such executive is entitled of approximately $765,000, $525,000, $665,000, $900,000,
$415,000, $500,000 and $1,100,000, respectively, even if employment is not terminated, and (iii) the surrender at the Effective Time of outstanding non-qualified stock options of Security for a cash payment equal to the excess of the Average Per Share Consideration over the exercise price of such option, multiplied by the number of shares covered by such options. Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. hold approximately 4,000, 17,952, 0, 194,000, 146,000, 28,000, and 240,000 non-
qualified stock options, respectively. All other executive officers and directors of Security as a group hold approximately 136,000 non-qualified options. The Merger will constitute a "change of control" under the employment agreements of the seven individuals referenced in clause (ii), resulting in the change in control severance payments to such individuals described above.

  The Security Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Interests of Certain Persons in the Merger."

TERMINATION FEE

  Under the Merger Agreement, upon the occurrence of specified events, Security must pay M&I a fee of $30 million (the "Termination Fee"). Generally, the Termination Fee will be payable if the Merger Agreement is terminated, a trigger event occurs (e.g., approval of an alternative transaction by Security) and Security consummates a business combination with an entity other than M&I within 18 months of the termination. As of the date of this Proxy Statement-- Prospectus, to the best of M&I's and Security's knowledge, none of the events which could lead to the fee being payable has occurred. In addition, if (i) the Merger Agreement is terminated (regardless of whether such termination is by M&I and Security) and (ii) a trigger event has occurred, Security is required to pay to M&I its reasonable out-of-pocket expenses related to the transactions contemplated in the Merger Agreement, not to exceed $2,500,000. See "THE MERGER--Termination Fee."

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under the Wisconsin Business Corporation Law (the "WBCL"), subject to certain exceptions inapplicable to the Merger, holders of shares of a Wisconsin corporation quoted on the Nasdaq National Market on the record date fixed to determine shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Since the Security Common Stock was quoted on the Nasdaq National Market as of the Record Date, holders of Security Common Stock have no appraisal or dissenters' rights with respect to the Merger. See "THE MERGER--No Appraisal or Dissenters' Rights."

COMPARATIVE STOCK PRICES

  M&I Common Stock and Security Common Stock are quoted on the Nasdaq National Market, under the symbols MRIS and SECP, respectively. The following table sets forth the closing sale price per share of M&I Common Stock and Security Common Stock on March 14, 1997, the last trading day preceding the public announcement of the execution of the Merger Agreement, and on June 3, 1997.

                                                                       SECURITY
                                                       HISTORICAL     EQUIVALENT
                                                    -----------------    PER
                                                      M&I    SECURITY  SHARE(1)
                                                    -------- -------- ----------
   March 14, 1997.................................. $37.3125  $84.75    $92.00
   June 3, 1997.................................... $39.9375  $92.00    $95.56

--------
(1) Represents the closing price of M&I Common Stock on the date presented multiplied by 1.3561, plus $41.40.

  Shareholders are urged to obtain current market quotations for shares of M&I Common Stock and Security Common Stock. No prediction or assurance can be made or given as to the market price of M&I Common Stock at the Effective Time of the Merger or afterward. A table giving examples of the results of various possible elections by a holder of Security common stock based on different average prices of M&I common stock appears on page 13 and is attached as Appendix B to the Proxy Statement-Prospectus.


COMPARATIVE UNAUDITED PER SHARE DATA

  The following table sets forth (i) selected comparative per share data for each of M&I and Security on a historical basis and (ii) selected unaudited pro forma combined and pro forma equivalent per share data reflecting the consummation of the Merger using the purchase method of accounting. The unaudited pro forma comparative per share data assumes the Merger had been consummated at the beginning of the period presented. The Security pro forma equivalent amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the corresponding pro forma combined amounts per share by the implied exchange ratio which is based on the outstanding Common Stock of Security, as adjusted, as of March 31, 1997 and December 31, 1996.

  The unaudited pro forma comparative per share data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, are likely to differ from those reflected in the unaudited pro forma comparative per share data.

  M&I and Security expect that the combined company will achieve substantial benefits from the Merger including operating cost savings. However, the unaudited pro forma comparative per share data does not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of M&I and Security, and therefore, does not purport to be indicative of the results of future operations.

  The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of M&I and Security included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and the unaudited pro forma condensed financial statements and accompanying discussion and notes set forth under "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION." Interim results of M&I for the three months ended March 31, 1997 and of Security for the nine months ended March 31, 1997 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                          HISTORICAL
                                        ---------------
                                                                    SECURITY
                                                        PRO FORMA   PRO FORMA
                                         M&I   SECURITY COMBINED  EQUIVALENT(3)
                                        ------ -------- --------- -------------
NET INCOME(1)(2)
  Three months ended March 31, 1997.... $ 0.56  $ 1.45   $ 0.55      $ 0.75
  Nine months ended March 31, 1997.....           3.24
  Twelve months ended December 31,
   1996................................   2.02    3.60     1.82        2.47
  Twelve months ended June 30, 1996....           3.40
CASH DIVIDENDS(4)
  Three months ended March 31, 1997.... $0.185  $0.300   $0.185      $0.251
  Nine months ended March 31, 1997.....          0.675
  Twelve months ended December 31,
   1996................................  0.720   0.675    0.720       0.976
  Twelve months ended June 30, 1996....          0.450
BOOK VALUE PER COMMON SHARE
  As of March 31, 1997................. $13.29  $63.50   $16.02      $21.72
  As of December 31, 1996..............  13.37   62.42    16.14       21.89

--------
(1) Earnings per share is on a fully diluted basis.
(2) Security's fiscal year end is June 30. For purposes of the unaudited pro forma financial information, Security's historical results of operations including per share information have been restated to conform to M&I's fiscal year end which is December 31.
(3) The Security pro forma equivalent represents the Pro Forma Combined amount multiplied by the implied exchange ratio which is based on the outstanding Common Stock of Security, as adjusted. The exchange ratio used was 1.3561.
(4) Pro Forma combined dividends per share represent historical dividends per share paid by M&I.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following tables set forth (i) selected historical consolidated financial data for the periods and as of the dates indicated for M&I and for Security and
(ii) unaudited pro forma selected financial data for the periods and as of the dates indicated, reflecting the consummation of the Merger using the purchase method of accounting.

  The unaudited pro forma selected financial data reflects the Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, are likely to differ from those reflected in the unaudited pro forma selected financial data.

  The consummation of the Merger is dependent upon obtaining regulatory approvals, which may necessitate divestitures of certain bank branches. The ultimate composition of the divestitures has not been finalized, and accordingly, no adjustment for divestitures has been included in the pro forma data.

  M&I and Security expect that the combined company will achieve substantial benefits from the Merger including operating cost savings. However, the unaudited pro forma selected financial data does not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of M&I and Security, and therefore does not purport to be indicative of the results of future operations.

  The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and the related notes thereto of M&I and Security included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and the unaudited pro forma condensed financial statements and accompanying discussion and notes set forth under "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION." Results of M&I for the three months ended March 31, 1997 and 1996, and results for Security for the nine months ended March 31, 1997 and 1996, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                 MARSHALL & ILSLEY CORPORATION AND SUBSIDIARIES

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THREE MONTHS ENDED
                                       MARCH 31,
                                      (UNAUDITED)                        YEARS ENDED DECEMBER 31,
                                ----------------------- -----------------------------------------------------------
                                   1997        1996        1996        1995        1994        1993        1992
                                ----------- ----------- ----------- ----------- ----------- ----------- -----------
SUMMARIZED INCOME STATEMENT
 DATA:
Net Interest Income...........  $   129,642 $   122,637 $   505,719 $   491,477 $   491,227 $   480,279 $   472,551
Provision for Loan Losses.....        4,311       3,577      15,194      16,158      24,907      18,034      23,546
Other Income..................      137,595     112,713     503,320     424,182     361,481     371,926     328,411
Other Expense.................      180,767     159,189     680,704     599,622     584,770     569,587     545,624
Merger Restructuring Expense..          --          --          --          --       75,228         --          --
Provision for Income Taxes....       27,360      26,429     109,711     106,580      73,405      93,190      75,391
                                ----------- ----------- ----------- ----------- ----------- ----------- -----------
Income Before Extraordinary
 Items and Cumulative Effect
 of Changes in Accounting
 Principles...................       54,799      46,155     203,430     193,299      94,398     171,394     156,401
Extraordinary Items, Net of
 Income Taxes.................          --          --          --          --       11,542         --          --
Cumulative Effect of Changes
 in Accounting Principles, Net
 of Income Taxes..............          --          --          --          --          --          --       (9,134)
                                ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net Income....................  $    54,799 $    46,155 $   203,430 $   193,299 $   105,940 $   171,394 $   147,267
                                =========== =========== =========== =========== =========== =========== ===========
PER SHARE DATA:
Primary Net Income............  $      0.57 $      0.47 $      2.07 $      1.96 $      1.07 $      1.67 $      1.46
Fully Diluted Net Income......         0.56        0.46        2.02        1.90        1.04        1.60        1.40
Book Value....................        13.29       13.02       13.37       12.92       11.01       11.35       10.76
Cash Dividends per Common
 Share........................        0.185       0.165       0.720       0.645       0.590       0.540       0.470
WEIGHTED AVERAGE NUMBER OF
 SHARES:
Primary.......................       96,385      98,192      98,482      98,757      99,420     102,672     101,029
Fully Diluted.................       98,288     102,089     101,197     102,955     104,051     108,875     107,412
AVERAGE BALANCE SHEET DATA:
Total Assets..................  $14,607,543 $13,099,794 $13,655,557 $12,725,511 $12,432,461 $12,039,468 $11,525,409
Total Borrowings..............    2,384,443   1,588,274   1,837,379   1,636,406   1,412,104     913,877     813,861
Shareholders' Equity..........    1,278,140   1,265,879   1,280,841   1,177,825   1,097,963   1,121,314   1,010,667

                 SECURITY CAPITAL CORPORATION AND SUBSIDIARIES

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            NINE MONTHS ENDED
                                MARCH 31,
                               (UNAUDITED)                       YEARS ENDED JUNE 30,
                          --------------------- -------------------------------------------------------
                             1997       1996       1996       1995       1994        1993       1992
                          ---------- ---------- ---------- ---------- ----------  ---------- ----------
SUMMARIZED INCOME STATE-
 MENT DATA:
Net Interest Income.....  $   94,735 $   85,179 $  114,958 $  103,575 $   95,127  $   93,800 $   85,218
Provision for Loan Loss-
 es.....................       1,247      4,619      5,625      5,867      5,999       9,808      5,967
Other Income............      17,023     15,529     20,784     19,715     24,430      25,754     19,461
Other Expense...........      65,168     59,743     79,015     77,424     78,665      75,689     67,635
Provision for Income
 Taxes..................      14,967     14,031     18,650     14,908     13,675      15,834     14,985
                          ---------- ---------- ---------- ---------- ----------  ---------- ----------
Income Before Cumulative
 Effect of Changes in
 Accounting Principles..      30,376     22,315     32,452     25,091     21,218      18,223     16,092
Cumulative Effect of
 Changes in Accounting
 Principles, Net of
 Income Taxes...........         --         --         --         --        (889)        --       2,112
                          ---------- ---------- ---------- ---------- ----------  ---------- ----------
Net Income..............  $   30,376 $   22,315 $   32,452 $   25,091 $   20,329  $   18,223 $   18,204
                          ========== ========== ========== ========== ==========  ========== ==========
PER SHARE DATA:
Primary Net Income......  $     3.27 $     2.33 $     3.40 $     2.53 $     1.05*        N/A        N/A
Fully Diluted Net In-
 come...................        3.24       2.32       3.40       2.52       1.04*        N/A        N/A
Book Value..............       63.50      59.83      60.69      57.02      52.76         N/A        N/A
Cash Dividends Per
 Common Share...........       0.675      0.300      0.450        --         --          N/A        N/A
WEIGHTED AVERAGE NUMBER
 OF SHARES:
Primary.................       9,281      9,595      9,532      9,930     11,094         N/A        N/A
Fully Diluted...........       9,366      9,616      9,557      9,965     11,211         N/A        N/A
AVERAGE BALANCE SHEET
 DATA:
Total Assets............  $3,546,336 $3,239,812 $3,267,955 $2,869,725 $2,358,203  $2,225,022 $2,217,626
Total Advances and
 Borrowings.............     642,899    433,979    452,895    367,982     51,407      33,965     46,356
Shareholders' Equity....     565,977    564,082    562,538    551,099    438,646     298,554    280,322

--------
   * Earnings per share is calculated from the date of the stock conversion (December 30, 1993).

             PRO FORMA SELECTED COMBINED FINANCIAL DATA (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FOR THE      FOR THE
                                                          THREE        TWELVE
                                                       MONTHS ENDED MONTHS ENDED
                                                        MARCH 31,   DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
SUMMARIZED INCOME STATEMENT DATA:
Net Interest Income................................... $   155,148  $   601,279
Provision for Loan Losses.............................       4,311       19,060
Other Income..........................................     143,435      525,241
Other Expense.........................................     203,244      788,218
Provision for Income Taxes............................      30,583      113,374
                                                       -----------  -----------
Net Income............................................ $    60,445  $   205,868
                                                       ===========  ===========
PER SHARE DATA:
Primary Net Income.................................... $      0.55  $      1.85
Fully Diluted Net Income..............................        0.55         1.82
Book Value............................................       16.02        16.14
Cash Dividends per Common Share.......................       0.185        0.720
WEIGHTED AVERAGE NUMBER OF SHARES:
Primary...............................................     109,223      111,247
Fully Diluted.........................................     111,126      114,011
AVERAGE BALANCE SHEET DATA:
Total Assets.......................................... $18,207,862  $17,047,225
Total Advances and Borrowings.........................   3,087,063    2,388,373
Shareholders' Equity..................................   1,727,040    1,719,696

ILLUSTRATIVE CALCULATIONS OF STOCK CONSIDERATION, CASH CONSIDERATION, MIXED CONSIDERATION AND STOCK AMOUNT

ILLUSTRATION OF CALCULATIONS OF STOCK CONSIDERATION, CASH CONSIDERATION, MIXED
  CONSIDERATION AND STOCK AMOUNT AT DIFFERENT VALUATION PERIODS MARKET VALUES
    FOR M&I COMMON STOCK (AS SUCH TERMS ARE DEFINED IN THE PROXY STATEMENT-
                                  PROSPECTUS)

 This illustration assumes that 9,090,232 shares of Security Common Stock will be outstanding at the end of the Valuation Period.


  There can be no assurance as to what the Valuation Period Market Values for M&I Common Stock will be or what the value of M&I Common Stock to be issued in the Merger will be at or following the Effective Time. See "THE MERGER--Merger Consideration."

                                                                       ELECTION 1                               ELECTION 2
                                                                   MIXED ELECTION (B)                      ALL CASH ELECTION (C)
                                              ------------------------------------------------------------ ---------------------
                                                                              VALUE OF M&I
   ALUATION PERIOD (A)V          AVERAGE                                         STOCK
    MARKET VALUE OF             PER SHARE           CASH          M&I STOCK    AMOUNT PER
 M& COMMON STOCK ($)(A)I    CONSIDERATION ($) CONSIDERATION ($) CONSIDERATION  SHARE ($)   TOTAL VALUE ($)   CONSIDERATION ($)
-----------------------     ----------------- ----------------- ------------- ------------ --------------- ---------------------
     32.00...........             84.80             41.40          1.3561        43.40          84.80              84.80
     32.50...........             85.47             41.40          1.3561        44.07          85.47              85.47
     33.00...........             86.15             41.40          1.3561        44.75          86.15              86.15
     33.50...........             86.83             41.40          1.3561        45.43          86.83              86.83
     34.00...........             87.51             41.40          1.3561        46.11          87.51              87.51
     34.50...........             88.19             41.40          1.3561        46.79          88.19              88.19
     35.00...........             88.86             41.40          1.3561        47.46          88.86              88.86
     35.50...........             89.54             41.40          1.3561        48.14          89.54              89.54
     36.00...........             90.22             41.40          1.3561        48.82          90.22              90.22
     36.50...........             90.90             41.40          1.3561        49.50          90.90              90.90
     37.00...........             91.58             41.40          1.3561        50.18          91.58              91.58
                                    ELECTION 3
                              ALL STOCK ELECTION (C)
                            --------------------------
                                          VALUE OF M&I
   ALUATION PERIOD (A)V                      STOCK
    MARKET VALUE OF           M&I STOCK    AMOUNT PER
 M& COMMON STOCK ($)(A)I    CONSIDERATION  SHARE ($)
-----------------------     ------------- ------------
     32.00...........          2.6499        84.80
     32.50...........          2.6299        85.47
     33.00...........          2.6106        86.15
     33.50...........          2.5919        86.83
     34.00...........          2.5737        87.51
     34.50...........          2.5561        88.19
     35.00...........          2.5390        88.86
     35.50...........          2.5223        89.54
     36.00...........          2.5061        90.22
     36.50...........          2.4903        90.90
     37.00...........          2.4750        91.58
  37.3125.........             92.00             41.40          1.3561        50.60          92.00              92.00
  37.3125.........          2.4657        92.00
  37.50...........             92.25             41.40          1.3561        50.85          92.25              92.25
  38.00...........             92.93             41.40          1.3561        51.53          92.93              92.93
  38.50...........             93.61             41.40          1.3561        52.21          93.61              93.61
  39.00...........             94.29             41.40          1.3561        52.89          94.29              94.29
  39.50...........             94.97             41.40          1.3561        53.57          94.97              94.97
  40.00...........             95.64             41.40          1.3561        54.24          95.64              95.64
  40.50...........             96.32             41.40          1.3561        54.92          96.32              96.32
  41.00...........             97.00             41.40          1.3561        55.60          97.00              97.00
  41.50...........             97.68             41.40          1.3561        56.28          97.68              97.68
  42.00...........             98.36             41.40          1.3561        56.96          98.36              98.36
  37.50...........          2.4601        92.25
  38.00...........          2.4456        92.93
  38.50...........          2.4314        93.61
  39.00...........          2.4176        94.29
  39.50...........          2.4042        94.97
  40.00...........          2.3911        95.64
  40.50...........          2.3783        96.32
  41.00...........          2.3659        97.00
  41.50...........          2.3537        97.68
  42.00...........          2.3418        98.36

----
Assumptions:
(a) Determined based on the average final bid and ask quotations for M&I Common Stock for the ten consecutive trading days ending on the fifth calendar day prior to the Effective Time. The Valuation Period Market Values set forth in the chart have been included for representative purposes only. The Valuation Period Market Values set forth in the chart could be more than $42.00 or less than $32.00 per share.
(b) Mixed Elections will be given first priority.
(c) All Cash Elections and all Stock Elections will be apportioned on a pro rata basis. See "THE MERGER--Merger Consideration."
(1) The aggregate Merger Consideration equals 12,327,390 shares of M&I Common Stock and $376,335,605 cash.
(2) No oversubscriptions of either M&I Common Stock or cash.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is being furnished to shareholders of Security in connection with the solicitation of proxies by the Board of Directors of Security for use at the Special Meeting, including any adjournment or postponement of the Special Meeting. The Special Meeting will be held on Wednesday, July 9, 1997 at 10:00 a.m., Milwaukee time, at The Grand Milwaukee Hotel, Grand Ballroom East, 4747 South Howell Avenue, Milwaukee, Wisconsin.

PROPOSALS TO BE CONSIDERED

  The Special Meeting will be held (i) to consider and vote upon a proposal to approve the Merger Agreement, the Merger and the transactions contemplated thereby (the "Merger Proposal") and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE AND VOTING RIGHT

  Holders of Security Common Stock at the close of business on the Record Date, June 4, 1997, will be entitled to notice of and to vote at the Special Meeting. Each share of Security Common Stock is entitled to one vote on each proposal presented. As of the Record Date, there were 9,095,632 outstanding shares of Security Common Stock entitled to vote at the Special Meeting, of which 1,833,913 shares or approximately 20.2% were beneficially owned by Security directors, executive officers and their affiliates. Directors and executive officers of Security have indicated that they intend to vote their shares in favor of the Merger Agreement.

  Shares of Security Common Stock representing, as of the Record Date, a majority of the outstanding shares of Security Common Stock must be represented in person or by proxy at the Special Meeting for a quorum to be present. The affirmative vote of a majority of the outstanding shares of Security Common Stock as of the Record Date is required to approve the Merger Proposal. Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be treated as present for purposes of determining the presence of a quorum, but have the same effect as a vote against the Merger Proposal.

VOTING; REVOCATION OF PROXIES

  Shares of Security Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions in such proxy. Shares held in the account of a participant in Security's Employee Stock Ownership Plan ("ESOP") and in the Security 401(k) Plan ("401(k)") will be included on the proxy for those shares registered in the name of the trustee of the ESOP and 401(k) and will be voted by the trustee indicated in such proxy. The trustee of the ESOP and 401(k) will solicit voting instructions from participants in both plans. Any proxy may be revoked by the person giving it at any time prior to the voting of the proxy by giving written notice to the Secretary of Security, by properly executing and submitting a later-dated proxy, or by attending the meeting and voting in person. If a proxy is signed and returned without indicating any voting instructions, such proxy will be voted FOR the proposal to approve the Merger Agreement. If a proxy is signed and returned with a vote against the Merger Proposal, the shares represented by such proxy may not be voted in favor of an adjournment to the Special Meeting. If a participant in either Plan fails to provide timely directions as to how his allocated shares are to be voted or if there are shares held under either Plan which have not been allocated to any participant's account, such shares shall be voted by the trustee or other named fiduciary in its discretion.

  The Security Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described in this Proxy Statement-Prospectus. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote thereon in accordance with their best judgment.

SOLICITATION OF PROXIES

  The enclosed proxy is being solicited by the Board of Directors of Security for use in connection with the Special Meeting. Security will bear its own expenses in connection with the Special Meeting, except that each company agreed to pay one half of the costs incurred in connection with the printing and filing of this Proxy Statement-Prospectus and all Commission and other regulatory filing fees in connection with it and with the Merger. In addition to solicitation of proxies by mail, directors, officers and employees of Security may make solicitation of proxies for the Special Meeting either personally or by telephone, telegram or other forms of communication. Such directors, officers and employees will receive no special compensation for any solicitation.

  In addition, Security has retained Morrow & Company to assist in the solicitation of proxies and in the distribution of Merger Consideration election forms for a fee of $7,500 plus expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their customary charges and expenses.

  SECURITY SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER PROPOSAL IS APPROVED, AN ELECTION FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF SECURITY COMMON STOCK CERTIFICATES WILL BE MAILED TO EACH HOLDER OF SECURITY COMMON STOCK 30 DAYS BEFORE THE ANTICIPATED EFFECTIVE TIME.

                                  THE MERGER

  The following section of this Proxy Statement--Prospectus describes certain aspects of the Merger. This section does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement--Prospectus.

GENERAL

  M&I and Security have entered into the Merger Agreement which provides, after satisfaction or waiver of all conditions described therein, for the Merger of Security with and into M&I. The Merger will become effective at the Effective Time, which will occur as promptly as practicable following shareholder and regulatory approvals and the satisfaction or waiver of other conditions contained in the Merger Agreement, but in no event prior to the earlier of the completion of the conversion of Security Bank to M&I's data processing systems or October 1, 1997. The parties currently anticipate that the Merger will be completed on or about October 1, 1997. At the Effective Time, each issued and outstanding share of Security Common Stock will be converted into either: (i) approximately $41.40 in cash and approximately
1.3561 shares of M&I Common Stock, (ii) subject to the allocation procedures applicable to oversubscriptions for elections to receive M&I Common Stock described below, a number of shares of M&I Common Stock determined as described below, or (iii) subject to the allocation procedures applicable to oversubscriptions for elections to receive cash, an amount in cash (without interest) determined as described below. No fractional shares of M&I Common Stock will be issued to any Security shareholder. In lieu of fractional shares of M&I Common Stock, former holders of Security Common Stock will receive a cash payment upon surrender of their certificates representing Security Common Stock in connection with the Merger, based upon the product of the fractional share interest to which such holder would otherwise be entitled, multiplied by the average of the final bid and asked price for a share of M&I Common Stock as reported on the Nasdaq National Market on the five business days immediately preceding the Effective Time. Due to the fact that the Merger Consideration is composed of a fixed amount of M&I Common Stock and a fixed amount of cash, some elections to receive all cash or all M&I Common Stock may not be accommodated. See "THE MERGER--Election Procedures."

BACKGROUND OF THE MERGER

  The past several years have been a period of substantial and rapid change in the financial services industry characterized by increasing consolidation, intensifying competition and continued growth through acquisition by many of the larger domestic banking organizations. During this period the Boards of Directors of both M&I and Security have periodically reviewed their strategic alternatives and taken various steps to maintain and enhance their long-term competitive positions and profitability in the face of these changing regulatory and market conditions.

  Since the conversion of Security from a mutual institution to a stock institution in December 1993, several banks potentially interested in a business combination with Security have made preliminary contacts with the senior management of Security and Security's financial advisor, Baird. In November 1996, Security received an inquiry from an out-of-state financial institution, followed in early January 1997 by an informal proposal from an in-state financial institution, to pursue a business combination with Security.

  As a result of the inquiry and the informal proposal, at a meeting on January 22, 1997, the Security Board of Directors (including Joseph F. Schoendorf, Jr., Chairman of the Board, William G. Schuett, Sr., President and Chief Executive Officer, Robert A. Schaefer, Executive Vice President and Chief Operating Officer of Security) and Roger D. Kamin, Chief Financial Officer and Secretary of Security, met with Baird and discussed (i) the potential of a business combination involving Security, (ii) the nature of the informal proposal and inquiry and (iii) the process involved in pursuing a business combination. At this meeting, the Security Board of Directors requested that Messrs. Schoendorf, Jr., Schuett, Sr. and Schaefer and Baird obtain further information concerning the inquiry and other possible business combinations. During the weeks after this Board of Directors meeting, Messrs. Schoendorf, Jr., Schuett, Sr., and Schaefer, who are also members of the Security Board of Directors, met with Baird in order to (i) examine Security's strategic plans and a select group of banking organizations (including M&I) that were deemed likely to be interested in a business combination with Security and (ii) analyze the financial ability of the select group of banking organizations to enter into a business combination with Security.

  On February 5, 1997, Messrs. Schoendorf, Jr., Schuett, Sr. and Schaefer met with Baird and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), Security's outside legal counsel, and, among other matters, discussed the financial ability to complete a business combination, acquisition history and potential strategic fit with Security of a group of banking organizations located in and out of Security's market that would be contacted concerning a potential business combination with Security.

  During February 1997, Baird made contact with these potential business combination partners (including M&I) to make inquiries as to their interest in a business combination with Security. General discussions concerning a potential business combination with Security between Baird and Gordon H. Gunnlaugsson, Executive Vice President of M&I, continued throughout the first half of February 1997. On February 19, 1997, the Security Board of Directors met and reviewed in detail with Messrs. Schoendorf, Jr., Schuett, Sr., Schaefer and Kamin, Skadden, Arps and Baird (i) the discussions and contacts that had been made with banking organizations regarding a possible business combination (including discussions with M&I), (ii) the financial condition of such banking organizations and potential synergies that could be achieved in a business combination with Security, and (iii) the likelihood of such banking organizations consummating a business combination with Security. Following the discussion at the February 19 meeting, the Security Board of Directors authorized Messrs. Schoendorf, Jr., Schuett, Sr., Schaefer and Kamin and Baird to pursue discussions with M&I and other possible entities regarding a possible business combination with a view toward further consideration by the Security Board of Directors if a proposal with respect to such a transaction were developed.

  On February 28, 1997, a form of merger agreement was sent to M&I and certain other potential acquirors. Each of the potential acquirors was requested to provide Security with a proposal by the beginning of the week of March 11, 1997 for a potential business combination with Security using the form of merger agreement previously sent to them as a basis for such proposal.

  On March 3, 1997, Mr. James B. Wigdale, Chairman of the Board and Chief Executive Officer of M&I, and Mr. Gunnlaugsson met with Messrs. Schoendorf, Jr., Schuett, Sr., and Schaefer to discuss the financial condition of M&I and Security, the operating philosophies of each company and possible synergies that could be achieved in a business combination. M&I began its legal and financial due diligence the following day which continued through March 14, 1997. During the month of February 1997 until the first week of March 1997, certain other potential acquirors also conducted financial and legal due diligence on Security and met with Security's senior management in connection with their due diligence.

  Security began its legal and financial due diligence on M&I and certain other institutions the week of March 3, 1997 and continued through March 13, 1997. On March 8, 1997, Security and its outside legal counsel received proposed merger agreements from M&I and another potential acquiror, each without pricing information.

  On March 12, 1997, Security received a written proposal from M&I for a business combination with Security in which the Security shareholders would receive an aggregate of 12,049,722 shares of M&I Common Stock and $384.5 million in cash. Security did not receive on March 12, 1997 any other final proposals from other potential acquirors.

  At a meeting on March 12, 1997, the Security Board of Directors met to review the terms of the proposal from M&I, as well as the status of the discussions with other potential acquirors. At this meeting, Messrs. Schoendorf, Jr., Schuett, Sr., Schaefer and Kamin together with representatives of Baird and Skadden, Arps (i) reviewed in detail the M&I proposal and the terms of M&I's proposed merger agreement and (ii) discussed the likelihood of receiving a formal proposal from other potential business combination partners with a value to the holders of Security Common Stock greater than the M&I proposal. Based on the results of these discussions, the Security Board of Directors determined it was in the best interest of the holders of Security Common Stock to pursue the M&I proposal and authorized Messrs. Schoendorf, Jr., Schuett, Sr., Schaefer and Kamin and Skadden, Arps and Baird to continue discussions with M&I in order to finalize the terms of a merger agreement.

  Following the March 12 Security Board of Directors meeting, discussions related to finalizing the proposed merger agreement continued between M&I's and Security's respective legal counsel and Baird. In the afternoon of March 13, Messrs. Schoendorf, Jr., Schuett, Sr., Schaefer and Kamin and the Security Board of Directors met informally with Baird and Skadden, Arps to discuss and review the status of the negotiations with M&I and the terms of the proposed Merger Consideration of the M&I proposal.

  On March 14, senior management of M&I and Security, together with their respective legal counsel and financial advisors, finalized the terms of the Merger Agreement to be presented to the Security Board of Directors. In the final negotiations of the Merger Agreement, the aggregate cash was decreased and the initial exchange ratio was increased, thereby increasing the number of shares of M&I Common Stock included in the Merger Consideration and increasing the nominal value of the Merger Consideration by approximately $2 million (based on the closing stock price of M&I Common Stock on March 14, 1997 of $37.3125 per share). Pursuant to final Merger Agreement, holders of Security Common Stock would receive an aggregate of 12,327,390 shares of M&I Common Stock and $376.3 million in cash. On March 14, the Security Board of Directors held a meeting to discuss at length and review, with the assistance of Baird and Skadden, Arps, the Merger Agreement and the transactions contemplated thereby. At such meeting, the Security Board of Directors reviewed in detail with Skadden, Arps and senior management the terms of the Merger and the Merger Agreement and the resolution of the open issues discussed at the meetings on March 12 and March 13 as well as the fiduciary duties of the Security Board of Directors. Baird delivered to the Security Board of Directors its oral opinion (subsequently confirmed in writing) that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Security Common Stock (other than M&I and its affiliates). THE OPINION OF BAIRD IS ATTACHED HERETO AS APPENDIX C AND HOLDERS OF SECURITY COMMON STOCK ARE ENCOURAGED TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY. See "THE MERGER--Opinion of Financial Advisor to Security." Following the Security Board of Directors review and discussion of the definitive terms of the transaction, the opinion of Baird and numerous other relevant factors (described below in "THE MERGER--Reasons for the Merger; Security Board Recommendation"), the Security Board of Directors, by unanimous vote of all directors, authorized and approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement be submitted to a vote of Security's shareholders and that the Security Board of Directors recommend that such shareholders approve and adopt the Merger Agreement. The Merger Agreement was executed by both parties shortly thereafter.

REASONS FOR THE MERGER; SECURITY BOARD RECOMMENDATION

  In reaching its determination, the Security Board of Directors consulted with Skadden, Arps, Slate, Meagher & Flom LLP, Security's outside legal counsel, with respect to the legal duties of the Security Board of Directors, regulatory matters, tax matters and the Merger Agreement and issues related thereto. The Security Board of Directors also consulted with Baird, Security's financial advisor, with respect to the financial aspects and fairness of the Merger Consideration. The Security Board of Directors also consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed Merger. The Security Board of Directors considered a number of factors, without assigning any specific or relative weight to the consideration of such factors. The material factors considered were:

  (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Security and M&I, both individually and as combined. In particular, the Security Board of Directors focused on the strategic fit of the business lines and the operating philosophies of the two institutions, and the significant contribution of non-interest income and opportunity for growth provided by M&I's data processing and trust operations. M&I's non-interest income as a percentage of its average assets was significantly higher than that of a select group of comparable companies and Security (see "THE MERGER--Opinion of Financial Advisor to Security");

  (ii) The advantages of a combination with another Wisconsin-based institution, including the building of market share without undue market concentration concerns, enhanced exposure to commercial and consumer banking markets, and the opportunities for increased efficiencies and significant cost savings from a combination within the Wisconsin market resulting in increased profitability of the combined entity over time as opposed to a possible out-of-market business combination;

  (iii) The current and prospective economic and competitive environments facing Security and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company, and the growing costs associated with regulatory compliance in the banking industry;

  (iv) Security's dependence on earnings from retail banking, which have been subject to increasing margin pressure, and countervailing benefits associated with M&I's complementary strength in commercial banking and significant percentage of fee-based income not subject to such margin pressure;

  (v) The high costs of technology and new facilities required in order to grow deposits in light of the fact that deposit growth for Security and the banking industry in general has been difficult and such funding limitations would hamper Security's long-term asset growth;

  (vi) Security's concentration of first and second mortgages and the interest rate risk and prepayment risk associated therewith as compared to more diverse income generating assets and operations maintained by other banking institutions (including M&I);

  (vii) The belief that following the Merger, M&I would be well positioned to grow through possible future acquisitions or expansions while at the same time not being so large as to reduce its attractiveness as a possible acquisition candidate;

  (viii) The belief that the Merger would result in shareholders of Security receiving stock in a high quality combined company that should benefit shareholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets;

  (ix) The opinion by Baird that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Security Common Stock (other than M&I and its affiliates) (see "THE MERGER--Opinion of Financial Advisor to Security");

  (x) A comparison of the legal terms of the Merger Agreement and the other documents relating to the Merger to the terms customarily seen in similar transactions;

  (xi) The continuing influence of certain of Security's directors and executive management personnel in the combined institution and, in particular, the continuing influence of Security's management in retail banking; and

  (xii) The impact of the Merger on Security's employees in terms of working environment, career opportunities as well as layoffs that would likely result in a transaction with M&I, the impact on Security's depositors and customers in terms of the wider range of products and services that will be available from a strong and sound combined institution, and on the communities which Security serves in terms of the enhanced strength and accessibility of the combined Wisconsin franchise.

  The foregoing discussion of the information and factors considered by the Security Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Security Board of Directors. Throughout its deliberations, the Security Board of Directors received the advice of its outside legal counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the information and factors described above (including reliance on the opinion of Baird), the Security Board of Directors concluded that the Merger is fair to, and in the best interest of its shareholders. In reaching this conclusion, the Security Board of Directors did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the Security Board of Directors, be impractical. Rather, the Security Board of Directors viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the Security Board of Directors may have given different weight to different information and factors.

  FOR THE REASONS DESCRIBED ABOVE, THE SECURITY BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SECURITY'S SHAREHOLDERS. ACCORDINGLY, THE SECURITY BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF SECURITY VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  M&I. The M&I Board of Directors has determined that the Merger is desirable since it enhances M&I's market position in Wisconsin, creates the opportunity for significant cost savings, and is attractive from a financial viewpoint. M&I expects that after the Merger, it will have the largest market share in Wisconsin based on deposits (approximately 19.1%) and will also have the largest market share of deposits in the metro Milwaukee area (approximately 24.4%). Because of the significant market overlap of the operations of M&I and Security, M&I anticipates approximately $31.8 million in cost savings by 1999. In addition, the transaction is expected to have no significant impact on M&I's earnings in 1997, and to be accretive in 1998 and 1999. M&I expects earnings accretion of appproximately 3.8% in 1998 and 6.6% in 1999.

OPINION OF FINANCIAL ADVISOR TO SECURITY

  The Board of Directors of Security retained Baird to act as its financial advisor and to render its opinion as to whether or not the Merger Consideration is fair, from a financial point of view, to the holders of Security Common Stock (other than M&I and its affiliates). On March 14, 1997, Baird delivered its opinion to the Board of Directors of Security that, as of such date, the Merger Consideration was fair, from a financial point of view, to such holders.

  THE FULL TEXT OF BAIRD'S OPINION, DATED MARCH 14, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF SECURITY CAPITAL CORPORATION COMMON STOCK (OTHER THAN M&I AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SECURITY COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS APPENDIX C. HOLDERS OF SECURITY COMMON STOCK ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

  In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as deemed relevant under the circumstances. In that connection, Baird among other things: (i) reviewed certain internal information, primarily financial in nature, including projections concerning the business and operations of Security and M&I furnished to Baird for purposes of its analysis, as well as publicly available information including, but not limited to, Security's and M&I's recent filings with the Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the draft Merger Agreement in the form presented to the Security's Board of Directors; (iii) compared the historical market prices and trading activity of Security Common Stock and M&I Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Security and M&I with those of other publicly traded companies Baird deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combination transactions involving thrift institutions that Baird deemed relevant; and (vi) reviewed the potential pro forma effects of the Merger on M&I. Baird held discussions with members of Security's and M&I's respective senior management concerning Security's and M&I's historical and current financial condition and operating results, as well as the future prospects of Security and M&I, respectively. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring Security. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its opinion. The Merger Consideration was determined by Security and M&I in arm's-length negotiations. Security did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

  In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Security and M&I, and was not engaged to independently verify any such information. Baird assumed, with Security's consent, (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Security and M&I are as set forth in their respective financial statements, (ii) the Merger will be accounted for under the purchase method of accounting and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any amendment thereto or waiver by Security or M&I of any condition to their respective obligations. Baird has also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Security's and M&I's respective senior management as to future performance of Security and M&I, respectively. Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Security or M&I, nor did it make a physical inspection of the properties or facilities of Security or M&I. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which shares of the Security's or M&I's securities would trade following the date of such opinion.

  The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

  Analysis of Security Valuation Multiples. Baird reviewed the terms of the proposed Merger, including the form of the Merger Consideration, the proposed method of accounting, the closing price of M&I Common Stock as of March 14, 1997, and the resulting indicated value of the Merger per share of Security Common Stock. The proposed form of Merger Consideration permitted the opportunity for each holder of Security Common Stock to receive M&I Common Stock, cash, or a combination thereof, subject to the limitations described under "THE MERGER--Merger Consideration." The proposed method of accounting for the Merger was the purchase method. The indicated value for the Merger was $92 per share of Security Common Stock (the "Indicated Value"), based upon the closing price of M&I Common Stock on March 14, 1997. The Indicated Value was necessarily dependent on the price of M&I Common Stock at a specific time.

  Baird calculated multiples of the Indicated Value to Security's earnings per share ("EPS") (adjusted for the special assessment levied on all Savings Association Insurance Fund members to recapitalize the insurance fund (the "Special Assessment")) for the year ended December 31, 1996 ("Adjusted 1996 Earnings"), Security management's estimates of Security's 1997 EPS ("Projected 1997 Earnings") and Security's reported book value per share as of December 31, 1996 ("Book Value"). Baird also calculated the implied premium to deposits indicated by the Merger (defined as (i) Aggregate Consideration (as defined in the Merger Agreement) plus the value of outstanding options to purchase Security Common Stock, less Book Value (such amount being the "Adjusted Aggregate Consideration"), divided by (ii) total deposits as of December 31,
1996) and the implied premium to "core" deposits indicated by the Merger (defined as the Adjusted Aggregate Consideration divided by total deposits as of December 31, 1996 (excluding brokered deposits and jumbo certificates of deposit)). These calculations resulted in multiples of Indicated Value to EPS ("P/E Ratios") of 20.5x based on Adjusted 1996 Earnings and 15.2x based on Projected 1997 Earnings and a multiple of Indicated Value to Book Value of 1.582x. These calculations also resulted in an implied deposit premium of 15.2% and an implied core deposit premium of 19.6%.

  Analysis of Publicly Traded Companies Comparable to Security. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of March 13, 1997 for certain publicly traded companies which Baird deemed relevant. These companies included Advantage Bancorp, Inc., Anchor BanCorp Wisconsin, Inc., CitFed Bancorp, Inc., First Financial Corporation, FirstFederal Financial Services Corp., First Indiana Corporation, First Federal Capital Corp., Great Financial Corporation, Jefferson Savings Bancorp, Inc., MAF Bancorp, Inc., Peoples Heritage Financial Group, Inc., St. Paul Bancorp,

Inc., St. Francis Capital Corporation, Standard Financial, Inc. and Washington Federal, Inc. (the "Comparable Companies"). The data described below with respect to the Comparable Companies consists of the median data for such group as of the most recently reported period and are compared to Security Capital Corporation's Common Stock price (both based on closing prices as of March 13, 1997) and Security's financial and operating information, as reported, as of December 31, 1996.

  Baird noted that the ratios of the closing price of Security Common Stock to the latest twelve month ("LTM") earnings per share, "core" earnings per share (as defined by SNL Datasource, Inc. ("SNL Datasource") to exclude extraordinary items and the after-tax portion of gains on sale and nonrecurring items), projected 1997 earnings as estimated by Security senior management for Security and as derived from equity research analysts' reports as reported by I/B/E/S for Comparable Companies and stated book value per share were 23.2x, 18.0x, 14.0x and 1.453x, respectively, for Security and was 22.7x, 17.2x, 12.4x and 1.650x, respectively, for the Comparable Companies. The assets and equity reported for Security were approximately $3.66 billion and $568 million compared to approximately $2.65 billion and $218 million for the Comparable Companies. Baird also noted ratios of LTM earnings items to average assets for (i) net interest income of 3.55% for Security and 2.89% for the Comparable Companies, (ii) provisions for loan losses of 0.11% for Security and 0.06% for the Comparable Companies, (iii) other (non-interest) income of 0.38% for Security and 0.46% for the Comparable Companies, (iv) G&A expenses of 2.10% for Security and 2.12% for the Comparable Companies, (v) net income (i.e., return on average assets ("ROAA") of 0.99% for Security and 0.72% for the Comparable Companies) and (vi) ratio of LTM earnings to average equity ("ROAE") of 6.02% for Security and 8.81% for the Comparable Companies. Baird also noted LTM annual growth rates in assets, loans and deposits of 10.8%, 9.6% and 4.9% for Security and 16.1%, 9.6% and 8.9% for the Comparable Companies. Baird noted that these figures for the Comparable Companies included growth due to merger activity as well as internal growth. Baird noted capital-to-assets and tangible capital-to-assets ratios of 15.53% (for both measures) for Security and 8.42% and 7.57%, respectively, for the Comparable Companies. Baird also noted certain asset quality ratios including nonperforming assets and 90 days and greater delinquent assets as a ratio to total assets and reserves to loan value ratios of 0.11% and 1.47%, respectively, for Security and 0.52% and 0.82%, respectively, for the Comparable Companies.

  Discounted Dividend Analysis. Baird performed a discounted dividend analysis of Security on a stand alone basis using Security management's projections for the two and one-half years ending June 30, 1999, without taking into account any cost savings and synergies that may be realized following the Merger. In that analysis, Baird assumed terminal value multiples of 8.0x to 14.0x such projected earnings and discount rates of 14% to 16%. Such analysis produced implied values of Security Common Stock of $61.84 to $84.85. Baird also performed a discounted dividend analysis of Security assuming that the cost savings and synergies that M&I management estimates will be realized, beginning after the first year of such projections. Using the same terminal value multiples and discount rates, the analysis produced implied values of Security Common Stock of $74.53 to $97.54. The above analyses assumed maintenance of a six percent equity-to-asset ratio in determining the amount of dividend payouts. Baird noted that the discounted dividend analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

  Analysis of Selected Comparable Transactions. Baird reviewed certain information relating to four groups of transactions involving business combinations of thrift institutions announced from January 1, 1996 through March 6, 1997: (i) a group of 201 business combinations, representing all such announced transactions as reported by SNL Datasource (the "Total Group"); (ii) the 11 business combinations included in the Total Group with a total transaction value in excess of $500 million (the "Large Transaction Group");
(iii) the 44 business combinations included in the Total Group involving acquired thrifts with a capital-to-assets ratio in excess of 12.5% (the "High Ratio Group"); (iv) the eight business combinations with total transaction value in excess of $250 million included in the Total Group classified by SNL Datasource as "in-market" transactions (the "In-

Market Group"). The business combinations in the Large Transaction Group, the High Ratio Group and the In-Market Group are listed in the table below:

             ACQUIRER                                  TARGET
      Large Transaction Group
      -----------------------
      Washington Mutual, Inc.           Great Western Financial Corporation
          Summit Bancorp.                     Collective Bancorp Inc.
  Mercantile Bancorporation Inc.          Roosevelt Financial Group, Inc.
        ABN AMRO Holding NV            Standard Federal Bancorporation, Inc.
         HSBC Holdings Plc                    First FS&LA of Rochester
 MacAndrews & Forbes Holdings Inc.             Cal Fed Bancorp, Inc.
      Washington Mutual, Inc.                 Keystone Holdings, Inc.
    Union Planters Corporation                 Leader Financial Corp.
   Republic New York Corporation               Brooklyn Bancorp Inc.
      NationsBank Corporation                    CSF Holdings, Inc.
      First Union Corporation                Coral Gables Fedcorp, Inc.
         High Ratio Group
         ----------------
          MASSBANK Corp.                     Glendale Co-Operative Bank
          CFX Corporation                      Portsmouth Bank Shares
  Commercial Federal Corporation             Investors Federal Savings
        Mutual Savings Bank         First Federal Bancshares of Eau Claire, Inc.
      PennFirst Bancorp, Inc.                 Troy Hill Bancorp, Inc.
   Berkshire County Savings Bank           Great Barrington Savings Bank
       Peoples Bancorp, Inc.                Russell Federal Savings Bank
      Charter Financial, Inc                 Home Federal Savings Bank
    Northwest Savings Bank, MHC               Bridgeville Savings Bank
   Jefferson Savings Bancorp Inc                L&B Financial, Inc.
      First Union Corporation                Home Financial Corporation
      Western Ohio Financial             Seven Hills Financial Corporation
            Corporation
     Pinnacle Banc Group, Inc                 Financial Security Corp.
     Security Banc Corporation                 Third Financial Corp.
     ISB Financial Corporation                Jefferson Bancorp, Inc.
    Camco Financial Corporation         First Ashland Financial Corporation
    First Southern Bancorp Inc.           Lincoln Financial Bancorp, Inc.
   First Chicago NBD Corporation              Barrington Bancorp, Inc.
    One Valley Bancorp of West               CSB Financial Corporation
           Virginia, Inc.
     Capital Corp of the West          Town & Country Finance & Thrift, Inc.
 Standard Federal Bancorporation,                Bell Bancorp, Inc.
                Inc.
     Approved Financial Corp.        First Security Federal Savings Bank, Inc.
         MAF Bancorp, Inc.                       N.S. Bancorp, Inc.
    Great Financial Corporation                  LFS Bancorp, Inc.
     BancSecurity Corporation            Marshalltown Financial Corporation
     The Dime Savings Bank of                 Conestoga Bancorp, Inc.
           Williamsburgh
   First Alliance Bancorp, Inc.               Premier Bancshares Inc.
    D & N Financial Corporation             Macomb Federal Savings Bank
       Security First Corp.               First Kent Financial Corporation
   Regions Financial Corporation    First Federal Bank of Northwest Georgia FSB
 American National Bankshares Inc.              Mutual Savings Bank
        Fifth Third Bancorp              Kentucky Enterprise Bancorp, Inc.
   First Midwest Financial, Inc                  Iowa Bancorp, Inc
    United Carolina Bancshares            Seaboard Savings Bank, Inc. SSB
            Corporation

               ACQUIRER                                  TARGET
     High Ratio Group (Continued)
     ----------------------------
          Essex Bancorp Inc.                       Home Bancorp, Inc.
    Roosevelt Financial Group Inc.            Kirksville Bancshares, Inc.
         New Era Bancorp Inc.              St Francois County Financial Corp.
              FCNB Corp.                          Laurel Bancorp, Inc.
Independence Community Bank Corporation         Bay Ridge Bancorp, Inc.
      First Federal Capital Corp.              Rock Financial Corporation
    Roosevelt Financial Group Inc.                 WSB Bancorp, Inc.
         CitFed Bancorp, Inc.                   PSB Holdings Corporation
     Brittany Savings Corporation          United Savings & Loan Association
        First Union Corporation                Coral Gables Fedcorp Inc.
            In-Market Group
            ---------------
            Summit Bancorp.                        Collective Bancorp
        Sovereign Bancorp, Inc.                      Bankers Corp.
    Mercantile Bancorporation Inc.          Roosevelt Financial Group, Inc.
        First Union Corporation                  Center Financial Corp.
        First Union Corporation                Home Financial Corporation
      Union Planters Corporation                 Leader Financial Corp.
     Republic New York Corporation               Brooklyn Bancorp Inc.
        First Union Corporation                Coral Gables Fedcorp, Inc.

  Based on the closing market price of M&I Common Stock on March 14, 1997, Baird calculated that: (i) the ratio of Indicated Value to Security's Book Value equaled 158.2%, compared with high, median and low price-to-book ratios of 305.7%, 146.0% and 64.0% for the Total Group, 271.8%, 183.7% and 139.4% for
the Large Transaction Group, 194.6%, 127.3% and 104.3% for the High Ratio Group, and 230.4%, 166.4% and 106.0% for the In-Market Group; (ii) the ratio of Indicated Value to Security's tangible book value equaled 158.2%, compared with high, median and low price-to-tangible book ratios of 381.9%, 148.1% and 64.0% for the Total Group, 308.0%, 183.7% and 139.4% for the Large Transaction Group, 381.9%, 127.8% and 104.3% for the High Ratio Group, and 256.6%, 173.8%
and 106.0% for the In-Market Group; (iii) the multiple of Indicated Value to Adjusted 1996 Earnings of Security equaled 20.5x, compared with high, median and low P/E Ratios based on LTM earnings (adjusted for the Special Assessment, where applicable) of 65.5x, 17.4x and 7.7x for the Total Group, 35.2x, 14.2x and 11.4x for the Large Transaction Group, 65.5x, 21.9x and 11.3x for the High Ratio Group, and 17.3x, 14.7x and 13.1x for the In-Market Group; and (iv) the implied "core" deposit premium indicated by the Merger equaled 19.6%, compared with high, median, low premiums to "core" deposits of 34.2%, 6.4% and (1.9%) for the Total Group, 19.4%, 9.8% and 3.9% for the Large Transaction Group, 34.2%, 7.5% and 3.2% for the High Ratio Group, and 18.5%, 9.4% and 3.6% for the In-Market Group.

  Baird also compared the above ratios for the Large Transaction Group with the above ratios for Security, as adjusted after giving effect to the theoretical dividend (the "Theoretical Dividend") by Security sufficient to cause Security's capital-to-asset ratios to become equal to the median capital-to-assets ratio for the Large Transaction Group. After adjusting for the Theoretical Dividend, Baird calculated that: (i) the ratio of Indicated Value to Security's reported book value equaled 266.9%, compared with high, median and low price-to-book ratios of 271.8%, 183.7% and 139.4% for the Large Transaction Group; (ii) the ratio of Indicated Value to Security's tangible book value equaled 266.9% compared with high, median and low price-to-tangible book ratios of 308.0%, 183.7% and 139.4% for the Large Transaction Group;
(iii) the multiple of Indicated Value to Adjusted 1996 Earnings of Security equaled 20.0x, compared with high, median and low P/E Ratios based on LTM earnings (adjusted for the Special Assessment, where applicable) of 35.2x, 14.2x and 11.4x for the Large Transaction Group.

  Baird also analyzed the premiums represented by the Indicated Value over the market price of Security Common Stock as of March 14, 1997, and one month, three months and one year prior thereto, compared to the prices paid in the Large Transaction Group of comparable business combinations relative to the market value of the acquired company's equity one day, one month, three months, and one year prior to the announcement date of such transaction. Such analysis yielded premiums of 8.9%, 15.9%, 25.6% and 68.0% for Security, compared to median premiums of 12.6%, 27.4%, 28.0% and 59.3% for the Large Transaction Group.

  Analysis of M&I. In order to assess the relative public market valuation of the M&I Common Stock to be issued in the Merger, Baird (i) reviewed certain publicly available financial information as of the most recently reported period and stock market information as of March 13, 1997 for M&I and certain selected publicly traded companies which Baird deemed relevant and (ii) performed a discounted earnings analysis of M&I. Such comparable companies consisted of AmSouth Bancorporation, Bancorp Hawaii Inc., BanPonce Corporation, Compass Bancshares Inc., Crestar Financial Corporation, Central Fidelity Banks Inc., First American Corporation, First Empire State Corporation, Fifth Third Bancorp, First of America Bank Corporation, First Security Corporation, Firstar Corporation, First Tennessee National Corporation, Huntington Bancshares Incorporated, Mercantile Bancorporation Inc., Northern Trust Corporation, Old Kent Financial Corporation, Regions Financial Corporation, Signet Banking Corporation, Southern National Corporation, SouthTrust Corporation, Star Banc Corporation, Summit Bancorp, UnionBanCal Corporation, and Union Planters Corporation (the "M&I Comparable Companies"). The data described below with respect to the M&I Comparable Companies consists of median data for such group and are compared to M&I Common Stock price (both based on closing prices as of March 13, 1997) and M&I's financial and operating information as reported as of December 31, 1996.

  Baird noted that the ratios of the closing price of M&I Common Stock to LTM earnings per share, projected 1997 and projected 1998 earnings (as estimated by M&I senior management for M&I and as derived from equity research analysts' reports as reported by I/B/E/S for the M&I Comparable Companies), and stated book value were 18.3x, 15.4x, 14.2x and 2.767x, respectively, for M&I as compared to 15.8x, 13.5x, 12.0x and 2.262x for the M&I Comparable Companies. The assets and equity reported for M&I were approximately $14.8 billion and $1.26 billion compared to approximately $18.4 billion and $1.40 billion for the M&I Comparable Companies. Baird also noted ratios of LTM earnings items to average assets for (i) net interest income of 3.70% for M&I and 3.93% for the M&I Comparable Companies, (ii) provisions for loan losses of 0.11% for M&I and 0.32% for the M&I Comparable Companies, (iii) non-interest income of 3.58% for M&I and 1.48% for the M&I Comparable Companies, (iv) non-interest expense of 4.98% for M&I and 3.37% for the M&I Comparable Companies, (v) net income (or return on average assets ("ROAA")) of 1.49% for M&I and 1.18% for the M&I Comparable Companies and (vi) ratio of LTM earnings to average equity ("ROAE") of 15.88% for M&I and 15.50% for the M&I Comparable Companies. Baird also noted LTM growth in assets, loans and deposits of 10.6%, 5.5% and 6.5% for M&I and 6.1%, 7.5% and 6.3% for the M&I Comparable Companies. Baird noted capital-to-assets and tangible capital-to-assets ratios of 8.54% and 8.09%, respectively, for M&I and 7.88% and 7.18%, respectively, for the M&I Comparable Companies. Baird also noted certain asset quality ratios, including nonperforming assets to assets and reserves to nonperforming loan ratios of 0.46% and 251.5%, respectively, for M&I and 0.41% and 315.4%, respectively, for the M&I Comparable Companies. Baird also analyzed the contribution of M&I's data processing operation, M&I Data Services Division, to the public market valuation of M&I and noted that, after considering the effects of such contribution, the above pricing ratios were generally similar to the corresponding financial data for the M&I Comparable Companies.

  Baird performed a discounted earnings analysis of M&I on a stand-alone basis using M&I management's projections of future earnings for the two-year period ending December 31, 1998. Baird estimated terminal values for M&I using 7.6% to 9.6% perpetual growth rates for 1998 net income as projected by M&I senior management, and discount rates of 14% to 16%. Such analysis resulted in implied values of M&I Common Stock ranging from $25.03 to $45.34. Baird noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, dividend payout rates, terminal values and discount rates.

  Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. Using earnings estimates for Security (prepared by Security management) and M&I (prepared by M&I management), Baird compared M&I's earnings per share and book value on a stand alone basis to the earnings per share of common stock and book value of the combined companies on a pro forma basis. In conducting this analysis, Baird assumed that certain effects of the Merger would be realized as estimated by Security and M&I management, including cost savings, operating synergies, transaction and severance costs and tax effects resulting from the Merger. This analysis indicated that the Merger would be accretive to M&I's pro forma earnings per share in calendar years 1997 and 1998 and would be accretive to M&I's pro forma book value in both years.

  Stock Trading Analysis. Baird reviewed the historical trading prices and volume of Security Common Stock and M&I Common Stock on a daily basis from January 1, 1997 to March 13, 1997 and on a weekly basis from March 15, 1996 to March 10, 1997. Baird also compared the relative trading prices of the Security Common Stock and M&I Common Stock to the NASDAQ Bank Index over the previous three years.

  The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complete process and is not susceptible to partial analysis or a summary description. Baird believes that its analyses must be considered as a whole and that selecting portions of such analyses without considering all factors and analyses would create an incomplete view of the processes underlying its opinion. In its analyses, Baird relied upon numerous assumptions made by senior management of Security and M&I with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Security or M&I. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Security or M&I or to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Security, M&I and the Merger are being compared. Additionally, any estimates included in Baird's analyses do not purport to be appraisals and are not necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

  Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Security retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Security and M&I for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Northwestern Mutual Life Insurance Company, the parent company of Baird, beneficially owns approximately 8.97% of the outstanding shares of M&I Common Stock.

  Compensation. Pursuant to an engagement letter dated February 7, 1997 between Security and Baird, Baird has earned a retainer fee of $25,000 and a fee of $100,000 for the rendering of its written opinion dated March 14, 1997. In addition, Baird will receive a fee equal to one-half of one percent of the value of the total consideration payable in the Merger (including the value of option shares). Security has also agreed to reimburse Baird for its expenses of legal counsel. Security has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. Baird has provided certain investment banking and advisory services to Security and M&I from time to time, for which it has received customary compensation, including acting as managing underwriter of the initial public offering of Security Common Stock in 1993, acting as co-manager of public offerings of subordinated notes of M&I in 1993 and 1995 and acting as co-manager in the public offering of M&I Capital Trust A 7.65% Capital Securities in 1996.

MERGER CONSIDERATION

  The Merger Agreement provides that, at the Effective Time and subject to the election and allocation procedures provided for therein, each share of Security Common Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into, and become the right to receive, either: (i) approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock as described below (the "Mixed Consideration"); (ii) subject to the allocation procedures applicable to oversubscriptions for elections to receive M&I Common Stock, a number of shares of M&I Common Stock determined as described below (the "Stock Consideration"); or (iii) subject to the allocation procedures applicable to oversubscriptions for elections to receive cash, an amount in cash (without interest) determined as described below (the "Cash Consideration").

  The actual Stock Consideration and Cash Consideration will be determined based on a formula, set forth in the Merger Agreement, which takes into consideration: (i) the Valuation Period Market Value as reported on the Nasdaq National Market during the ten (10) consecutive trading-day period during which the shares of M&I Common Stock are traded on the Nasdaq National Market ending on the fifth calendar day immediately prior to the Effective Time (the "Valuation Period"); and (ii) the total number of shares of Security Common Stock issued and outstanding on the last day of the Valuation Period (the "Valuation Period Share Number"). A table is provided on page 13 and on Appendix B of this Proxy Statement-Prospectus which sets forth the amount of cash and M&I Common Stock to be issued in the Merger and the actual number of shares of M&I Common Stock to be issued in the Merger per share of Security Common Stock based upon various assumed Valuation Period Market Values and an assumed Valuation Period Share Number.

  Based on the closing price reported on the Nasdaq National Market of M&I Common Stock on March 14, 1997 of $37.3125 per share, (i) a holder of Security Common Stock electing to receive Mixed Consideration would receive approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock for a total value of $92 per share, (ii) a holder of Security Common Stock electing to receive Stock Consideration would receive approximately
2.4657 shares of M&I Common Stock per share of Security Common Stock for a value of $92 per share, and (iii) a holder of Security Common Stock electing to receive Cash Consideration would receive $92 per share of Security Common Stock.

  The Merger Agreement may be terminated by Security on the day preceding the anticipated Effective Time if: (a) the average of the daily closing price of a share of M&I Common Stock as reported on the Nasdaq National Market during the period of ten (10) trading days ending at the close of the third trading day immediately preceding the Effective Time (the "Company Average Price") is less than $30.875; and (b) the number obtained by dividing the Company Average Price by the average closing price of M&I Common Stock as reported on the Nasdaq National Market for the ten (10) trading days immediately preceding March 15, 1997 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting
 .15 from such quotient. The "Final Index Price" means the average of the "Final Prices" of a selected group of bank stocks as identified on Exhibit 9.1 to the Merger Agreement attached as Appendix A to this Proxy Statement-Prospectus (the "Index Group"), where the "Final Price" of any such company means the average of the daily closing sale prices of a share of such common stock of such company as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded during the period of ten (10) trading days ending at the close of the third trading day immediately preceding the Effective Time. The "Initial Index Price" means a weighted average of the per share closing prices of the common stock of the companies comprising the Index Group as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded for the ten (10) trading days immediately preceding March 15, 1997.

  Security's termination rights described above are subject to M&I's right to extinguish such termination election by agreeing to adjust upward the consideration payable to holders of Security Common Stock so that the conditions set forth in either (a) or (b), above, shall be deemed not to exist. The condition set forth in (a), above, shall be deemed not to exist if the Stock Amount is increased so that the Stock Amount (as increased) multiplied by the Valuation Period Market
Value is not less than $375,971,980. The condition set forth in (b), above, shall be deemed not to exist if the Stock Amount is increased in an amount so that if the Company Average Price (for purposes of (b), above) were equal to the Company Average Price (as previously calculated) plus the Adjustment
Amount (as defined below), the condition set forth in (b), above, would not exist. The Adjustment Amount shall equal (x) the product of the Company
Average Price (as previously calculated) and the number of shares by which the Stock Amount is increased, divided by (y) the Stock Amount (prior to such increase).

  As described below, and subject to the election and allocation procedures provided for in the Merger Agreement, the value of the Stock Consideration to be received for each share of Security Common Stock being converted into M&I Common Stock (basing the value of the Stock Consideration on the Valuation Period Market Value) and the Cash Consideration to be received for each share of Security Common Stock being converted into cash will be equal and will be calculated as follows:

  (i) Stock Consideration will equal a number of shares of M&I Common Stock equal to the "Average Per Share Consideration" divided by the Valuation Period Market Value, where the "Average Per Share Consideration" means the quotient of (a) the sum of $376,335,605 plus the product of 12,327,390 and the Valuation Period Market Value, divided by (b) the Valuation Period Share Number.

  (ii) Cash Consideration will equal cash equal to the Average Per Share Consideration.

  Under the Merger Agreement, the aggregate number of shares of M&I Common Stock to be issued in the Merger (the "Stock Amount") is equal to 12,327,390. Under the Merger Agreement, the aggregate cash payable by M&I to holders of Security Common Stock pursuant to the Merger is equal to $376,335,605 regardless of the Valuation Period Market Value and will vary only according to the total number of shares of Security Common Stock outstanding as of the Effective Time. The total consideration to be received by holders of Security Common Stock could vary, therefore, if the number of shares of Security Common Stock outstanding at the end of the Valuation Period and at the Effective Time differs from 9,090,232. This is not expected to happen, however, since under the terms of the Merger Agreement (i) Security is prohibited from issuing any shares of its Common Stock except pursuant to existing stock options, and (ii) Security has agreed, to the extent permitted by law, to repurchase shares of its Common Stock equal to the number of shares issued pursuant to stock options.

  BECAUSE THE AGGREGATE NUMBER OF SHARES OF M&I COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED UNDER THE ELECTION AND ALLOCATION PROCEDURES DESCRIBED HEREIN, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN HOLDER OF SECURITY COMMON STOCK WILL BE HONORED WITH RESPECT TO ANY OR ALL SHARES OF SECURITY COMMON STOCK HELD BY SUCH HOLDER. THUS, HOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION. SEE "THE MERGER--ELECTION PROCEDURES."

  Under the Merger Agreement, if between the date of the Merger Agreement and the Effective Time, either Security or M&I declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its Common Stock, or declares a dividend or makes a distribution on its Common Stock in any security convertible into its Common Stock, appropriate adjustment or adjustments will be made to the Per Share Stock Consideration (as defined below), per share Cash Consideration and the Stock Amount.

  ALTHOUGH THE STOCK CONSIDERATION WILL BE BASED ON THE AVERAGE MARKET PRICE OF M&I COMMON STOCK DURING THE VALUATION PERIOD (I.E., THE VALUATION PERIOD MARKET VALUE), THE MARKET PRICE OF M&I COMMON STOCK MAY FLUCTUATE AND, ON THE DATE OF RECEIPT OF SHARES OF M&I COMMON STOCK BY HOLDERS OF SECURITY COMMON STOCK, MAY BE MORE OR LESS THAN THE FINAL M&I STOCK PRICE. HOLDERS OF SECURITY COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET

QUOTATIONS FOR M&I COMMON STOCK AND SECURITY COMMON STOCK IN CONNECTION WITH VOTING THEIR SHARES AND MAKING ELECTIONS TO RECEIVE THE MIXED CONSIDERATION, STOCK CONSIDERATION OR CASH CONSIDERATION.

  No fractional shares of M&I Common Stock will be issued in the Merger. Instead, M&I will pay to each holder of Security Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of M&I Common Stock to which the holder of Security Common Stock would otherwise be entitled multiplied by the average of the final bid and asked price for a share of M&I Common Stock as reported on the Nasdaq National Market on the five (5) business days immediately preceding the Effective Time.

  The terms of the Merger were determined by M&I & Security on the basis of arm's-length negotiations. The pricing formula applicable to Security Common Stock was determined on the basis of arm's-length negotiations.

ELECTION PROCEDURES

  At least thirty days prior to the Effective Date (the "Mailing Date"), a bank or trust company that will be designated by M&I and Security (the "Exchange Agent") will send election forms (an "Election Form") and other appropriate and customary transmittal materials to each holder of record of Security Common Stock as of five business days prior to the Mailing Date. Each election form will allow the holder either (i) to elect to receive approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock in exchange for each share of such holder's Security Common Stock ("Mixed Election"); (ii) to elect to receive only shares of M&I Common Stock in exchange for each share of such holder's Security Common Stock ("Stock Election"); (iii) to elect to receive only cash in exchange for each share of such holder's Security Common Stock (the "Cash Election"); or (iv) to make no election ("No Election Shares"). If a holder of Security Common Stock does not submit to the Exchange Agent a properly completed election form prior to 5:00 p.m., New York City time, on the 25th day following the Mailing Date (the "Election Deadline"), such holder's shares of Security Common Stock will be treated by the Exchange Agent as No Election Shares.

  A FIXED NUMBER OF SHARES OF M&I COMMON STOCK WILL BE ISSUED AND A FIXED AMOUNT OF CASH PAID IN THE MERGER. ACCORDINGLY, THERE IS NO ASSURANCE THAT A HOLDER OF SECURITY COMMON STOCK WILL RECEIVE THE FORM OF CONSIDERATION THAT SUCH HOLDER ELECTS WITH RESPECT TO ANY OR ALL SHARES OF SECURITY COMMON STOCK HELD BY SUCH HOLDER UNLESS SUCH HOLDER ELECTS MIXED CONSIDERATION. IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION IN RESPECT TO SHARES OF SECURITY COMMON STOCK WHICH WOULD OTHERWISE RECEIVE EITHER THE STOCK CONSIDERATION OR THE CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING M&I COMMON STOCK AND CASH, DESCRIBED BELOW UNDER "--ALLOCATION," WILL BE FOLLOWED BY THE EXCHANGE AGENT.

  TO MAKE AN ELECTION, A HOLDER OF SECURITY COMMON STOCK MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY CERTIFICATES REPRESENTING ALL SHARES OF SECURITY COMMON STOCK COVERED THEREBY.

  A holder of Security Common Stock may revoke or change an Election Form that has been submitted to the Exchange Agent, but to be effective, such notice must actually be received by the Exchange Agent at or prior to the Election Deadline. In the event of a revocation of an Election Form, the Exchange Agent will, upon receiving a written request from the holder of Security Common Stock making such revocation, return the certificates of Security Common Stock submitted by such holder, and such holder shall be deemed as having made no election. The Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made, and any good faith decisions of the Exchange Agent shall be binding and conclusive.

  M&I will make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Security Common Stock between a date as of five business days prior to the Mailing Date and the close of business on the business day prior to the Election Deadline.

  Because the Election Deadline will occur prior to the end of the Valuation Period, the Valuation Period Market Value will not be determined by the time holders of Security Common Stock will be required to submit their Election Forms.

  In addition, in the event that Security elects to terminate the Merger Agreement and M&I does not elect to extinguish the election by agreeing to adjust upward the consideration payable to holders of Security Common Stock, the Exchange Agent will promptly return stock certificates representing shares of Security Common Stock submitted with the Election Forms. The Exchange Agent and M&I will use their commercially reasonable efforts to cooperate with Security and holders of Security Common Stock to facilitate return of certificates representing shares of Security Common Stock in the event of such termination, but return other than by registered mail will only be made at the expense, written direction and risk of holders of Security Common Stock, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

ALLOCATION

  Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon as practicable thereafter, M&I will cause the Exchange Agent to effect the allocation among the holders of Security Common Stock of rights to receive M&I Common Stock and/or cash in the Merger in accordance with the Election Forms as discussed below.

    (a) Each of the Mixed Election shares shall be converted into a right to receive approximately $41.40 in cash and approximately 1.3561 shares of M&I Common Stock.

    (b) If the number of shares of M&I Common Stock that would be issued upon conversion in the Merger of the Mixed Election shares and the Stock Election shares is less than the Stock Amount, then:

      (i) each of the Stock Election shares shall be converted into the right to receive a number of shares of M&I Common Stock equal to the "Per Share Stock Consideration," where the Per Share Stock
    Consideration means the Average Per Share Consideration divided by the Valuation Period Market Value;

      (ii) the Exchange Agent will select first from among the holders of No Election shares and then (if necessary) from among the Cash Election shares, a sufficient number of shares ("Stock Designated Shares"), by a pro rata selection process, such that the number of shares of M&I Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and each of the Stock Designated Shares will be converted into the right to receive a number of shares of M&I Common Stock equal to the Per Share Stock Consideration; and

      (iii) each of the No Election shares and the Cash Election shares which are not Stock Designated Shares will be converted into the right to receive cash equal to the Average Per Share Consideration.

    (c) If the number of shares of M&I Common Stock that would be issued in the Merger upon conversion of the Mixed Election shares and the Stock Election shares is greater than the Stock Amount, then:

      (i) each of the Cash Election shares and No Election shares will be converted into the right to receive cash equal to the Average Per Share Consideration;

      (ii) the Exchange Agent will select from among the Stock Election shares by a pro rata selection process a sufficient number of shares ("Cash Designated Shares") such that the number of shares of

    M&I Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and each of the Cash Designated Shares will be converted into the right to receive cash equal to the Average Per Share Consideration; and

      (iii) each of the Stock Election shares that are not Cash Designated Shares will be converted into the right to receive a number of shares of M&I Common Stock equal to the Per Share Stock Consideration.

  The pro rata process to be used by the Exchange Agent will consist of such equitable pro rata processes as will be mutually determined by M&I and Security, and as will be further described in the election forms. In the pro rata process, Security shall have the right to cause the Exchange Agent to allocate Stock Election shares to holders of Security Common Stock who have not exercised stock options at the request of Security.

  BECAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING CASH, M&I COMMON STOCK, OR BOTH CASH AND M&I COMMON STOCK WILL DIFFER, SECURITY COMMON SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION "--CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." IN ADDITION, BECAUSE THE STOCK CONSIDERATION AND THE MIXED CONSIDERATION CAN FLUCTUATE IN VALUE FROM THE DETERMINATION MADE DURING THE VALUATION PERIOD, THE ECONOMIC VALUE PER SHARE RECEIVED BY SECURITY COMMON SHAREHOLDERS WHO RECEIVE THE STOCK CONSIDERATION OR THE MIXED CONSIDERATION MAY, AS OF THE DATE OF RECEIPT BY THEM, BE MORE OR LESS THAN THE AMOUNT OF CASH CONSIDERATION PER SHARE RECEIVED BY SECURITY COMMON SHAREHOLDERS WHO RECEIVE CASH CONSIDERATION.

  The failure to timely submit a properly completed Election Form will result in a holder of Security Common Stock having no choice as to the receipt of M&I Common Stock or cash in the Merger. See "--Election Procedures."

EFFECTIVE TIME

  Security and M&I will cause the Merger to be consummated by filing Articles of Merger with the Department of Financial Institutions of the State of Wisconsin or such later time as specified in the Articles. The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the remaining conditions to M&I's and Security's obligations to effect the Merger, but in no event prior to the earlier of (i) as soon as practicable following the completion of the conversion of Security's bank offices to M&I's data processing systems, including any and all testing relating to such conversion, or (ii) October 1, 1997. The parties currently anticipate that the Merger will be completed on or about October 1, 1997, subject to receipt of shareholder and regulatory approvals.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; DIVIDENDS

  Conversion of Shares. The conversion of Security Common Stock into M&I Common Stock, the right to receive cash or the right to receive M&I Common Stock and cash will occur automatically at the Effective Time.

  Procedures for Exchange of Certificates. Election Forms and Letter of Transmittal forms with respect to Security Common Stock will be distributed to each holder of Security Common Stock who is a holder of record on the date which is five business days prior to the Mailing Date. Such Transmittal and Election Forms will contain instructions with respect to the surrender of certificates representing Security Common Stock to be exchanged for M&I Common Stock, cash or M&I Common Stock and cash. See "--Election Procedures."

  As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal form to each former holder of Security Common Stock who has not yet returned the Election Forms and share certificates.

  Neither M&I nor the Exchange Agent will be liable to any former shareholder of Security for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  HOLDERS OF SECURITY COMMON STOCK SHOULD NOT FORWARD SECURITY COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED AN ELECTION FORM. HOLDERS OF SECURITY COMMON STOCK SHOULD NOT RETURN COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  Dividends. No dividends or other distributions declared or made after the Effective Time with respect to M&I Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing Security Common Stock with respect to the shares of M&I Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such certificate surrenders the certificate. Subject to the effect of applicable laws, following surrender of any certificate, there will be paid to the holder of the certificates representing whole shares of M&I Common Stock issued in exchange, without interest, (i) promptly, the amount of any cash payable in lieu of a fractional share of M&I Common Stock and the amount of dividends or other distributions with record and payment dates after the Effective Time and before the date of such surrender with respect to whole shares of M&I Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of M&I Common Stock. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on the amounts payable.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties of each of M&I and Security (and in certain cases also relating to their respective subsidiaries) including, but not limited to:
(a) organization, regulatory registrations or authorizations and similar corporate matters; (b) capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (d) compliance with laws; (e) documents filed with the Commission, the Federal Reserve Board and other applicable securities or banking authorities and the accuracy of information contained therein; (f) no material pending or threatened litigation or governmental investigations or agreements except as otherwise disclosed in filings with the Commission; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, with respect to Security, certain matters relating to employment contracts, options and similar matters; (h) the accuracy of information supplied by each of M&I and Security in connection with the Registration Statement and this Proxy Statement-Prospectus; (i) good title to properties, free of liens; (j) with respect to Security only, the absence of certain environmental matters; (k) the absence of any burdensome contracts, agreements or restrictions; (l) certain tax matters; (m) with respect to Security only, certain insurance matters; (n) absence of certain material changes or events since December 31, 1996, including changes or events relating to the incurrence of a material adverse effect in the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of M&I and its subsidiaries, taken as a whole, or of Security and its subsidiaries, taken as a whole; (o) material contracts; (p) full disclosure with regard to all written information furnished pursuant to the Merger Agreement; (q) the opinion of financial advisor; and (r) with respect to Security only, the shareholder vote required to approve the Merger Agreement.

  The Merger Agreement also contains additional representations and warranties by Security to M&I that the Board of Directors of Security has taken all actions necessary to ensure that the restrictions of Sections 180.1130-32, 180.1134, 180.1140-44 and 180.1150 of the Wisconsin Business Corporation Law (the "WBCL") (relating to business combinations with interested shareholders and other potential restrictions on M&I's ability to consummate the Merger, generally discussed under "DESCRIPTION OF M&I CAPITAL STOCK--Certain Provisions of the Wisconsin Business Corporation Law") do not apply to the Merger.

  The representations and warranties of M&I and Security contained in the Merger Agreement are qualified by materiality standards contained in the Merger Agreement or by the disclosure schedules of M&I and Security delivered pursuant to the Merger Agreement.

CONDITIONS TO THE MERGER

  The Merger Agreement contains certain conditions to the obligations of M&I and Security to consummate the Merger. In addition to other customary closing conditions, the following conditions are contained in the Merger Agreement:
(a) the Merger shall have been approved by a majority of the holders of Security Common Stock; (b) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and M&I shall also have received all other federal and state securities permits and authorizations necessary to issue M&I Common Stock pursuant to the Merger Agreement; (c) the Merger shall have been approved by the Federal Reserve Board and DFI without the imposition of any condition that is materially burdensome to M&I and all conditions required to be satisfied prior to the Effective Time imposed by such approval shall have been satisfied and all waiting periods relating to such approval shall have expired; (d) there shall not be any injunction or restraining order or regulatory impediment preventing the consummation of the Merger; (e) there shall not be any pending material action, proceeding or investigation (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to limit the exercise of ownership rights by M&I of the business or assets of Security which in either case is reasonably likely to have a Material Adverse Effect on Security or M&I; (f) M&I's and Security's representations and warranties contained in the Merger Agreement shall be true and correct unless the failure to be true and correct would have a Material Adverse Effect on Security; (g) all agreements and covenants of each of M&I and Security required to be performed by it under the Merger Agreement shall have been performed by it in all material respects; (h) all consents, approvals, authorizations or orders required to be obtained in connection with the Merger by either M&I or Security shall have been obtained by it; and (i) the opinions of Godfrey & Kahn, S.C. and Skadden, Arps, Slate, Meagher & Flom LLP that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code shall be rendered substantially as described in the Merger Agreement.

  In addition to the mutual conditions discussed above, M&I's obligation to consummate the Merger is subject to the following additional conditions: (a) that M&I shall have received from KPMG Peat Marwick LLP a "comfort letter" with respect to Security's financial statements included or incorporated by reference in this Proxy Statement-Prospectus; and (b) that no governmental entity shall have taken any action, and no statute, rule or order shall have been enacted, entered, enforced or deemed applicable to the Merger by any governmental entity, which would be likely to have a Material Adverse Effect on Security or M&I, taken as a whole.

  In addition to the mutual conditions discussed above, Security's obligation to consummate the Merger is subject to the condition that the shares of M&I Common Stock to be issued in the Merger shall have been approved for listing, upon notice of issuance, on the Nasdaq National Market.

  The parties currently anticipate that the Merger will be completed on or about October 1, 1997, subject to receipt of shareholder and regulatory approvals. M&I has agreed to irrevocably waive certain of the conditions to its obligation to consummate the Merger in advance of the Effective Date in connection with Security's agreement to mail certain branch closing notices. These conditions are: (a) the breach by Security of any of its representations and warranties contained in the Merger Agreement; (b) the breach by Security of its agreements and covenants contained in the Merger Agreement from the date of the Merger Agreement to the date that M&I gives its waiver (the "Waiver Date"); (c) the breach by Security of its covenants and agreements contained in Section 4.1(a) through 4.1(e) of the Merger Agreement from the Waiver Date through the consummation of the Merger, except where such breach results in a Material Adverse Effect on Security or is the result of willful action on the part of Security; (d) the receipt of all consents, approvals, authorizations or orders required to be obtained in connection with the Merger (except shareholder and regulatory approvals); (e) the occurrence of any event which would have a Material Adverse Effect on Security. In addition, (a) M&I has waived the right to receive a "comfort letter" with respect to Security's financial statements, and (b) the condition that Godfrey & Kahn, S.C. issue an opinion, which is subject to certain assumptions, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, will be fulfilled by M&I receiving such an opinion on the Waiver Date.

TERMINATION; AMENDMENT AND WAIVER

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Security Common Stock at the Special Meeting: (a) by mutual consent of M&I and Security by a vote of a majority of the members of the entire Board of Directors; (b) by either M&I or Security (i) if there has been a breach in any material respect (except when any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of M&I or Security, respectively, or (ii) if any representation or warranty of M&I or Security, respectively, shall be discovered to have become untrue in any material respect (except when any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition or which breach by its nature, cannot be cured prior to closing and would cause such party to fail to meet its conditions to the Merger (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (c) by either M&I or Security if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (d) by either M&I or Security if the Merger shall not have been consummated on or prior to December 31, 1997, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; provided that if the Merger shall not have been consummated by December 31, 1997, as a result of proceedings of a governmental authority or litigation, then the date on which either M&I or Security may terminate the Merger Agreement shall be extended to the earlier of (i) the lapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (ii) April 30, 1998; or (e) by either M&I or Security if the Federal Reserve Board has denied approval of the Merger, and neither M&I nor Security has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law.

  The Merger Agreement may also be terminated by Security if both of the following conditions exist on the day preceding the anticipated Effective
Time: (a) the Company Average Price is less than $30.875 and (b) the number obtained by dividing the Company Average Price by $30.875 has declined by more than 15% relative to the decline in the market prices of a select group of bank stocks during the same period. The selected group of bank stocks is identified on Exhibit 9.1 to the Merger Agreement attached as Appendix A to this Proxy Statement-Prospectus.

  In the event of termination of the Merger Agreement by either M&I or Security, the Merger Agreement will become void and there will be no liability or obligation on the part of M&I or Security other than, (i) under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information and expenses, and other than any liabilities incurred or suffered by a party as a result of a willful breach of the Merger Agreement, and (ii) under certain circumstances with regard to the Termination Fee. See "THE MERGER--Termination Fee."

  Amendment and Waiver. Subject to applicable law, (i) the Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of M&I and Security (except that after the Merger Agreement is approved by the shareholders of Security, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Security Common Stock will be converted pursuant to the terms of the Merger Agreement at the Effective Time) and (ii) at any time prior to the Effective Time, the parties may extend the time for performance of the obligations of the other parties to the Merger Agreement, and waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto or may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

TERMINATION FEE

  As a condition and inducement to M&I's willingness to enter into and perform its obligations under the Merger Agreement, unless a "Nullifying Event" (as defined below) shall have occurred, Security has agreed to pay to M&I a fee of $30 million if the Merger Agreement is terminated in connection with certain events. The Termination Fee would generally become payable if (i) the Merger Agreement is terminated (regardless of whether such termination is by M&I or Security), (ii) prior to or concurrently with such termination a "Trigger Event" (as defined below) shall have occurred and (iii) prior to, concurrently with or within 18 months after such termination an "Acquisition Event" (as defined below) shall have occurred.

  In addition, in the event that (i) the Merger Agreement is terminated (regardless of whether such termination is by M&I or Security) and (ii) a Trigger Event has occurred, Security is required to pay to M&I its reasonable out-of-pocket expenses related to the transactions contemplated in the Merger Agreement, not to exceed $2,500,000.

  The Merger Agreement defines the term "Trigger Event" to mean the occurrence of any of the following events:

    (i) Security's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger or shall have withdrawn or modified in a manner adverse to M&I its approval or recommendation of the Merger Agreement or the Merger, or shall refuse to reaffirm its approval or recommendation upon M&I's reasonable request, or shall have resolved or publicly announced an intention to do any of the foregoing;

    (ii) Security or any Significant Subsidiary (as such term is defined in the Merger Agreement), or the Board of Directors of Security or a Significant Subsidiary, shall have recommended to the shareholders of Security any "Acquisition Proposal" (as defined below) or shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

    (iii) the Merger Agreement or the Merger shall not have been approved at the Special Meeting prior to termination of the Merger Agreement in accordance with its terms, if prior to such termination it shall have been publicly announced that any person shall have made, or disclosed an intention to make, an Acquisition Proposal;

    (iv) any person (together with its affiliates and associates) or group shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Security or any Significant Subsidiary; or

    (v) following the making of an Acquisition Proposal, Security shall have willfully breached any covenant or agreement contained in the Merger Agreement such that M&I would be entitled to terminate the Merger Agreement pursuant to Section 9.1(a)(ii) of the Merger Agreement (without regard to any grace period provided for therein), unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

  The Merger Agreement defines the term "Acquisition Proposal" to mean any (i) publicly announced proposal, (ii) regulatory application or notice, (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal or (v) amendment to any of the foregoing, made or filed on or after March 14, 1997, in each case with respect to any of the following transactions with a counterparty other than M&I: (A) a merger or consolidation, or any similar transaction, involving Security or any Significant Subsidiary (other than mergers, consolidations or any similar transactions involving solely Security and/or one or more wholly owned subsidiaries of Security and other than a merger or consolidation as to which the common shareholders of Security immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held or ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Security or any Significant Subsidiaries; or
(C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Security or any Significant Subsidiary.

  The Merger Agreement defines "Acquisition Event" to mean the consummation of any event described in clauses (A), (B) or (C) of the definition of Acquisition Proposal, except that the percentage referenced in clause (C) above shall be 50% instead of 20%.

  The Merger Agreement defines the term "Nullifying Event" to mean any of the following events occurring and continuing at a time when Security is not in material breach of any of its covenants or agreements contained in the Merger
Agreement: (i) M&I is in breach of any of its covenants or agreements contained in the Merger Agreement such that Security is entitled to terminate the Merger Agreement pursuant to Section 9.1(iii) of the Merger Agreement (without regard to any grace period provided for therein), or (ii) the Board of Directors of M&I shall have failed to approve or recommend the Merger or shall have withdrawn, modified or changed in any manner adverse to Security its approval or recommendation of the Merger Agreement or shall have resolved or publicly announced its intention to do any of the foregoing.

CONDUCT OF BUSINESS PENDING MERGER

  The Merger Agreement contains certain affirmative and negative covenants of M&I and Security. Pursuant to the Merger Agreement, each party has agreed promptly to notify the other of any impending or threatened occurrence of an event or condition which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate or cause either party to fail to comply with or satisfy any covenant, condition or agreement to be complied with under the Merger Agreement. In addition, Security has agreed that prior to the Effective Time, Security and each of its subsidiaries will (a) operate its business only in the ordinary course consistent with past practices; (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers; (c) use all reasonable efforts to maintain and keep its properties in good repair and condition ordinary wear and tear excepted; (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; and
(e) use all reasonable efforts to perform in all material respects all obligations to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business.

  Security has also agreed that prior to the Effective Time, neither Security nor any of its subsidiaries will (without the prior written consent of M&I), except as provided in the Merger Agreement: (a) (i) grant any salary increase or bonus increase to any employee with an employment contract, except pursuant to the terms of the contracts or preexisting formulas and subject to certain additional limitations, (ii) grant any general salary increases to employees as a class above certain prescribed limitations, (iii) effect any change in retirement benefits to any class of employees or any officer (unless such change is contractually required or otherwise required by law) which would increase retirement benefit liabilities, (iv) adopt, enter into, amend or modify any employee benefit plan to increase or accelerate obligations of Security or its subsidiaries thereunder, or (v) enter into or amend any employment, severance or similar agreements or arrangements with any employee, director or officer or otherwise change the employee-at-will status of any current employee; (b) declare or pay any dividend other than (i) regular quarterly cash dividends on Security Common Stock not in excess of $0.30 per share (provided that in the quarter that the Effective Time occurs, shareholders of Security will receive cash dividends only with respect to shares of Security Common Stock held or with respect to shares of M&I Common Stock received pursuant to the Merger Agreement, but not both) or (ii) dividends by a subsidiary of Security to Security; (c) redeem, purchase or otherwise acquire any shares of Security capital stock; (d) merge with or into any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (e) other than in the ordinary course of business and consistent with past practice, (i) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of the stock, of any corporation, bank or other business or (ii) liquidate, sell or dispose of, or encumber any assets or acquire any assets; (f) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution of such capital stock; (g) issue any shares of Security's capital stock other than (i) pursuant to outstanding employee stock options or (ii) pursuant to Security employee benefit plans; (h) propose or adopt any amendment to its articles of incorporation or by-laws in any way adverse to M&I; (i) purchase any shares of M&I Common Stock (except in a fiduciary capacity for the account of its customers); (j) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 1996; (k) change any lending, investment, liability management or other material policies concerning the business or operations of Security or any of its subsidiaries, including, without limitation, (i) the acquisition or sale of any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any derivative transaction, (ii) the sale, assignment, transfer, pledge, mortgage or encumbrance with respect to any of its assets with a value in excess of $100,000 individually, (iii) the making of any investment with an interest maturity of five years or more except in the ordinary course of business, (iv) the incurrence of any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except pursuant to existing credit agreements and other borrowing facilities filed as exhibits to Security's reports to the Commission and which are in the ordinary course of business consistent with past practice, or otherwise in an aggregate amount of $100,000 or less; (l) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices except which together amount to less than $200,000; (m) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000, net of any insurance proceeds or in any manner which would restrict in any material respect the operations or business of Security or any of its subsidiaries; and (n) take any action or failure to take any action which individually or in the aggregate can be expected to have a material adverse effect on Security and its subsidiaries, taken as a whole.

  Pursuant to the Merger Agreement, M&I has agreed that prior to the Effective Time, M&I will (a) maintain its corporate existence in good standing and maintain all books and records in accordance with generally accepted accounting principles and practices as utilized in M&I's financial statements applied on a consistent basis; and (b) conduct its business in a manner that does not violate any laws. M&I has also agreed that prior to the Effective Time, neither M&I nor any of the M&I subsidiaries will propose or adopt any amendments to its Articles of Incorporation or Bylaws in any way adverse to Security.

  M&I has also agreed that prior to the Effective Time, it will not (a) declare or pay any extraordinary dividend on or make any other extraordinary or special distribution in respect of its capital stock; (b) take any action to cause any of its representations or warranties to become untrue in any material respect; (c) take any action which would disqualify the Merger as a reorganization under Section 368 of the Code; (d) amend its Articles of Incorporation or Bylaws in a manner which would adversely affect the terms of the M&I Common Stock or the ability of M&I to consummate the Merger; and (e) enter into any agreement providing for any transaction in which the surviving company of such transaction would be prohibited from consummating the Merger in accordance with the terms of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that Security will not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or
(iii) provide third parties with any nonpublic information relating to any such inquiry or proposal. Security may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal, recommend or endorse any takeover proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any takeover proposal, if the Board of Directors of Security, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of its fiduciary duties.

  At the time the Merger Agreement was entered into, Security agreed to cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than M&I with respect to any of the foregoing. Security also agreed to take all actions necessary or advisable to inform its officers, directors, employees or agents of Security's obligations in this regard. Security has agreed to notify M&I immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Security. The term "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Security or any Seller Subsidiary (as defined in the Merger Agreement) or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Security or any Seller Subsidiary other than the transactions contemplated or permitted by the Merger Agreement.

DATA PROCESSING CONVERSION

  The Merger Agreement provides that M&I, at its own expense, shall use its reasonable efforts to complete the conversion of Security's bank offices to M&I's data processing systems, including any and all testing related to such conversion, as soon as practicable after March 14, 1997. M&I and Security agreed in the Merger Agreement to negotiate in good faith to enter into a data processing services contract with terms and conditions and costs to Security, that are no less favorable than Security's current data processing contracts. Under the Merger Agreement, the Merger cannot be consummated until the earlier of (i) the completion of the data processing conversion; or (ii) October 1, 1997.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Additional M&I Director. M&I and Security have an understanding that M&I will appoint one of the current Security directors to the M&I Board of Directors after the Effective Time. The Security director who will be appointed to the M&I Board of Directors is expected to be Mr. Robert A. Schaefer.

  M&I Dividend Policy. M&I has no present intention to change its existing dividend policy in connection with the Merger. Any M&I dividends are subject to declaration by M&I's Board of Directors and applicable governmental regulations and policies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Security's management and the Security Board of Directors may be deemed to have certain interests in the Merger which are in addition to their interests as shareholders of Security generally. The Security Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Options. Pursuant to the 1993 Incentive Stock Option Plan of Security, upon a change in control of Security, all outstanding unvested options and limited rights to acquire shares of Security Common Stock will become immediately exercisable in full. Consummation of the Merger will constitute a "change in control" for this purpose. Accordingly, the unvested employee stock options held by Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. will become fully vested as of the Effective Time under the terms of the stock option agreements evidencing such options. Currently, such executives have been granted options, which will not have vested by October 1, 1997, to purchase 38,000 shares of Security Common Stock, of which 1,000 shares with an exercise price of $41.50 would have vested on December 14, 1997, 28,000 shares with an exercise price of $25.00 would have vested on December 17, 1997 and 9,000 shares with an exercise price of between $41.50 and $59.25 would have vested in 1998 through 2001.

  Existing Employment Agreements. Security is a party to employment agreements with a term ending on December 31, 1997, with Messrs. Argue, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. Additionally, in the Merger Agreement, M&I has agreed that Security may reinstate an employment agreement with Mr. Gordon which will contain the same conditions as the employment agreements described in the previous sentence (amended as described below). These seven agreements will be referred to hereafter collectively as the "Existing Employment Agreements." Prior to taking into account the reductions described below, the Existing Employment Agreements provide that, in the event of termination of the executive's employment within twelve months following a "change in control" of Security, the executive would be entitled to receive (a) severance pay based on the average annual base salary and bonus over the previous five calendar years, multiplied by the time remaining to the end of the term of the Existing Employment Agreement, with a minimum value of 2.99 times Total Compensation (defined to include W-2 compensation plus deferrals) for the last calendar year, which minimum would be reduced, however, to the maximum amount necessary to avoid imposition of the 20% golden parachute excise tax, and (b) an additional retirement benefit (relevant for Messrs. Argue, Gordon and Schuett, Jr., who have not accumulated full service credit) calculated under Security's retirement plans, determined as if the executive was fully vested and had accumulated additional service credit until the end of the employment term on December 31, 1997 at a rate of Total Compensation equal to the executive's Total Compensation immediately preceding the date of termination. As described above, consummation of the Merger will constitute a "change in control" for purposes of the Existing Employment Agreements. In connection with the Merger, the parties have agreed (i) with the consent of the affected parties, that the multiple used to determine the severance payments for Messrs. Schuett, Sr., Schaefer and Schoendorf will be reduced from 2.99 to 1 and (ii) with the consent of all executives with Existing Employment Agreements, that the total amount paid pursuant to the Existing Employment Agreements, when added to the other "parachute payments" (within the meaning of Section 280G(b)(2)(A) of the Code) which result from the "change in control," will be reduced, if necessary, to avoid imposition of the 20% golden parachute excise tax. In the Merger Agreement, in consideration for the concessions agreed to by the executives, M&I has agreed to pay each of the executives, within 30 days following the Effective Time, the severance payments described in clause (a) above to which he is entitled (as reduced in the case of Messrs. Schuett, Sr., Schaefer and Schoendorf) even if his employment is not terminated. This will result in payments to Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. of approximately $765,000, $525,000, $665,000, $900,000, $415,000, $500,000, and $1,100,000, respectively.

  New Employment Arrangement. M&I has entered into an employment arrangement with Mr. Gordon whereby his base salary will continue to be $200,000 per year for the one-year period after the Effective Time of the Merger and his incentive opportunity will be $100,000 for such period. In consideration of future services to be performed after the Merger, Mr. Gordon will be granted approximately 10,000 shares of restricted stock in exchange for a payment of one dollar per share. These shares will vest fully upon the completion by Mr. Gordon of one year of service with M&I or upon a change in control of M&I, whichever occurs first.

  ESOP. The executive officers of Security are participants in the ESOP. The amendments being made to the ESOP in connection with the Merger and the estimated benefits to be received by executive officers pursuant to such amendments are described below under "--Effect on Employee Benefits and Stock Options."

  Rabbi Trusts. M&I has agreed that the rabbi trusts which fund Security's SERP and the Nonqualified Deferred Compensation Trust may be amended to provide that upon a change in control, an obligation will be triggered to (a) fund the trusts at a level equal to 110% and 100% of the accrued benefits, respectively, and (b) revalue the accrued benefits annually and deposit the amount necessary to maintain the funding of each trust at such level. Consummation of the Merger will constitute a change in control for purposes of the rabbi trusts.

  Deferred Compensation Plans. M&I has agreed, among other things, that the Deferred Compensation Plan for Officers, the Non-Employee Director Deferred Compensation Plan and any similar arrangements may be amended to provide (a) for the payment of that portion of a participant's benefits otherwise scheduled to be made in 1997 on the earlier of the payment date otherwise elected by the participant or the date which is one week prior to the scheduled Effective Time, (b) that no amendment (other than the amendments described in the Merger Agreement) may be made which would serve to accelerate the payment of benefits or decrease the rate of interest and (c) to provide that (i) participants will be given an election, with respect to the treatment of their stock accounts, which is the same as the election being given to shareholders of Security pursuant to the Merger Agreement, (ii) to the extent necessary to conform to a participant's election, any cash credited to the participant's account will be converted into additional shares of stock of M&I based on the trading price of said stock and (iii) any cash credited to the participant's account pursuant to a cash election will be credited thereafter with an interest rate equal to Moody's Average Corporate Bond Yield Index rather than the enhanced rate otherwise applicable under the plans.

  SERP. M&I has agreed that Security's Supplemental Executive Retirement Plan (the "SERP") (a) will continue in effect following the Effective Time for the benefit of the current participants therein and (b) may be amended to provide that (i) in addition to any existing restrictions on amendment and termination, the SERP may not be terminated or amended in any manner adverse to participants who are participants as of March 14, 1997, (ii) generally, a participant who retires at or after age 55 may elect to defer the commencement of benefits under the SERP until age 62 and (iii) in calculating benefits under the SERP, any benefit enhancements under Security's qualified pension plan after March 14, 1997 will be disregarded.

  Non-Employee Director Retirement Plan. M&I has agreed that the Non-Employee Director Retirement Plan may be amended to provide that (a) in addition to any existing restrictions on amendment and termination, the Non-Employee Director Plan may not be terminated or amended in any manner adverse to participants who are participants as of March 14, 1997, and (b) a participant who retires at or after age 55 may elect to defer the commencement of benefits under the Non-Employee Director Retirement Plan until age 62. In addition, the Non-Employee Director Retirement Plan will be amended (with the consent of participants given as of March 14, 1997) as described in clause (c) of the paragraph above entitled "Deferred Compensation Plans," except that cash credited to a participant's account will not thereafter be credited with interest.

  Annual Incentive Plan. Under the Annual Incentive Plan, participants are eligible to receive awards ranging from 25% to 75% of base compensation. M&I has agreed that the Annual Incentive Plan may be amended to provide that for fiscal 1997, participants will receive a target bonus payment (50% of base compensation), which payment is expected to be made in July, 1997, and for that portion of fiscal 1998 ending on the earlier of (a) a participant's termination of employment or (b) December 31, 1997, participants will receive a prorated portion of the target bonus payment based on the number of months which have elapsed during such period. Based on current earnings, the fiscal 1997 bonus payments would otherwise have equalled or exceeded the 50% target bonus based on earnings through March 14, 1997. The prorated fiscal 1998 bonus payments will be made on the earlier of a participant's termination of employment or December 31, 1997. The foregoing would result in payments to Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. of approximately $72,500, $93,750, $65,000, $280,000, $100,000, $50,000
and $337,500, respectively, for the fiscal 1997 target bonus payment and, assuming an October 1, 1997 termination date for all participants, approximately $18,125, $25,000, $16,250, $70,000, $25,000, $12,500, and
$84,375, respectively, for the prorated fiscal 1998 target bonus payment.

  Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that after the Effective Time, M&I will indemnify and hold harmless, to the fullest extent provided by law, any person who has, prior to the Effective Time, been a director, officer or employee of Security or its subsidiaries (each such person, an "Indemnified Party") against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, the "Actions"). In addition, in the event of any such Action, the Indemnified Parties may retain counsel satisfactory to them after consultation with the Company; provided that M&I has not (absent a conflict of interest) assumed the defense thereof, and provided that certain other limitations are met. M&I's obligations under this provision will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of a claim asserted or made within such period shall continue until the final disposition thereof. The Merger Agreement also provides that M&I will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause directors and officers of Security to be covered for a period of six years from the Effective Time by a directors' and officers' liability insurance policy equivalent to that maintained by Security, provided that M&I will not be required to expend more than 200% of the current amount expended by Security to procure such insurance.

EFFECT ON EMPLOYEE BENEFITS AND STOCK OPTIONS

  Employee Stock Options. At the Effective Time, all rights with respect to Security Common Stock pursuant to Security employee stock options which qualify as incentive stock options under Section 422 of the Code (individually, an "ISO" and jointly, "ISOs") that are outstanding at the Effective Time will be converted into and become rights with respect to M&I Common Stock. M&I will assume each Security ISO in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Security ISO assumed by M&I will be exercisable solely for shares of M&I Common Stock, (ii) the number of shares of M&I Common Stock subject to each Security ISO will be equal to the number of shares of Security Common Stock subject to such Security ISO immediately prior to the Effective Time multiplied by the "Exchange Ratio" implied in the Merger Agreement and (iii) the per share exercise price under each Security ISO will be adjusted by dividing the per share exercise price under such Security ISO by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Security ISO will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption will be undertaken in a manner that will not constitute a "modification" as defined in the Code as to any Security ISO. Nearly all holders of nonqualified options over Security Common Stock, to the extent they have not been exercised prior to the Effective Time, have agreed to exchange their options for cash at the Effective Time equal in amount to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for such option, times the number of shares covered by such option. Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. hold approximately 4,000, 17,952, 0, 194,000, 146,000, 28,000, and 240,000 non-
qualified stock options, respectively. All other executive officers and directors of Security as a group hold approximately 136,000 non-qualified options. The exercisability of such options prior to the Effective Time is limited pursuant to the Merger Agreement; provided, however, that Security may generally waive such restrictions with respect to no more than 500,000 shares of Security Common Stock.

  Certain executive officers currently hold the following number of Security ISOs which, if outstanding at the time of the Merger, will be converted into rights with respect to M&I Common Stock as described above. Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. hold 20,000, 27,048, 20,000, 20,000, 20,000, 20,000 and 20,000 vested and unvested
Security ISOs respectively.

  Generally. Except as described below under the headings "Severance Plan" and "Employee Loan Program" and above in the section entitled, "Interests of Certain Persons in the Merger," employees of Security who continue employment with M&I ("Affected Employees") will be integrated into the welfare and employee benefit plans of M&I as of January 1, 1998. Security's benefit plans will generally continue in force until December 31, 1997. Affected Employees will have their years of service with Security and its subsidiaries recognized for purposes of eligibility and vesting under M&I's qualified and nonqualified retirement, profit sharing or vacation plans or arrangements, and for purposes of eligibility under M&I's welfare benefit plans. The cost of retiree medical insurance for eligible Affected Employees will be borne by such Affected Employees. M&I will, in general, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to Affected Employees under any welfare benefit plans in which they are eligible to participate. The Merger will be deemed to constitute a "change in control" under all qualified and non-qualified plans and employment agreements of Security and its subsidiaries.

  Pension Plan and 401(k) Plan. Security's qualified pension plan will be frozen on December 31, 1997 with full vesting as of the Effective Time and may be terminated at the discretion of M&I. Accounts in the 401(k) plan of participants who are employed by Security or its subsidiaries at the Effective Time will be fully vested as of the Effective Time.

  ESOP. Generally, under the ESOP, shares are allocated based on a participant's compensation up to $160,000. In the Merger Agreement, M&I has agreed that (a) a pro rata contribution for 1997 will be made by Security to the ESOP on the day prior to the Effective Time, which contribution will give rise to an allocation to eligible participant accounts in proportion to their compensation, (b) the ESOP will terminate and all account balances will become fully vested and nonforfeitable as of the Effective Time, and (c) the assets remaining in the ESOP, after payment by the ESOP of any remaining indebtedness to Security, will be allocated among ESOP participants, generally based on their relative account balances in the ESOP. The specific method of allocation (including the treatment of allocations in excess of Internal Revenue Code limitations) may be adjusted if such adjustment is required in order to secure a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP upon its termination. Distributions to ESOP participants will be made as soon as practicable after the later to occur of the Effective Time and the receipt of said determination letter. Under clause (c) above, allocations will be made to Messrs. Argue, Gordon, Kamin, Schaefer, Schoendorf, Schuett, Jr. and Schuett, Sr. representing the equivalent of approximately 3,170, 2,780, 3,020, 3,170, 3,170, 2,830 and 3,050 shares of Security Common Stock respectively.

  Severance Plan. The Security Change in Control Severance Plan will govern terminations of employment which occur within two years following the Effective Time, except for employees with (a) Existing Employment Agreements (as discussed above in "Interests of Certain Persons in the Merger") or (b) other employment agreements with Security or its subsidiaries, unless the employee waives all rights to compensation, profit percentages, rights of first refusal and severance under such employment agreements. The plan provides severance pay and continued health and dental insurance for those currently covered for a defined period, the length of which is determined by the employee's job classification and years of service. In the case of an employee of Security or its subsidiaries whose employment is terminated between the eighteenth month following, and prior to the second anniversary of, the Effective Time, such employee's entitlement to severance pay and benefits will be reduced by two months for every one month which elapses from such eighteenth month anniversary to the date of termination, until the severance period is reduced to that contained in the M&I severance plan. Severance is payable only (a) if M&I terminates the employee from the employee's current position and does not offer the employee a position with comparable pay and benefits at a location no greater than 25 miles from the location where the employee was employed as of the Effective Time and (b) upon completion by the employee of a complete and permanent release from all claims arising from the employee's employment.

  Bonuses. In the Merger Agreement, M&I has agreed that bonuses for the employees of Security and its subsidiaries, other than those employees participating in Security's Annual Incentive Plan for fiscal 1997, will be paid pursuant to the terms of such bonus plans, or, in the absence of a plan, consistent with past practice of Security and its subsidiaries, except that any other bonus amounts which, in a manner consistent with past practice, have been accrued as of the end of fiscal 1997 may also be paid. All bonuses in respect of fiscal 1998 which, in a manner consistent with past practice, are accrued but unpaid as of the Effective Time will be paid promptly following the Effective Time. In addition, in light of the amendment to the employment agreements in which Messrs. Schuett, Sr., Schaefer and Schoendorf waived approximately two years of severance payments, the Board of Directors of Security established a bonus pool upon signing of the Merger Agreement of $2,400,000 for employees of Security (the "Bonus Pool"). The Bonus Pool will be used to (a) incent Security's employees to retain Security's customers, (b) incent Security's employees to attain net income targets, and (c) retain key Security employees during the period prior to the Effective Time. The Bonus Pool will be administered by a committee of Messrs. Dennis J. Kuester of M&I and Douglas S. Gordon and Robert A. Schaefer of Security, or such other Security employees as are reasonably acceptable to M&I.

  Employee Loan Program. In the Merger Agreement, M&I has agreed that each Affected Employee will have the ability to retain any loan provided to such employee under Security's Employee Loan Program until its maturity and under its existing terms and conditions. Any outstanding loan under the Employee Loan Program of any employee of Security or its subsidiaries whose employment is terminated following the Effective Time will be refinanced by M&I under its loan program, unless the employee's credit history does not meet M&I's standard loan criteria. The fact that the employee's employment has been severed will not be taken into account in determining whether the employee satisfies such criteria.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be treated as a purchase for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material U.S. federal income tax consequences of the Merger to a Security Common Shareholder. The discussion set forth below does not address all aspects of federal taxation and may not apply to a holder subject to special treatment under the Code, such as a holder that is a bank, an insurance company, a dealer in securities or foreign currencies, a tax-exempt organization or that acquired its Security Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this summary only applies to a Security Common Shareholder holding its Security Common Stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Code (a "Holder")). This discussion is based upon the Code, administrative pronouncements, judicial decisions and Treasury Regulations in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service (the "Service") regarding the tax consequences of the Merger, and, accordingly, there can be no assurance that the Service will agree with the discussion of the tax consequences of the Merger set forth below. In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

  EACH HOLDER OF SECURITY COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

  Consummation of the Merger is conditioned upon the receipt by M&I of the opinion of Godfrey & Kahn, S.C., counsel to M&I, and upon the receipt by Security of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Security, each dated the Effective Time, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the Effective Time, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The condition that such opinions be delivered can be waived. Security will resolicit proxies from Security Common Shareholders in the event that such opinions cannot be delivered at the Effective Time because the federal income tax consequences are materially different from those described. In rendering their opinions, counsel will require and rely upon, and assume the accuracy of, representations of M&I, Security, certain shareholders of Security and others. Such opinions are not binding on the Service and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger. Godfrey & Kahn, S.C. may deliver the opinion referred to above in advance of the Effective Time. See "THE MERGER--Conditions to the Merger."

  As discussed below, the U.S. federal income tax consequences of the Merger to a Holder will depend on whether the Holder exchanges its Security Common Stock for M&I Common Stock, cash or a combination thereof.

  Exchange Solely for M&I Common Stock. If, pursuant to the Merger, a Holder exchanges all of the shares of Security Common Stock actually owned by it solely for shares of M&I Common Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of M&I Common Stock (as discussed below). The aggregate adjusted tax basis of the shares of M&I Common Stock received in the exchange will be equal to the aggregate adjusted tax basis of the shares of Security Common Stock surrendered therefor (adjusted with respect to fractional shares), and the holding period of such M&I Common Stock will include the period during which such shares of Security Common Stock were held.

  Exchange Solely for Cash. In general, if, pursuant to the Merger, a Holder exchanges all of the shares of Security Common Stock actually owned by it solely for cash, such Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Security Common Stock surrendered, which gain or loss will be long-term capital gain or loss if the Holder's holding period with respect to the shares of Security Common Stock surrendered is more than one year. If, however, any such Holder constructively owns shares of Security Common Stock that are exchanged for shares of M&I Common Stock in the Merger or owns shares of M&I Common Stock actually or constructively after the Merger, the consequences to such Holder may be similar to the consequences described below under the heading "Exchange for M&I Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain.

  Exchange for M&I Common Stock and Cash. If, pursuant to the Merger, a Holder exchanges all of the shares of Security Common Stock actually owned by it for a combination of M&I Common Stock and cash, the Holder will generally recognize gain, but not loss, with respect to Security Common Stock surrendered in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of M&I Common Stock received over the adjusted tax basis) and (ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Holder's ratable share of Security's accumulated earnings and profits. See "Possible Treatment of Cash as a Dividend."

  The aggregate tax basis of M&I Common Stock received by a Holder that exchanges its shares of Security Common Stock for a combination of M&I Common Stock and cash pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of Security Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such M&I Common Stock will include the holding period of the shares of Security Common Stock surrendered therefor.

  Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the Holder's deemed percentage stock ownership of M&I. For purposes of this determination, the Holder is treated as if it first exchanged all of its shares of Security Common Stock solely for M&I Common Stock and then M&I immediately redeemed (the "deemed redemption") a portion of such M&I Common Stock in exchange for the cash the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the Holder, or (ii) not essentially equivalent to a dividend.

  The deemed redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed actual and constructive percentage stock ownership of M&I. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of M&I the Holder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of M&I the Holder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a Holder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the Holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

  Cash Received in Lieu of a Fractional Share. Based upon the current ruling position of the Service, cash received by a Security Common Stockholder in lieu of a fractional share of M&I Common Stock will be treated as received in exchange for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Security Common Stock allocable to such fractional interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Security Common Stock was more than one year.

  Bad Debt Reserve Recapture Due to Bank Merger. Under prior law, Security Bank accounted for bad debts using the reserve method under Section 593 of the Code. Recent amendments to the Code (the "Amendments") eliminated the reserve method under Section 593 effective for taxable years beginning after December 31, 1995. The Amendments require thrift institutions that are treated as large banks, such as Security Bank, to recapture their post-1987 bad debt reserves ratably over six taxable years. Security has already accrued the deferred tax liability attributable to the post-1987 bad debt reserve to be recaptured.

  Under the Amendments, whether any or all of Security Bank's pre-1988 bad debt reserve in the amount of $104.4 million would have to be recaptured as a result of the merger of Security Bank into M&I Marshall & Ilsley Bank (the "Bank Merger") has been left to be specified in Treasury regulations. Under the legislative history to the Amendments, such regulations are to provide that "if an institution with a pre-1988 reserve is merged or liquidated tax-free into a bank, the pre-1988 reserve should not be restored to income by reason of the merger or liquidation. Rather, the bank will inherit the pre-1988 reserve . . . of the former thrift institution, and Section 593(e) will apply to the bank as if it were a thrift institution." Although there can be no assurance as to the content or operation of such Treasury regulations or as to when such regulations might be issued, based on the legislative history to the Amendments, it appears that the Bank Merger should not trigger the recapture of Security Bank's pre-1988 reserve, and that, instead, M&I's bank subsidiary will succeed to such reserve. Nevertheless, in certain circumstances, the reserve could still be subject to future recapture, either in whole or in part.

RESALE OF M&I COMMON STOCK BY AFFILIATES

  The shares of M&I Common Stock to be issued to former shareholders of Security upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" (as such term is defined under the Securities Act) of Security. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Security. Accordingly, "affiliates" will generally include directors and executive officers of Security. Shares of M&I Common Stock received by those shareholders of Security deemed to be "affiliates" may not be sold without registration, except as permitted by Rules 145 and 144 under the Securities Act, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover resales of any M&I Common Stock received by "affiliates" of Security. Security has agreed to use reasonable efforts to cause each person identified as an affiliate of Security to enter into an agreement which provides that such affiliate will not transfer any M&I Common Stock received in the Merger except in compliance with the Securities Act.

NO APPRAISAL OR DISSENTERS' RIGHTS

  Under Section 180.1302(4) of the WBCL, subject to certain exceptions inapplicable to the Merger, holders of shares of a Wisconsin corporation quoted on the Nasdaq National Market on the record date fixed to determine shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Security Common Stock was quoted on the Nasdaq National Market as of the Record Date. Accordingly, holders of Security Common Stock have no appraisal or dissenters' rights with respect to the Merger.

                          CERTAIN RELATED TRANSACTIONS

DATA PROCESSING SERVICES AGREEMENT

  M&I Data Services and Security are planning to negotiate a Data Processing Services Agreement (the "Data Processing Agreement") pursuant to which M&I Data Services would perform certain data processing services for Security at M&I Data Services' then current standard published prices, subject to certain discounts, plus reimbursement of certain conversion and start-up charges including reasonable out-of-pocket expenses. It is anticipated that the Data Processing Agreement will have an initial term of six years, and on each anniversary would be renewed for an additional year absent advance notice to the contrary, thereby restoring the full term of the Data Processing Agreement to six years. M&I and Security believe that any such Data Processing Agreement would be the result of arms-length negotiations between the parties and would contain similar terms to agreements negotiated between M&I Data Services and unrelated parties.

TRUST SERVICES

  Marshall & Ilsley Trust Company, a wholly-owned subsidiary of M&I, provides certain trust services for Security's employee benefit plans. In 1996, Security paid Marshall & Ilsley Trust Company approximately $101,200 for these services. Marshall & Ilsley Trust Company will not have beneficial ownership of any of the shares of Security Common Stock held in Security's employee benefit plans as of the Record Date.

                       CERTAIN REGULATORY CONSIDERATIONS

  The Merger is subject to the approval of the Federal Reserve Board under Sections 3 and 4 of the BHCA and DFI under Wisconsin statutes. M&I filed the necessary applications with these regulatory authorities on April 1, 1997.

FEDERAL RESERVE BOARD APPROVAL

  Section 3 of the BHCA requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Community Reinvestment Act of 1978, as amended ("CRA"), also requires that the Federal Reserve Board, in deciding whether to approve the Merger, assess the record of performance of the bank subsidiaries of M&I and Security in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such bank subsidiaries. The Federal Reserve Board has also indicated that it will not approve a significant acquisition unless the resulting institution has adequate regulatory capital, taking into account, among other things, the nature of the business and operations and plans for expansion.

  Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must assess whether the performance of M&I's and Security's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public such as greater convenience, increased competition, or gains in efficiency, that outweigh any possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. This assessment also includes an evaluation of the financial and managerial resources of M&I and Security and the effect of the Merger on those resources.

  Pursuant to the BHCA, the Merger may not be consummated until the 30th day or, in the event that the Federal Reserve Board receives no adverse competitive comments from the Department of Justice, the 15th day following the date of Federal Reserve Board approval, during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of such an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

  M&I and Security believe that while divestitures will be required in one or more of the markets served by M&I and Security, antitrust concerns are not expected to preclude the consummation of the Merger. The Federal Reserve Board generally evaluates the possible anti-competitive effects of a bank merger or acquisition by measuring the effect of the merger or acquisition on market share concentration, utilizing branch deposits as the indicator of a bank's market share in a local geographic market (such as a metropolitan area or county). If the deposit market share data for a geographic market indicates that the overall concentration in that market is above a specified level and the merger or acquisition causes the concentration to increase by a specified amount, the Federal Reserve Board has in the past generally required the divestiture of certain banking operations, although there have also been occasions where mergers or acquisitions were approved notwithstanding the presence of combined market shares in excess of such specified levels. The Federal Reserve Board also evaluates other aspects of the possible anti-competitive effects of the merger or acquisition. Based on the treatment of prior mergers and acquisitions involving other parties, M&I anticipates that certain divestitures may be required by the Federal Reserve Board or the Department of Justice, and M&I has filed applications with the Federal Reserve Board proposing the divestiture of certain bank branches in the State of Wisconsin. At the present time, M&I management has preliminarily identified branches with total deposits of approximately $125 million as candidates for divestiture. There can be no assurance as to the location and amount of divestitures that will ultimately be required in connection with regulatory approval of the Merger. The Federal Reserve Board has in the past generally required that any divestitures be made or agreed to prior to the consummation of the merger with respect to which approval is sought.

DEPARTMENT OF FINANCIAL INSTITUTIONS APPROVAL

  Section 221.0901(6) of the Wisconsin Statutes requires DFI to consider the following factors in connection with its decision to approve or disapprove the
Merger: (i) given the financial and managerial resources and future prospects of M&I and Security, will the Merger be contrary to the best interests of the shareholders or customers of Security; (ii) will the Merger be detrimental to the safety and soundness of any subsidiary or affiliate of M&I or Security;
(iii) has M&I and its directors and executive officers established a record of sound performance, efficient management, financial responsibility and integrity such that the Merger will be in the best interests of the depositors, other customers, creditors or shareholders of M&I and Security; and (iv) has M&I received a rating of "needs to improve" or "substantial noncompliance" with the CRA. In addition to these requirements under Section
221.0901 of the Wisconsin Statutes, DFI may not approve the transaction if (i) after completion of the Merger, M&I will control 30% or more of the total amount of deposits of insured depository institutions in Wisconsin; or (ii) Security's bank subsidiary has been in existence for less than five years.

  M&I and Security believe that the Merger meets all of the criteria under which DFI must evaluate the transaction.

                              UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

  The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact on the historical financial position and results of operations of M&I from the proposed Merger with Security.

  In accordance with the Merger Agreement, each share of Security's Common Stock outstanding at the Effective Time will be converted in the Merger into the right to receive, at the election of the holder, M&I Common Stock, cash or some combination thereof provided that, the aggregate number of shares of M&I Common Stock that shall be issued in the Merger shall be equal to or nearly equal to 12,327,390 shares and the cash consideration shall be equal to $376,335,605. Based on the closing price of M&I stock on March 14, 1997 of $37.3125, the average per share consideration to Security shareholders was approximately $92.00 per share payable approximately 55% in M&I Common Stock and 45% in cash.

  The unaudited Pro Forma Condensed Financial Information reflects the Merger using the purchase method of accounting. See "THE MERGER-Accounting Treatment". The cash component of the purchase price is expected to be funded by the liquidation of investment securities held by Security as available for sale.

  The unaudited Pro Forma Condensed Balance Sheet assumes that the Merger was consummated on March 31, 1997. Certain amounts in Security's historical balance sheet as shown have been reclassified to conform to M&I's presentation. The unaudited Pro Forma Condensed Statements of Income assume that the Merger was consummated on January 1st of the indicated period and reflect the consolidation of the results of operations of M&I and Security for the three months ended March 31, 1997 and for the twelve months ended December 31, 1996, which is M&I's fiscal year end. Security's historical results of operations for the twelve months ended December 31, 1996, as shown in the unaudited Pro Forma Condensed Statement of Income have been restated to conform to M&I's fiscal year end.

  The unaudited Pro Forma Condensed Financial Information reflects the Merger based on preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

  The consummation of the Merger is dependent upon obtaining regulatory approvals, which may necessitate divestitures of certain bank branches. The ultimate composition of the divestitures has not been finalized, and accordingly no adjustment for divestitures has been included in the unaudited Pro Forma Condensed Financial Information. However, at the present time, M&I management has preliminarily identified seven branches with total deposits of approximately $125 million as candidates for divestiture. There can be no assurance, however, as to the amount of divestiture that will ultimately be required in connection with regulatory approval of the Merger.

  The combined company expects to achieve substantial merger benefits primarily in the area of operating cost savings. The unaudited pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of M&I and Security, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings to be realized.

  The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of M&I and Security included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The unaudited Pro Forma Condensed Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future results of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the period presented.

                       PRO FORMA CONDENSED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                              AT MARCH 31, 1997
                          -------------------------------------------------------------------------
                                                   M&I AND
                                                  SECURITY    PRO FORMA                  PRO FORMA
                              M&I      SECURITY   COMBINED   ADJUSTMENTS                 COMBINED
                          ----------- ---------- ----------- -----------                -----------
         ASSETS
Cash and cash
 equivalents............  $   848,225 $   31,107 $   879,332                            $   879,332
Trading securities and
 other short-term
 investments............       90,215        --       90,215                                 90,215
Investment securities:
 Available for sale.....    2,977,094    718,677   3,695,771  ($376,336)(1)(2)            3,319,435
 Held to maturity.......      812,122        --      812,122                                812,122
Loans and leases........    9,576,716  2,797,852  12,374,568                             12,374,568
Less: Allowance for loan
 losses.................      154,599     40,712     195,311                                195,311
                          ----------- ---------- -----------  ---------                 -----------
Net loans and leases....    9,422,117  2,757,140  12,179,257        --                   12,179,257
Premises and equipment,
 net....................      318,092     24,358     342,450    (10,000)(3)                 332,450
Intangibles.............       74,272      2,424      76,696    357,420 (1)(2)(3)(4)(5)     434,116
Other assets............      348,079    124,749     472,828      3,899 (4)                 476,727
                          ----------- ---------- -----------  ---------                 -----------
     Total Assets.......  $14,890,216 $3,658,455 $18,548,671  $ (25,017)                $18,523,654
                          =========== ========== ===========  =========                 ===========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits
 Noninterest bearing....  $ 2,261,330 $   28,065 $ 2,289,395                            $ 2,289,395
 Interest bearing.......    8,574,325  2,282,321  10,856,646                             10,856,646
                          ----------- ---------- -----------  ---------                 -----------
Total deposits..........   10,835,655  2,310,386  13,146,041        --                   13,146,041
Total borrowings........    2,406,614    679,670   3,086,284                              3,086,284
Accrued expenses and
 other liabilities......      367,776     90,243     458,019  $  93,173 (1)(5)              551,192
                          ----------- ---------- -----------  ---------                 -----------
     Total liabilities..   13,610,045  3,080,299  16,690,344     93,173                  16,783,517
Shareholders' equity
 Preferred stock........          685        --          685                                    685
 Common stock...........       99,494     10,810     110,304      1,518 (1)                 111,822
 Additional paid-in
  capital...............      209,855    260,550     470,405    187,088 (1)                 657,493
 Retained earnings......    1,246,450    402,010   1,648,460   (402,010)(1)               1,246,450
 Net unrealized gains
  on securities
  available for sale,
  net of tax............       11,043      6,420      17,463     (6,420)(1)                  11,043
 Less:
   Treasury stock, at
    cost................      286,186     81,181     367,367    (81,181)(1)                 286,186
   Unearned ESOP
    compensation........          --      14,187      14,187    (14,187)(1)                     --
   Other deferred
    compensation........        1,170      6,266       7,436     (6,266)(1)                   1,170
                          ----------- ---------- -----------  ---------                 -----------
     Total shareholders'
      equity............    1,280,171    578,156   1,858,327   (118,190)                  1,740,137
                          ----------- ---------- -----------  ---------                 -----------
     Total Liabilities
      and Shareholders'
      Equity............  $14,890,216 $3,658,455 $18,548,671  $ (25,017)                $18,523,654
                          =========== ========== ===========  =========                 ===========

      See Notes to the Unaudited Pro Forma Condensed Financial Information

                    PRO FORMA CONDENSED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                              FOR THE THREE MONTHS ENDED MARCH 31, 1997
                           -----------------------------------------------------
                                             M&I AND
                                             SECURITY  PRO FORMA       PRO FORMA
                             M&I    SECURITY COMBINED ADJUSTMENTS      COMBINED
                           -------- -------- -------- -----------      ---------
INTEREST INCOME
 Loans and leases........  $194,946 $56,560  $251,506                  $251,506
 Investment securities...    60,099  11,720    71,819   ($6,496)(7)(8)   65,323
 Trading securities and
  other short-term in-
  vestments..............     2,878     --      2,878                     2,878
                           -------- -------  --------   -------        --------
   Total interest in-
    come.................   257,923  68,280   326,203    (6,496)        319,707
INTEREST EXPENSE
 Deposits................    94,309  26,719   121,028                   121,028
 Borrowings..............    33,972   9,559    43,531                    43,531
                           -------- -------  --------   -------        --------
   Total interest ex-
    pense................   128,281  36,278   164,559       --          164,559
                           -------- -------  --------   -------        --------
Net interest income......   129,642  32,002   161,644    (6,496)        155,148
Provision for loan loss-
 es......................     4,311     --      4,311                     4,311
                           -------- -------  --------   -------        --------
Net interest income after
 provision for losses....   125,331  32,002   157,333    (6,496)        150,837
OTHER INCOME
 Data processing servic-
  es.....................    80,140     --     80,140                    80,140
 Trust services..........    18,931     --     18,931                    18,931
 Securities gains (loss-
  es)....................       803     --        803                       803
 Other, net..............    37,721   5,840    43,561                    43,561
                           -------- -------  --------   -------        --------
   Total other income....   137,595   5,840   143,435       --          143,435
OTHER EXPENSE
 Salaries and employee
  benefits...............   105,382   9,520   114,902                   114,902
 Net occupancy...........    10,130   1,321    11,451                    11,451
 Equipment...............    20,864     650    21,514                    21,514
 Payments to regulatory
  agencies...............       601     372       973                       973
 Amortization............     3,014     194     3,208     4,793 (9)       8,001
 Other...................    40,776   5,627    46,403                    46,403
                           -------- -------  --------   -------        --------
   Total other expense...   180,767  17,684   198,451     4,793         203,244
                           -------- -------  --------   -------        --------
Income before income tax-
 es......................    82,159  20,158   102,317   (11,289)         91,028
Provision for income tax-
 es......................    27,360   6,634    33,994    (3,411)(10)     30,583
                           -------- -------  --------   -------        --------
Net income...............  $ 54,799 $13,524  $ 68,323   ($7,878)       $ 60,445
                           ======== =======  ========   =======        ========
NET INCOME PER COMMON
 SHARE (11):
 Primary.................  $   0.57 $  1.45                            $   0.55
 Fully diluted...........      0.56    1.45                                0.55

      See Notes to the Unaudited Pro Forma Condensed Financial Information

                    PRO FORMA CONDENSED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                          ----------------------------------------------------------
                                              M&I AND
                                              SECURITY   PRO FORMA        PRO FORMA
                            M&I    SECURITY   COMBINED  ADJUSTMENTS        COMBINED
                          -------- --------  ---------- -----------       ----------
INTEREST INCOME
 Loans and leases.......  $758,955 $211,259  $  970,214                   $  970,214
 Investment securi-
  ties..................   202,255   44,546     246,801  ($25,984)(7)(8)     220,817
 Trading securities and
  other short-term in-
  vestments.............    10,226      --       10,226                       10,226
                          -------- --------  ----------  --------         ----------
   Total interest in-
    come................   971,436  255,805   1,227,241   (25,984)         1,201,257
INTEREST EXPENSE
 Deposits...............   360,838  104,025     464,863                      464,863
 Borrowings.............   104,879   30,236     135,115                      135,115
                          -------- --------  ----------  --------         ----------
   Total interest ex-
    pense...............   465,717  134,261     599,978                      599,978
                          -------- --------  ----------  --------         ----------
Net interest income.....   505,719  121,544     627,263   (25,984)           601,279
Provision for loan loss-
 es.....................    15,194    3,866      19,060                       19,060
                          -------- --------  ----------  --------         ----------
Net interest income af-
 ter provision for loan
 losses.................   490,525  117,678     608,203   (25,984)           582,219
OTHER INCOME
 Data processing serv-
  ices..................   268,526      --      268,526                      268,526
 Trust services.........    70,190      --       70,190                       70,190
 Net securities gains
  (losses)..............    14,876       (9)     14,867                       14,867
 Other, net.............   149,728   21,930     171,658                      171,658
                          -------- --------  ----------  --------         ----------
   Total other income...   503,320   21,921     525,241                      525,241
OTHER EXPENSE
 Salaries and employee
  benefits..............   382,430   36,544     418,974                      418,974
 Net occupancy..........    39,215    5,061      44,276                       44,276
 Equipment..............    77,250    2,651      79,901                       79,901
 Payments to regulatory
  agencies..............     4,791   17,012      21,803                       21,803
 Amortization...........    11,121      201      11,322    19,172 (9)         30,494
 Other..................   165,897   26,873     192,770                      192,770
                          -------- --------  ----------  --------         ----------
   Total other expense..   680,704   88,342     769,046    19,172            788,218
                          -------- --------  ----------  --------         ----------
Income before income
 taxes..................   313,141   51,257     364,398   (45,156)           319,242
Provision for income
 taxes..................   109,711   17,307     127,018   (13,644)(10)       113,374
                          -------- --------  ----------  --------         ----------
Net income..............  $203,430 $ 33,950  $  237,380  ($31,512)        $  205,868
                          ======== ========  ==========  ========         ==========
Net Income Per Common
 Share (11):
 Primary................  $   2.07 $   3.63                               $     1.85
 Fully diluted..........      2.02     3.60                                     1.82

      See Notes to the Unaudited Pro Forma Condensed Financial Information

                        NOTES TO THE UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

          (DOLLARS IN THOUSANDS, SHARES AND PER SHARE AMOUNTS ACTUALS)

  The unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the date of consummation of the Merger and, therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

  A summary of the purchase accounting adjustments to record the Merger used in preparation of the unaudited Pro Forma Condensed Balance Sheet is as follows:

                              INCREASE (DECREASE)

-------------------------------------------------------------------------------
            INVESTMENT   PREMISES                       ACCRUED
ADJUSTMENT  SECURITIES     AND                         EXPENSES
REFERENCE   AVAILABLE   EQUIPMENT,             OTHER   AND OTHER  SHAREHOLDERS'
  NUMBER     FOR SALE      NET     INTANGIBLES ASSETS LIABILITIES    EQUITY
----------  ----------  ---------- ----------- ------ ----------- -------------
  (1)(2)    ($376,336)        --    $243,959      --   ($14,187)    ($118,190)
   (3)            --      (10,000)    10,000      --        --            --
   (4)            --          --      (3,899)   3,899       --            --
   (5)            --          --     107,360      --    107,360           --
            ---------    --------   --------   ------  --------     ---------
            ($376,336)   ($10,000)  $357,420   $3,899  $ 93,173     ($118,190)
            =========    ========   ========   ======  ========     =========

  THE PURCHASE ACCOUNTING ADJUSTMENTS TO RECORD THE MERGER USED IN THE PREPARATION OF THE UNAUDITED PRO FORMA CONDENSED BALANCE SHEET ARE:

                                                         MARCH 31, 1997
                                                      ----------------------
(1)Security Capital Corporation at:
    Common Stock issued.............................. 10,810,000
    Treasury stock to be canceled.................... (1,607,068)
    Restricted stock unawarded to be canceled........   (112,700)
                                                      ----------
  Security Common Stock outstanding as adjusted(a)...              9,090,232(a)
  Implied Exchange Ratio.............................                 1.3561
                                                                  ----------
  M&I Common Stock to be issued......................             12,327,390
  M&I Common Stock price.............................             $  37.3125
                                                                  ----------
  Assumed M&I Common Stock consideration.............      55.00% $  459,966
  Cash Consideration.................................      45.00%    376,336
                                                      ----------  ----------
  Assumed total consideration........................     100.00% $  836,302
  Historical net assets acquired:
   Total stockholders' equity                         $  578,156
   Assumed payout of ESOP note payable...............     14,187
   Accrue payout of nonqualified stock options.......    (35,368)
                                                      ----------
  Assumed historical net assets acquired(b)..........                556,975(b)
                                                                  ----------
  Assumed premium to allocate........................             $  279,327
                                                                  ==========
  Adjustments to fair value of net assets acquired:
   Premises and equipment............................             $  (10,000)
   Other liabilities.................................                (48,413)
   Deferred income taxes.............................                (19,680)
   Intangibles.......................................                357,420
                                                                  ----------
  Assumed adjustments to fair value of net assets
   acquired..........................................             $  279,327
                                                                  ==========

                       NOTES TO THE UNAUDITED PRO FORMA
                 CONDENSED FINANCIAL INFORMATION--(CONTINUED)

  --------
    (a) The number of shares of Security's Common Stock to be exchanged will be those outstanding on the last day of the Valuation Period. The number of Security's shares outstanding on the indicated date, as adjusted, has been used in the pro forma computations.

    (b) The historical net assets acquired will be determined at the Effective Time. The historical net assets, as adjusted, for Security as of the indicated date has been used in the pro forma computations.

(2) The unaudited Pro Forma Condensed Financial Information assumes the funding of the cash component of the consideration is provided by the liquidation of investment securities available for sale.

(3) Reflects the preliminary estimate of writedowns associated with duplicate facilities, equipment and leasehold interests to be disposed of.

(4) Represents the estimated net tax asset associated with adjustments to fair value of net assets acquired and the accrued payout for nonqualified stock options assuming an income tax rate of 40%.

(5) Reflects the preliminary estimates of legal, accounting and investment bankers' fees associated with the Merger, costs to convert Security's processing systems to M&I systems, severance benefits associated with the elimination of duplicate employment positions at Security, incentive stock option plans which will roll into M&I and the accrued payout for nonqualified stock options.

(6) Represents preliminary estimates of identifiable intangibles (mortgage servicing rights and core deposit premiums) and goodwill. Since the final determination of adjustments to assets and liabilities will be made based upon the fair values as of the Effective Time and after appraisals and evaluations are complete, the final amounts will differ from the estimates provided herein.

  THE PURCHASE ACCOUNTING ADJUSTMENTS TO RECORD THE MERGER USED IN THE PREPARATION OF THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME ARE SUMMARIZED BELOW:

                                                 THREE MONTHS    TWELVE MONTHS
                                                    ENDED            ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1996
                                                -------------- -----------------
(7) Reflects the estimated reduction in
    interest income from investment
    securities liquidated to fund the cash
    component of the Merger consideration
    assuming an interest rate of 6.25%....         $(5,880)        $(23,520)
(8) Reflects the estimated amortization of
    the premium related to investment
    securities assumed to be retained on a
    straight-line basis over the estimated
    maturities of the affected securities
    using an estimated weighted average
    life of 3.6 years.....................            (616)          (2,464)
                                                   -------         --------
  Estimated total impact on interest in-
   come...................................         $(6,496)        $(25,984)
                                                   =======         ========
(9) Reflects the amortization on a
    straight-line basis of identifiable
    intangibles and goodwill assuming the
    following estimated lives (in years):
    Mortgage servicing rights.............   10
    Core deposit premium..................   10
    Goodwill..............................   25    $ 4,793         $ 19,172
                                                   =======         ========

(10) Income tax expense on pro forma adjustments is reflected using a 40% tax rate.

(11) The pro forma earnings per share include the effect of the adjustments described above, the issuance of 12,327,390 shares of M&I Common Stock and the common stock equivalents associated with incentive stock option plans which will roll into M&I and are assumed to be outstanding throughout the periods presented.

                       DESCRIPTION OF M&I CAPITAL STOCK

IN GENERAL

  The authorized capital stock of M&I currently consists of 160,000,000 shares of M&I Common Stock, $1.00 par value, and 5,000,000 shares of Preferred Stock, $1.00 par value (the "M&I Preferred Stock"), of which 2,000,000 shares have been designated by the M&I Board of Directors as Series A Convertible Preferred Stock, $1.00 par value (the "M&I Series A Preferred Stock"). As of April 30, 1997, 88,639,389 shares of M&I Common Stock were outstanding and 685,314 shares of M&I Series A Preferred Stock were outstanding. The M&I Common Stock is quoted on the Nasdaq National Market. The M&I Series A Preferred Stock is not publicly traded.

M&I COMMON STOCK

  The following description of M&I Common Stock, which is to be issued to Security shareholders in connection with the Merger, does not purport to be a complete description of the applicable provisions of the M&I Articles and Bylaws, as amended, or of applicable statutory or other law, and is qualified, in its entirety by reference thereto.

  Voting. Each holder of M&I Common Stock is entitled at each shareholders' meeting of M&I, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of M&I Common Stock registered in his or her name on the stock transfer books of M&I, except to the extent that the voting power of shares held by any person in excess of 20% of the voting power in the election of directors may be limited (in voting on any matter) to one-tenth of the full voting power of those shares under (S)180.1150 of the WBCL. Such voting rights are not cumulative.

  Dividends. The holders of M&I Common Stock are entitled to receive dividends, when and if declared by the Board of Directors of M&I out of any funds legally available therefore after dividends have been paid to the holders of the M&I Preferred Stock.

  Liquidation. Upon liquidation of M&I, the holders of M&I Common Stock are entitled to receive the net assets of M&I after satisfaction in full of the prior rights of creditors of M&I and holders of the M&I Preferred Stock.

  Miscellaneous. M&I Common Stock is not convertible into shares of any other class of capital stock. Holders of M&I Common Stock are not and will not be entitled to any preemptive rights. The issued and outstanding shares of M&I Common Stock are fully paid and non-assessable (except as otherwise provided under (S)180.0622(2)(b) of the WBCL).

M&I PREFERRED STOCK

  The M&I Preferred Stock is issuable in one or more series and, with respect to any series, the M&I Board of Directors, subject to certain limitations, is authorized to: (a) fix the number of shares; (b) designate any series and the number of shares which shall constitute the series; (c) determine voting rights; (d) determine dividend rates, payment dates and whether dividends shall be cumulative; (e) determine the amount per share payable on the shares of each series in the event of the liquidation or dissolution or winding up of M&I; (f) determine any redemption provisions; (g) determine any sinking fund provisions; (h) determine any conversion provisions; and (i) determine any other terms, limitations and relative rights and preferences of the series as may lawfully be determined by the Board of Directors and as shall not be inconsistent with the M&I Articles and the WBCL.

  Shares of M&I Preferred Stock that are redeemed, repurchased or otherwise acquired by M&I shall be returned and restored to the status of authorized, unissued shares, but may be reissued only as a part of the M&I Preferred Stock other than the series of which they were originally a part.

M&I SERIES A PREFERRED STOCK

  Voting. The holders of M&I Series A Preferred Stock only have voting rights as provided by the WBCL, which generally occurs only if a proposed amendment to the M&I Articles or a merger or share exchange would affect the M&I Series A Preferred Stock.

  The WBCL provides that whenever an amendment shall affect the holders of shares of one or more but not all the series of any preferred or special class, at the time outstanding, the holders of the outstanding shares of the series affected shall be deemed a separate class and entitled to vote as a class on such amendment.

  Dividends. The holders of M&I Series A Preferred Stock are entitled to receive cash dividends when and as cash dividends are declared and become payable with respect to the M&I Common Stock equal to the amount of the cash dividend that such holder would have received had such holder converted M&I Series A Preferred Stock into M&I Common Stock. Dividends on M&I Series A Preferred Stock are noncumulative. Holders of M&I Series A Preferred Stock are not entitled to any other earnings of M&I, except for the preference, if any, as may be payable in case of liquidation, dissolution or winding up.

  Liquidation. In the event of any liquidation, dissolution, or winding up of M&I, the holders of the Series A Preferred Stock shall be entitled to receive $100 per share plus an amount equal to all dividends, if any, which have accrued thereon as the result of the declaration of dividends on the M&I Common Stock but which remain unpaid to the date of distribution. If, upon any liquidation, dissolution or winding up of M&I, the assets of M&I to be paid or distributed to the holders of the shares of the M&I Preferred Stock shall be insufficient to pay in full the M&I Series A Preferred Stock liquidation preference and the liquidation preference of any other equally ranking series of M&I Preferred Stock, then such assets shall be shared ratably by the holders of M&I Series A Preferred Stock and such other series of M&I Preferred Stock.

  Conversions. The holders of M&I Series A Preferred Stock have the right to convert such shares into shares of M&I Common Stock at any time. Each share of M&I Series A Preferred Stock shall be valued at $100 for the purposes of such conversion. The price at which shares of M&I Common Stock shall be delivered upon conversion is at the same ratio that the Common Stock was exchanged for M&I Series A Preferred Stock.

CERTAIN PROVISIONS OF THE WISCONSIN BUSINESS CORPORATION LAW

  The WBCL provides that shareholders of Wisconsin domestic corporations are personally liable, up to the par value of their shares ($1.00 per share in the case of the M&I Common Stock), for all debts owed by the corporation to employees for services performed but not exceeding six months' service in any one case. While the WBCL specifies that such liability is limited to the par value of the shares, par value has been interpreted by a Wisconsin court to mean the consideration paid to the corporation for its shares.

  The WBCL prohibits a "business combination" (defined to include a merger, share exchange or a disposition of 5% or more of the aggregate market value of all assets or stock of the corporation) between a "resident domestic corporation" and an "interested stockholder" (defined as the beneficial owner of at least 10% of the voting power of the outstanding stock) for three years following the stock acquisition date (i.e., the date the person became an interested stockholder), unless the board of directors approves the business combination or the purchase of stock by the interested stockholder before the stock acquisition date. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the Board of Directors approved the acquisition of the stock prior to the stock acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. M&I is a "resident domestic corporation" within the meaning of the WBCL.

  Under the WBCL, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of an "issuing public corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those excess shares. An issuing public corporation is defined as a domestic corporation with (i) total assets exceeding $1,000,000; (ii) a class of equity securities held of record by 500 or more persons; and (iii) at least 100 shareholders of record who have unlimited voting rights and who reside in Wisconsin. This restriction does not apply to shares acquired (a) under an agreement entered into before the corporation was an "issuing public corporation," (b) directly from the issuing public corporation, (c) in a merger or share exchange to which the issuing public corporation is a party, (d) in certain specified non-market transactions (i.e., gifts, distributions upon death and pledges), or (e) in a transaction incident to which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. M&I is an "issuing public company" within the meaning of the WBCL.

  The WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined above), the approval by a majority vote of the holders of the corporation's shares entitled to vote is required before such corporation can take certain actions while a "takeover offer" (as defined in the WBCL) is being made or after a takeover offer has been publicly announced and before it is concluded. Under the WBCL, such shareholder approval is required for the corporation to
(i) acquire more than 5% of the corporation's outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

  The WBCL also provides for certain super-majority voting and fair price provisions in connection with certain business combinations substantially similar to provisions contained in M&I's Articles. See "COMPARISON OF SHAREHOLDER RIGHTS--Certain Business Combinations."

  Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation's shareholders, considering the effects of the action on the employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of M&I Common Stock and the rights of holders of Security Common Stock prior to the Merger. As both M&I and Security are organized under the laws of Wisconsin, rights of shareholders are substantially similar. Differences in the rights provided to shareholders of M&I and Security arise from the provisions of the Articles of Incorporation and Bylaws. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the Articles of Incorporation and Bylaws of the respective companies.

AUTHORIZED CAPITAL STOCK

  M&I. The Restated Articles of Incorporation of Marshall & Ilsley Corporation (the "M&I Articles") authorize the issuance of up to 165,000,000 shares of capital stock, consisting of 160,000,000 shares of M&I Common Stock, par value $1.00 per share, of which 88,639,389 shares were issued and outstanding as of April 30, 1997, and up to 5,000,000 shares of M&I Preferred Stock. M&I Preferred Stock is issuable in series, each having such rights and preferences as the M&I Board may, by adoption of an amendment of the M&I Articles, fix and determine. As of April 30, 1997, 685,314 shares of M&I Series A Preferred were issued and outstanding. The availability of authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of M&I. See "DESCRIPTION OF M&I CAPITAL STOCK."

  Security. The Articles of Incorporation of Security Capital Corporation (the "Security Articles") authorize the issuance of up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Security Common Stock, par value $1.00 per share, of which 9,208,332 (including 112,700 shares held by Security) shares were issued and outstanding as of May 31, 1997, and up to 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Security Preferred Stock"), no shares of which were outstanding as of May 31, 1997.

REQUIRED VOTE

  M&I. Pursuant to (S)180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or by-laws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The M&I Articles were amended prior to January 1, 1991 to reduce the vote required for a merger, consolidation or certain other extraordinary events to a majority vote of the M&I capital stock entitled to vote, provided that three-quarters of the M&I Board of Directors shall have approved the transaction. The M&I Articles were not amended prior to January 1, 1991 to reduce the vote required to amend the M&I Articles. Consequently, any amendment to the M&I Articles requires the affirmative vote of two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting called for that purpose. The requirement that two-thirds of the outstanding shares of M&I capital stock entitled to vote at a meeting to approve any amendment to the M&I Articles could make it more difficult for any party seeking to take control of M&I through a merger, tender offer, proxy contest, or otherwise to amend the M&I Articles in furtherance of any such action, such as the repeal of provisions classifying the M&I Board of Directors or permitting the removal of directors other than for "cause."

  Security. Security was organized after January 1, 1973 and, thus, is not subject to the voting requirements stated in (S)180.1706 of the WBCL. However, the Security Articles state that except as may otherwise be provided by law, the affirmative vote of eighty percent (80%) of the shares of Security capital stock entitled to vote is required to amend or repeal Articles IV, V, VI, VII, VIII, IX, X, XII or XIII of the Security Articles, which contain provisions, among others, classifying the Security Board of Directors and permitting the removal of directors only for "cause."

SIZE OF BOARD OF DIRECTORS

  M&I. The M&I Articles and Bylaws provide that the M&I Board of Directors will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes or series of M&I Preferred Stock pursuant to the M&I Articles applicable thereto), the number of which may be established within such limits by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office; however, the Board of Directors may not decrease the number if the term of any incumbent director would thereby be effected.

  Security. The Security Articles and Bylaws provide that the Security Board shall consist of not less than seven nor more than twenty members as determined by the shareholders at each annual meeting. The Security shareholders or Board of Directors may increase or decrease the number of directors from time to time; however, the shareholders or Board of Directors may not decrease the number if the term of any incumbent director would thereby be effected.

REMOVAL OF DIRECTORS FOR "CAUSE"

  M&I. Exclusive of directors, if any, elected by holders of one or more classes of M&I Preferred Stock, shareholders of M&I may remove a director only for "cause" and then only by a vote of two-thirds of the outstanding shares of capital stock of M&I entitled to vote at a meeting of shareholders called for that purpose. "Cause" is defined solely as malfeasance arising from the performance of a director's duties which has a materially adverse effect on the business of M&I. This provision could deter or discourage a party seeking to obtain control of M&I by removing one or more directors from the M&I Board of Directors.

  Security. A director may be removed from his position as director only for "cause" and by (i) the affirmative vote of not less than 80% of the issued and outstanding shares of capital stock of Security entitled to vote generally in an election of directors, voting at a duly constituted meeting of shareholders called for that purpose, or (ii) a majority of the total number of directors. "Cause" is not defined in either the Security Articles or Security Bylaws. A director elected by holders of one or more classes of Security Preferred Stock, if any, may only be removed by an 80% vote of the issued and outstanding shares of that class or series of Security Preferred Stock which elected such director.

ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

  M&I. Pursuant to Section 2.5 of the M&I Bylaws, any shareholder who intends to bring business before an annual meeting of shareholders must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could render more difficult or discourage an attempt to obtain control of M&I through a proposal brought before an annual meeting of shareholders. M&I would have to be given advance notice of any such proposal in accordance with the M&I Bylaws which notice to M&I may discourage the making of such proposal.

  Security. Pursuant to Article VII of the Security Articles, any shareholder who intends to bring any proposals for any business to be considered at any annual or special meeting of the shareholders of Security must provide the Secretary of Security with notice of such intention, the nature of such proposal, the reasons for conducting such business at the meeting and certain information regarding the shareholder making the proposal not later than the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders.

ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

  M&I. Pursuant to Article VI of the M&I Articles and Section 2.6 of the M&I Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could deter or discourage a party seeking to obtain control of M&I by electing directors to the M&I Board of Directors. Any such party would be required to comply with the M&I Articles and M&I Bylaws in nominating directors to the M&I Board of Directors and such compliance could deter or discourage such party from nominating directors to the M&I Board of Directors.

  Security. Pursuant to Article VII of the Security Articles, any shareholder who intends to nominate directors at any annual or special meeting of the shareholders of Security must provide the Secretary of Security with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not later than the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders.

CERTAIN BUSINESS COMBINATIONS

  M&I. Article XI of M&I's Articles provides that an affirmative vote of 80% of M&I's outstanding capital stock entitled to vote in the election of directors, or two-thirds of the shares entitled to so vote excluding shares of M&I capital stock held by an "interested stockholder" (as hereinafter defined), is required to approve a merger or other business combination involving M&I, or any subsidiary, and any interested shareholder or an affiliate or associate of an interested shareholder (excluding M&I or any subsidiary thereof or employee benefit plan for the benefit of employees of M&I or its subsidiaries).

  An interested shareholder refers to (a) the beneficial owner of more than 10% of M&I's outstanding capital stock entitled to vote in the election of directors, (b) an affiliate or associate of M&I that at any time within the two-year period preceding the combination was a beneficial owner of 10% or more of the outstanding M&I capital stock entitled to vote in the election of directors or (c) an assignee of or successor to any M&I capital stock entitled to vote in the election of directors previously beneficially owned within the two year period preceding the combination by another interested shareholder, if such assignment or succession occurred involved a transaction not involving a public offering within the meaning of the Securities Act.

  These provisions of the M&I Articles do not apply if (a) the consideration offered in connection with such transaction satisfies certain "fair price" requirements or (b) a majority of the "disinterested directors" (defined as a director who is not affiliated with the interested shareholder and who either was (i) a member of the Board of Directors prior to the date that the interested shareholder became such or (ii) elected or recommended for election by a majority of the disinterested directors in office at the time such director was nominated for election) approves the transaction. The supermajority voting provisions could deter or discourage an "interested stockholder" from proposing or pursuing a business combination with M&I.

  Security. Article X of the Security Articles states that Security elects to be subject to the provisions of Sections 180.1130 through 180.1134 of the WBCL, which contain business combinations provisions substantially similar to the provisions in M&I's Articles. In addition, the Security Articles state that any business combination, as defined in Section 180.1130 of the WBCL, must be approved by a majority of the disinterested directors.

  Article IV of the Security Articles provides that if any person acquires direct or indirect beneficial ownership of more than ten percent (10%) of the then outstanding shares of Security common stock, any shares beneficially owned in excess of ten percent (10%) shall not be counted as shares entitled to vote, shall not be counted as voting shares in connection with any matter submitted to shareholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote. The voting restrictions contained in Article IV do not apply to an acquisition of more than ten percent (10%) of the shares of common stock if the acquisition is approved by a majority of disinterested directors and if such approval was given at a meeting where a quorum of disinterested directors was present. In addition, Security expressly elects to be subject to (S)180.1150 of the WBCL, which contains similar control share voting restrictions with respect to acquisitions of more than twenty percent (20%) of the voting power in the election of directors. As a Wisconsin corporation, M&I also is subject to (S)180.1150 of the WBCL.

                CERTAIN INFORMATION CONCERNING M&I AND SECURITY

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of M&I and Security, respectively, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated herein by reference to (i) M&I's Annual Report on Form 10-K for the year ended December 31, 1996, which incorporates portions of its Proxy Statement for the 1997 Annual Meeting of Shareholders and
(ii) Security's Annual Report on Form 10-K for the year ended June 30, 1996, which incorporates portions of its Proxy Statement for the 1996 Annual Meeting of Shareholders.

                                    EXPERTS

  The financial statements of Security Capital Corporation as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Marshall & Ilsley Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, incorporated by reference herein and upon authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the M&I Common Stock to be issued in connection with the Merger will be passed upon for M&I by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

                             SHAREHOLDER PROPOSALS

  The 1998 Annual Meeting of M&I's Shareholders is scheduled for April 28, 1998. In accordance with M&I's Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1998 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 1998 Annual Meeting of Shareholders must be submitted to M&I not later than January 22, 1998. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with M&I's Bylaws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal.

  To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1998 Annual Meeting of Shareholders of M&I must be received by M&I at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 7, 1997. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposals be submitted by certified mail, return receipt requested.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          SECURITY CAPITAL CORPORATION

                                      AND

                         MARSHALL & ILSLEY CORPORATION

                           DATED AS OF MARCH 14, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I--THE MERGER
    Section 1.1   The Merger.............................................    1
    Section 1.2   Effective Time.........................................    1
    Section 1.3   Effect of the Merger...................................    1
    Section 1.4   Articles of Incorporation; By-Laws.....................    1
    Section 1.5   Directors and Officers.................................    2
    Section 1.6   Conversion of Securities...............................    2
    Section 1.7   Election Procedures....................................    2
    Section 1.8   Adjustments for Dilution and Other Matters.............    4
    Section 1.9   Exchange of Certificates...............................    4
    Section 1.10  Stock Transfer Books...................................    6
    Section 1.11  Company Common Stock...................................    6
 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER
    Section 2.1   Organization and Qualification; Subsidiaries...........    6
    Section 2.2   Articles of Incorporation and By-Laws..................    7
    Section 2.3   Capitalization.........................................    7
    Section 2.4   Authority..............................................    8
    Section 2.5   No Conflict; Required Filings and Consents.............    8
    Section 2.6   Compliance; Permits....................................    9
    Section 2.7   Securities and Banking Reports; Financial Statements...    9
    Section 2.8   Absence of Certain Changes or Events...................   10
    Section 2.9   Absence of Litigation..................................   10
    Section 2.10  Employee Benefit Plans.................................   10
    Section 2.11  Registration Statement; Proxy Statement/Prospectus.....   12
    Section 2.12  Title to Property......................................   12
    Section 2.13  Environmental Matters..................................   13
    Section 2.14  Absence of Agreements..................................   14
    Section 2.15  Taxes..................................................   14
    Section 2.16  Insurance..............................................   14
    Section 2.17  Brokers................................................   15
    Section 2.18  Tax Matters............................................   15
    Section 2.19  Material Adverse Effect................................   15
    Section 2.20  Material Contracts.....................................   15
    Section 2.21  Opinion of Financial Advisor...........................   15
    Section 2.22  Vote Required..........................................   15
    Section 2.23  Options; Employment Agreements.........................   15
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    Section 3.1   Organization and Qualification; Subsidiaries...........   16
    Section 3.2   Articles of Incorporation and By-Laws..................   16
    Section 3.3   Capitalization.........................................   16
    Section 3.4   Authority..............................................   17
    Section 3.5   No Conflict; Required Filings and Consents.............   17
    Section 3.6   Compliance; Permits....................................   18
    Section 3.7   Securities and Banking Reports; Financial Statements...   18
    Section 3.8   Absence of Certain Changes or Events...................   18
    Section 3.9   Absence of Litigation..................................   19
    Section 3.10  Employee Benefit Plans.................................   19
    Section 3.11  Registration Statement; Proxy Statement/Prospectus.....   20

                                                                          PAGE
                                                                          ----
    Section 3.12  Title to Property.....................................   20
    Section 3.13  Absence of Agreements.................................   20
    Section 3.14  Taxes.................................................   21
    Section 3.15  Brokers...............................................   21
    Section 3.16  Tax Matters...........................................   21
    Section 3.17  Material Adverse Effect...............................   21
 ARTICLE IV--COVENANTS OF SELLER
    Section 4.1   Affirmative Covenants.................................   22
    Section 4.2   Negative Covenants....................................   22
    Section 4.3   Letter of Seller's Accountants........................   24
    Section 4.4   Access and Information................................   24
    Section 4.5   Update Disclosure; Breaches...........................   25
    Section 4.6   Affiliates; Tax Treatment.............................   25
    Section 4.7   Expenses..............................................   25
    Section 4.8   Delivery of Shareholder List..........................   26
    Section 4.9   Loan and Investment Policies..........................   26
 ARTICLE V--COVENANTS OF THE COMPANY
    Section 5.1   Affirmative Covenants.................................   26
    Section 5.2   Negative Covenants....................................   26
    Section 5.3   Access and Information................................   27
    Section 5.4   Breaches..............................................   27
    Section 5.5   Stock Exchange Listing................................   27
    Section 5.6   Tax Treatment.........................................   27
    Section 5.7   Stock Options.........................................   28
 ARTICLE VI--ADDITIONAL AGREEMENTS
    Section 6.1   Proxy Statement/Prospectus; Registration Statement....   28
    Section 6.2   Meeting of Seller's Shareholders......................   28
    Section 6.3   Appropriate Action; Consents; Filings.................   28
                  Employee Stock Options and Other Employee Benefit
    Section 6.4    Matters..............................................   29
                  Directors' and Officers' Indemnification and
    Section 6.5    Insurance............................................   29
    Section 6.6   Notification of Certain Matters.......................   30
    Section 6.7   Public Announcements..................................   30
    Section 6.8   Customer Retention....................................   30
    Section 6.9   Data Services Conversion..............................   30
    Section 6.10  Incentive Bonus Pool..................................   31
    Section 6.11  Seller Share Purchases................................   31
 ARTICLE VII--CONDITIONS OF MERGER
                  Conditions to Obligation of Each Party to Effect the
    Section 7.1    Merger...............................................   31
    Section 7.2   Additional Conditions to Obligations of the Company...   32
    Section 7.3   Additional Conditions to Obligations of Seller........   33
 ARTICLE VIII--INDUCEMENT
    Section 8.1   Inducement............................................   33
 ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER
    Section 9.1   Termination...........................................   35
    Section 9.2   Effect of Termination.................................   37
    Section 9.3   Amendment.............................................   37
    Section 9.4   Waiver................................................   37

                                                                          PAGE
                                                                          ----
 ARTICLE X--GENERAL PROVISIONS
                  Non-Survival of Representations, Warranties and
    Section 10.1   Agreements...........................................   37
                  Non-Survival of Representations, Warranties and
    Section 10.2   Agreements...........................................   37
    Section 10.3  Notices...............................................   37
    Section 10.4  Certain Definitions...................................   38
    Section 10.5  Headings..............................................   39
    Section 10.6  Severability..........................................   39
    Section 10.7  Entire Agreement......................................   39
    Section 10.8  Assignment............................................   39
    Section 10.9  Parties in Interest...................................   39
    Section 10.10 Governing Law.........................................   39
    Section 10.11 Counterparts..........................................   39
 ANNEX A--SUBSIDIARIES OF SELLER.........................................  40
 ANNEX B--EMPLOYEE BENEFIT MATTERS.......................................  41
 EXHIBIT 2.23............................................................  47
 EXHIBIT 9.1--INDEX GROUP................................................  58

                             INDEX OF DEFINED TERMS

                                                                  SECTION
                                                                  -------
Acquisition Event...........................................    Section 8.1(c)
Acquisition Proposal........................................    Section 8.1(d)
affiliate...................................................   Section 10.4(a)
Aggregate Consideration.....................................    Section 1.6(b)
Agreement...................................................      Preamble
Articles of Merger..........................................     Section 1.2
Average Per Share Consideration.............................    Section 1.6(b)
Bank Merger.................................................      Preamble
Bank Merger Agreement.......................................    Section 4.1(f)
beneficial owner............................................   Section 10.4(b)
BHCA........................................................    Section 2.1(a)
Blue Sky Laws...............................................    Section 2.5(b)
Bonus Pool..................................................    Section 6.10
business day................................................   Section 10.4(c)
                                                               Section
Cash Designated Shares......................................   1.7(b)(ii)
Cash Election Shares........................................     Section 1.7
Certificates................................................     Section 1.7
Claim.......................................................    Section 6.5(a)
Code........................................................      Preamble
Company.....................................................      Preamble
Company Approvals...........................................    Section 3.1(a)
Company Articles............................................     Section 1.4
                                                             Section
Company Average Price....................................... 9.1(a)(vii)(A)
Company By-Laws.............................................     Section 1.4
Company Common Stock........................................  Section 1.6(a)(A)
Company Disclosure Schedule.................................     Article III
Company Lead Bank...........................................      Preamble
Company Plans...............................................   Section 3.10(a)
Company Preferred Stock.....................................    Section 3.3(a)
Company Reports.............................................    Section 3.7(a)
Company SEC Reports.........................................    Section 3.7(a)
Company Subsidiaries........................................    Section 3.1(a)
Company Subsidiary..........................................    Section 3.1(a)
control.....................................................   Section 10.4(d)
Data Processing Conversion..................................     Section 1.2
DFI.........................................................    Section 2.1(a)
Division of Savings Institutions............................    Section 2.1(a)
Effective Time..............................................     Section 1.2
Election Deadline...........................................     Section 1.7
Election Form Record Date...................................     Section 1.7
Election Forms..............................................     Section 1.7
Environmental Claims........................................    Section 2.13
Environmental Laws..........................................    Section 2.13
ERISA.......................................................   Section 2.10(a)
Exchange Act................................................    Section 2.5(b)
Exchange Agent..............................................     Section 1.7
Exchange Fund...............................................    Section 1.9(a)

                                                                   SECTION
                                                                   -------
Exhibit 21..................................................     Section 3.1(c)
Expenses....................................................     Section 4.7(b)
FDIC........................................................     Section 2.1(a)
                                                             Section
Final Index Price........................................... 9.1(a)(vii)(C)(4)
                                                             Section
Final Price................................................. 9.1(a)(vii)(C)(3)
Governmental Authority......................................     Section 2.13
Indemnified Parties.........................................     Section 6.5(a)
Indemnified Party...........................................     Section 6.5(d)
                                                             Section
Index Group................................................. 9.1(a)(vii)(C)(1)
                                                             Section
Initial Index Price......................................... 9.1(a)(vii)(C)(2)
Insurance Amount............................................     Section 6.5(b)
IRS.........................................................     Section 2.15
ISO.........................................................    Section 2.10(h)
Laws........................................................     Section 2.5(a)
Loan Property...............................................     Section 2.13
Mailing Date................................................      Section 1.7
Material Adverse Effect.....................................     Section 2.1(d)
Merger......................................................       Preamble
Mixed Election Shares.......................................      Section 1.7
NASDAQ......................................................      Section 1.6
NASDAQ/NMS..................................................     Section 1.6(b)
No Election Shares..........................................      Section 1.7
Nullifying Event............................................     Section 8.1(e)
Option Exercise Agreement...................................     Section 2.23
Option Plans................................................      Section 5.7
Participation Facility......................................     Section 2.13
Per Share Stock Consideration...............................     Section 1.6(b)
person......................................................    Section 10.4(e)
Plans.......................................................    Section 2.10(a)
Proxy Statement/Prospectus..................................     Section 2.11
Registration Statement......................................     Section 3.11
SEC.........................................................     Section 2.7(a)
Section 180.0622(2)(b) of the WBCL..........................      Section 2.3
Securities Act..............................................     Section 2.5(b)
Seller......................................................       Preamble
Seller Affiliate............................................      Section 4.6
Seller Approvals............................................     Section 2.1(a)
Seller Articles.............................................      Section 2.2
Seller By-Laws..............................................      Section 2.2
Seller Common Stock.........................................     Section 1.6(a)
Seller Disclosure Schedule..................................       Article II
Seller Option...............................................      Section 5.7
Seller Preferred Stock......................................      Section 2.3
Seller Reports..............................................     Section 2.7(a)
Seller SEC Reports..........................................     Section 2.7(a)

                                                                     SECTION
                                                                     -------
Seller Shareholders' Meeting.....................................  Section 2.11
                                                                   Section
Seller Subsidiaries..............................................  2.1(a)
                                                                   Section
Seller Subsidiary................................................  2.1(a)
Seller's Bank....................................................    Preamble
                                                                   Section
Series A Preferred Stock.........................................  3.3(a)
                                                                   Section
Significant Subsidiary...........................................  8.1(f)
Stock Amount.....................................................   Section 1.6
                                                                  Section
Stock Designated Shares.......................................... 1.7(a)(ii)
Stock Election Shares............................................   Section 1.7
                                                                  Section
subsidiaries..................................................... 10.4(f)
                                                                  Section
subsidiary....................................................... 10.4(f)
Surviving Corporation............................................   Section 1.1
                                                                   Section
takeover proposal................................................  4.2(e)
Tax..............................................................  Section 2.15
Tax Returns......................................................  Section 2.15
Taxes............................................................  Section 2.15
                                                                  Section
Title IV Plan.................................................... 2.10(b)
                                                                   Section
Trigger Event....................................................  8.1(b)
Valuation Period.................................................   Section 1.6
                                                                   Section
Valuation Period Market Value....................................  1.6(b)
                                                                   Section
Valuation Period Share Number....................................  1.6(b)
WBCL.............................................................    Preamble
                                                                   Section
WBL..............................................................  2.5(b)

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger, dated as of March 14, 1997 (the "Agreement") between Security Capital Corporation, a Wisconsin corporation (the "Seller") and Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company").

  Whereas, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the "WBCL");

  Whereas, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted this Agreement;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, immediately following with the Merger, the parties intend to consummate a merger of Seller's bank subsidiary ("Seller's Bank") with and into Company's lead bank ("Company Lead Bank") (the "Bank Merger");

  Now, Therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  Section 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, but in no event prior to the earlier of (i) as soon as practicable following the completion of the conversion of Seller's bank offices to the Company's data processing systems, including any and all testing related to such conversion (the "Data Processing Conversion"), or (ii) October 1, 1997, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation (the "Company Articles") and the By-Laws ("Company By-Laws") of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

  Section 1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

  Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Seller or the holder of the following securities:

    (a) Each share of the common stock, par value $1.00 per share of Seller ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (including shares held by the Company or any Company Subsidiary) shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.7, either:

      (A) that number of shares of common stock par value $1.00 per share of Company ("Company Common Stock") which is equal to the Per Share Stock Consideration, or

      (B) cash in an amount equal to the Average Per Share Consideration provided that, the aggregate number of shares of Company Common Stock that shall be issued in the Merger shall be equal to or nearly equal to 12,327,390 (the "Stock Amount").

    (b) Each share of Seller Common Stock held as treasury stock shall be canceled.

    (c) For purposes of this Agreement the following definitions shall apply:

      "Average Per Share Consideration" shall mean the Aggregate
    Consideration divided by the Valuation Period Share Number (rounded to the nearest cent).

      "Aggregate Consideration" shall mean the sum of (x) the product of the Stock Amount and Valuation Period Market Value and (y)
    $376,335,605.

      "Cash Percentage" shall mean $376,335,605 divided by the Aggregate Consideration.

      "Per Share Stock Consideration" shall equal the Average Per Share Consideration divided by the Valuation Period Market Value.

      "Stock Percentage" shall mean (x) the product of the Stock Amount and the Valuation Period Market Value, divided by (y) the Aggregate Consideration.

      "Valuation Period Share Number" shall mean the total number of shares of Seller Common Stock issued and outstanding (excluding treasury shares or restricted shares under employee benefit plans which have not been awarded) on the last day of the Valuation Period.

      "Valuation Period Market Value" shall mean the average of the average final bid and asked quotations for the Company Common Stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS") (as reported in The Wall Street Journal, Midwest edition, or, in the absence thereof, by another authoritative source) during the Valuation Period.

      "Valuation Period" shall mean the ten (10) consecutive trading-day period during which the shares of Company Common Stock are traded on the Nasdaq Stock Market National Market System ("NASDAQ") ending on the fifth calendar day immediately prior to the Effective Time.

  Section 1.7. Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Company and reasonably satisfactory to Seller (the "Exchange Agent")) in such form as Company and Seller shall mutually agree ("Election Forms") shall be mailed 30 days prior to the anticipated Effective Time or on such other earlier date as Seller and Company shall mutually agree ("Mailing Date") to each holder of record of Seller Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) either (i) to elect to receive only Company Common Stock with respect to such holder's Seller Common Stock ("Stock Election Shares"); (ii) to elect to receive only cash with respect to such holder's Seller Common Stock ("Cash Election Shares");
(iii) to elect to receive Company Common Stock and cash in the proportion described in subparagraph (a) below with respect to such holder's Seller Common Stock ("Mixed Election Shares"); or (iv) to indicate that such holder makes no election ("No Election Shares").

  Any Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as Company and Seller may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares."

  Company shall make available up to two separate Election Forms, or such additional Election Forms as the Company in its sole discretion may permit, to all persons who become holders (or beneficial owners) of Seller Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

  Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall become No Election Shares and Company shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

  Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Company shall cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive Company Common Stock or cash in the Merger in accordance with the Election Forms as follows:

    (a) Mixed Elections. Each of the Mixed Election Shares shall be converted into a right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration multiplied by the Stock Percentage and cash equal to the Average Per Share Consideration multiplied by the Cash Percentage.

    (b) Stock Elections And Mixed Elections Less Than Stock Amount. If the number of shares of Company Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is less than the Stock Amount, then:

      (i) each of the Stock Election Shares shall be converted into the right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration,

      (ii) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Company Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and each of the Stock Designated Shares shall be converted into the right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration, and

      (iii) each of the Cash Election Shares and the No Election Shares which are not Stock Designated Shares shall be converted into the right to receive cash equal to the Average Per Share Consideration.

    (c) Stock Elections and Mixed Elections More Than Stock Amount. If the number of shares of Company Common Stock that would be issued upon the conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is greater than the Stock Amount, then:

      (i) each of the Cash Election Shares and No Election Shares shall be converted into the right to receive cash equal to the Average Per Share Consideration,

      (ii) the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Company Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and each of the Cash
    Designated Shares shall be converted into the right to receive cash equal to the Average Per Share Consideration, and

      (iii) each of the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration.

  The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Company and Seller.

  Section 1.8. Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount.

  Section 1.9 Exchange of Certificates.

    (a) Exchange Agent. As of the Effective Time, the Company shall deposit, or shall cause to be deposited with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the amount of cash payable in the Merger and certificates representing the shares of Company Common Stock (such certificates for shares of Company Common Stock, together with the amount of cash payable in the Merger and any dividends or distributions with respect to such Company Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to Section 1.6 in exchange for outstanding Shares.

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Shares whose Shares were converted into the right to receive shares of Company Common Stock or cash or both pursuant to
  Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock or cash or both. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock or cash or both which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of Company Common Stock or cash or both may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Company Common Stock or cash or both. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock and cash in lieu of any fractional shares of Company Common Stock as contemplated by Section 1.9(e) or cash or both.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 1.9(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.9(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

    (d) No Further Rights in the Shares. All shares of Company Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.9(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

    (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the average of the final bid and asked price for a share of Company Common Stock as quoted by the NASDAQ/NMS on the five business days immediately preceding the Effective Time. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Company shall make available such amounts (without interest) to such holders of such fractional share interests.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim their cash merger consideration, shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.9(g).

    (g) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

    (h) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

  Section 1.10 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into cash, shares of Company Common Stock or both in accordance with this Article I.

  Section 1.11 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

             ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER

  Except as set forth in the Disclosure Schedule delivered by Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to the Company that:

Section 2.1 Organization and Qualification; Subsidiaries.

    (a) Seller is a company duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and is a registered unitary bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Each subsidiary of Seller ("Seller Subsidiary" or, collectively, "Seller Subsidiaries") is a bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Wisconsin Department of Financial Institutions ("DFI") Division of Savings Institutions ("Division of Savings Institutions") and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Seller and Seller Subsidiaries, taken as a whole.

    (b) Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Seller and Seller Subsidiaries, taken as a whole.

    (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and
  (ii) laws under which the Seller Subsidiary is incorporated, is set forth on Annex A. Except as set forth on Annex A, Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Annex A, Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

    (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as whole or the Seller and Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (c) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, (e) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, including changes in the prevailing level of interest rates, and (f) any changes (financial or otherwise) attributable to the Data Processing Conversion.

    (e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

  Section 2.2 Articles of Incorporation and By-Laws. Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of Seller ("Seller Articles" or "Seller By-Laws") and each Seller Subsidiary. Such Articles of Incorporation and By-Laws of Seller and each Seller Subsidiary are in full force and effect. Neither Seller nor any Seller Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

  Section 2.3 Capitalization. The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Seller Preferred Stock"). As of the date of this Agreement, (i) 9,202,932 shares of Seller Common Stock are issued and outstanding (of which 112,700 are restricted shares under employee benefit plans which have not and will not be awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and not issued in violation of any preemptive right of any Seller shareholder, (ii) 1,607,068 shares of Seller Common Stock are held in the treasury of Seller, and (iii) 1,182,433 shares of Seller Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to Seller's stock option plans. As of the date of this Agreement, no shares of Seller Preferred Stock are issued and outstanding. Except as set forth in clause (iii), above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Seller or any Seller Subsidiary. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by
Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). There are no obligations, contingent or otherwise, of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL and, in the case of Wisconsin state banks, Section
214.775 of the Wisconsin Statutes, and not in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares owned by Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of Seller's voting rights, charges or other encumbrances of any nature whatsoever.

  Section 2.4 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including without limitation Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). The action of Seller's Board of Directors has been taken in compliance with Article IV(c)(6) of the Seller Articles. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller and assuming due authorization, execution and delivery by Company, enforceable against Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  Section 2.5 No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Articles of Incorporation or By-Laws of any Seller Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and
  (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. The Board of Directors of Seller has taken all actions necessary including approving the transactions contemplated herein to ensure that none of the restrictions set forth in Sections 180.1130-32, 180.1134, 180.1140-44 and 180.1150 of the WBCL do or will apply to the transactions contemplated herein.

    (b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky

  Laws"), the BHCA, the banking laws of the State of Wisconsin (the "WBL") and the filing and recordation of appropriate merger or other documents as required by the WBCL where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Seller and Seller Subsidiaries, taken as a whole.

  Section 2.6 Compliance; Permits. Neither Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

  Section 2.7 Securities and Banking Reports; Financial Statements.

    (a) Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the "SEC") since June 30, 1996, and as of the date of this Agreement has delivered to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1994, 1995 and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1996 and December 31, 1996, (iii) all proxy statements relating to Seller's meetings of shareholders (whether annual or special) held since June 30, 1994, (iv) all Reports on Form 8-K filed by Seller with the SEC since June 30, 1994, (v) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above, since June 30,
  1994) and (vi) all amendments and supplements to all such reports and registration statements filed by Seller with the SEC since June 30, 1994 (collectively, the "Seller SEC Reports") and (y) the DFI and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seller and Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Seller included in the Seller's Form 10-Q for the quarter ended December 31, 1996, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, and (iii) as set forth in Section
  2.7 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.8 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or set forth in
Section 2.8 of the Seller Disclosure Schedule, since December 31, 1996 to the date of this Agreement, Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, there has not been (i) any change in the financial condition, results of operations or business of Seller and any of the Seller Subsidiaries having a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by Seller in its accounting methods, principles or practices, (iv) any revaluation by Seller of any of its assets in any material respect, (v) except for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1996 (which amounts have been previously disclosed to Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in
Section 2.8 of the Seller Disclosure Schedule, (vii) suffered any strike, work stoppage, slow-down or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) had any union organizing activities.

  Section 2.9 Absence of Litigation. (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

  (c) The matter Brown, et. al. v. Security Capital Corporation has been dismissed with prejudice and, as of March 19, 1996, all amounts due pursuant to the settlement agreement relating thereto have been paid and expensed or fully accrued for in the Seller's Financial Statements.

  Section 2.10 Employee Benefit Plans.

    (a) Section 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules,
  (iv) the most recently issued IRS determination letter for each such Plan and (v) the three (3) most recently prepared actuarial and financial statements in connection with each such Plan.

    (b) Absence of Certain Types of Plans. Except as disclosed in the Seller Disclosure Schedule, no member of Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section 3(37) of ERISA. Except as disclosed in the Seller Disclosure Schedule, none of the Plans obligates Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

    (c) Compliance with Applicable Law. Except as disclosed in the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Seller Disclosure Schedule, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (other than for premiums which have been paid when due) or any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

    (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in the Seller Disclosure Schedule Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed on the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

    (e) Absence of Certain Liabilities and Events. Except for matters disclosed in the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

    (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

    (g) Funded Status of Plans and Rights to Terminate. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on Seller or Seller's Subsidiaries rights, or Buyer's request, to terminate each such Plan and to receive any residual amounts under Section 4044 of ERISA.

    (h) Stock Options. Section 2.10(g) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Seller or any Seller Subsidiary who holds any option to purchase Seller Common Stock as of the date of this Agreement, together with the number of shares of Seller Common Stock subject to such option, the date of grant of such option, the option price of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Section 2.10(g) of the Seller Disclosure Schedule also sets forth the total number of such ISOs and such non-qualified options.

    (i) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of Seller or any of the Seller Subsidiaries disclosed in Section 2.10(i) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any such contracts. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

    (j) Effect of Agreement. Except as disclosed on the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

  Section 2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by Seller for inclusion in the Registration Statement (as defined in Section 3.10) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of Seller in connection with the meeting of Seller's shareholders to consider the Merger (the "Seller Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

  Section 2.12 Title to Property. Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of Seller's and each of the Seller's Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  Section 2.13 Environmental Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller represents and warrants that to the best of Seller's knowledge: (i) each of the Seller, the Seller's Subsidiaries, properties owned or operated by the Seller or the Seller's Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or hazardous materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a Material Adverse Effect on Seller or Seller's Subsidiaries; (ii) during and prior to the period of (a) the Seller or any of the Seller's Subsidiaries ownership or operation of any of their respective current properties, (b) the Seller or any of the Seller's Subsidiaries participation in the management of any Participation Facility or
(c) the Seller's or any of the Seller's Subsidiaries holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have either individually or in the aggregate, a Material Adverse Effect on the Seller or Seller's Subsidiaries; (iii) there is no asbestos or any material amount ureaformaldehyde materials in or on any property owned or operated by Seller or Seller's Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Loan Property or Participation Facility; (v) Seller or Seller's Subsidiaries have not received any notice from any governmental agency or third party notifying the Seller or Seller's Subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis on an Environmental Claim against Seller or Seller's Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

  The following definitions apply for purposes of this Section 2.13: (a) "Loan Property" means any property in which the Seller or any of the Seller's Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (b) "Participation Facility" means any facility in which the Seller or any of the Seller's Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (c) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material,

Environmental Law or order of a Governmental Authority or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Material Adverse Effect on Seller or Seller's Subsidiaries; (d) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

  Section 2.14 Absence of Agreements. Neither Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by Seller in Section 2.14 of the Seller Disclosure Schedule.

  Section 2.15 Taxes. Seller and the Seller Subsidiaries have timely filed all Material Tax Returns (as defined below) required to be filed by them, and Seller and the Seller Subsidiaries have timely paid and discharged all Material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the best of the knowledge of Seller, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in the Seller's Disclosure Schedule, to the best knowledge of the Seller, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Seller's Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in the Seller's Disclosure Schedule neither Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Seller's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among Seller and the Seller Subsidiaries. Neither Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

  Section 2.16 Insurance. Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Seller's financial statements included in Seller's Report on Form 10-Q for the quarter ended December 31, 1996.

  Section 2.17 Brokers. No broker, finder or investment banker (other than Robert W. Baird and Company, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, Seller has furnished to the Company a complete and correct copy of all agreements between Seller and Robert W. Baird and Company, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  Section 2.18 Tax Matters.

    (a) Neither Seller nor, to the best of Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

    (b) To Seller's knowledge, there is no plan or intention on the part of any Seller Affiliate (as defined below) who will receive Company Common Stock to sell or otherwise dispose of an amount of Company Common Stock to be received in the Merger which would reduce the ownership of Seller's Shareholders in Company Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50 percent of the total value of the Seller Common Stock outstanding immediately prior to the Merger.

  Section 2.19 Material Adverse Effect. Since December 31, 1996, there has been no Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.

  Section 2.20 Material Contracts. Except as disclosed in the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, or would require disclosure by Seller pursuant to item 601(b)(10) of Regulation S-K under the Exchange Act.

  Section 2.21 Opinion of Financial Advisor. Seller has received the opinion of Robert W. Baird and Company, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by Seller's shareholders is fair to Seller's shareholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

  Section 2.22 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of Seller capital stock necessary to approve the Merger.

  Section 2.23 Options; Employment Agreements. Seller will use all reasonable efforts to cause each holder of an option to purchase Seller Common Stock to, concurrently with the execution of this Agreement, execute an agreement amending the terms of such option in the form of Exhibit 2.23 (an "Option Exercise Agreement"), and to cause each director or officer of Seller who is a party to, or a participant in, the Employment Contract, the Deferred Compensation Plan for Officers, the Nonemployee Director Deferred Compensation Plan or the Nonemployee Director Retirement Plan to execute an agreement amending the relevant contract or agreement as regards that director or officer in the form of Exhibit 2.23. To the extent that Seller is unable to obtain Option Exercise Agreements and amendments to the Employment Agreement, currently with the execution of this Agreement, Seller shall continue to use all reasonable efforts to obtain such agreements as soon as practicable after the date of this Agreement. As of date hereof, the individuals listed on
Section 2.23 of the Seller Disclosure Schedule have executed Option Exercise Agreements. Seller may waive on behalf of both

Seller and the Company any requirement contained in any such agreement restricting the exercise of stock options with respect to no more than 500,000 shares of Seller Common Stock, less the amount, if any, of options for which Option Exercise Agreements have not been executed.

          ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Seller that:

  Section 3.1 Organization and Qualification; Subsidiaries.

    (a) The Company is a company duly organized, validly existing and in good standing under the laws of the State of Wisconsin and a registered bank holding company under the BHCA. Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI or the OCC and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

    (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

    (c) A true and complete list of all of the Company Subsidiaries is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("Exhibit 21") previously delivered to Seller. Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the Company Subsidiaries, set forth on said Exhibit 21, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

  Section 3.2 Articles of Incorporation and By-Laws. The Company has previously furnished to Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws.

  Section 3.3 Capitalization.

    (a) The authorized capital stock of the Company consists of (i) 160,000,000 shares of Company Common Stock of which, as of February 28, 1997, 88,921,199 shares were issued and outstanding, 10,573,136 shares were held in treasury, 7,195,993 shares were reserved for issuance pursuant to outstanding employee stock options, 5,775,071 shares were reserved for issuance pursuant to the exchange of the Company Preferred Stock (as defined below) and 1,9922,115 shares were reserved for issuance pursuant to 8 1/2% Convertible Subordinated Notes due 1997; (ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock has been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 517,129 of which, as of the date of this Agreement, are outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL. Except as set forth in clauses (i)-
  (ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

    (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

  Section 3.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company, including without limitation the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by, the Company and constitutes a valid and binding obligation of the Company and assuming the authorization, execution and delivery by the Seller, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  Section 3.5 No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and
  (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

    (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the WBL and the filing and recordation of appropriate merger or other documents as required by Wisconsin law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the

  Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

  Section 3.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

  Section 3.7 Securities and Banking Reports; Financial Statements.

    (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 1996, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994,
  (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 1994, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1994 (collectively, the "Company SEC Reports") and (y) the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

    (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Company included in the Company Form 10-K for the year ended December 31, 1996, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, and (iii) as set forth in Section
  3.7 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1996 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, there has not been
(i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any respect, (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole or (vi) except for repurchases pursuant to the Company's Common Stock repurchase program or for regular quarterly cash dividends of Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.

  Section 3.9 Absence of Litigation.

    (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

    (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

  Section 3.10 Employee Benefit Plans.

    (a) Compliance with Applicable Laws. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

    (b) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Company is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Company Plan or the exempt status of any such trust. No trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

    (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

    (d) Plan Contributions. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

  Section 3.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller's Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

  Section 3.12 Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  Section 3.13 Absence of Agreements. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any

Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Company in
Section 3.14 of the Company Disclosure Schedule.

  Section 3.14 Taxes. The Company and the Company Subsidiaries have timely filed all Material Tax Returns (as defined below) required to be filed by them, and Company and the Company Subsidiaries have timely paid and discharged all Material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed, to the best knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Company or any of the Company Subsidiaries. Except as otherwise disclosed neither Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Company and the Company Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Seller Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as otherwise disclosed, no agreements relating to allocating or sharing of Taxes exist among Company and the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

  Section 3.15 Brokers. No broker, finder or investment banker (other than Salomon Brothers, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has furnished Seller a complete and correct copy of all agreements between the Company and Salomon Brothers Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  Section 3.16 Tax Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

  Section 3.17 Material Adverse Effect. Since December 31, 1996 there has been no Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

                        ARTICLE IV--COVENANTS OF SELLER

  Section 4.1 Affirmative Covenants. Seller hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

    (a) operate its business only in the ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

    (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

    (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and

    (f) take such reasonable actions as are requested by the Company to complete the Merger and the Bank Merger, including but not limited to (i) amending the Articles of Incorporation of Seller's Bank Subsidiary, (ii) causing Seller's Bank Subsidiary to enter into an agreement documenting the terms and conditions of the Bank Merger (the "Bank Merger Agreement") and
  (iii) approving the Bank Merger and Bank Merger Agreement as sole shareholder of Seller's Bank Subsidiary.

  Section 4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

    (a) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Subsidiary of the Seller and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex B, or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

    (b) (i) except as provided below declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $.30 and (B) dividends by a Seller Subsidiary to Seller;

    (ii) declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the shareholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided that, it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if Seller does not declare and pay cash dividends in a particular calendar quarter because of Seller's reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

    (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Seller Common Stock issuable upon exercise of employee stock options outstanding as of the date of this Agreement or pursuant to Seller Plans, in effect as of the date of this Agreement;

    (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Seller may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal, recommend or endorse any takeover proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any takeover proposal, if such party's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Seller's Board of Directors. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Company with respect to any of the foregoing. The Seller will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.2(e). The Seller will notify Company immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Seller. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement;

    (f) propose or adopt any amendments to its articles of incorporation or by-laws in any way adverse to the Company;

    (g) change any of its methods of accounting in effect at June 30, 1996, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by Law or generally accepted accounting principles;

    (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) except for transactions disclosed in Section
  2.13 of the Seller Disclosure Schedule, sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more except in the ordinary course of business consistent with past practice; (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 individually; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $200,000 individually; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000, net of any insurance proceeds, or in any manner which would restrict in any material respect the operations or business of Seller or any of the Seller Subsidiaries; (vii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually; or (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; and,

    (i) agree in writing or otherwise to do any of the foregoing.

  Section 4.3 Letter of Seller's Accountants. Seller shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of KPMG Peat Marwick, LLP, Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

  Section 4.4 Access and Information.

    (a) Until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause each Seller Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, Seller shall (and shall cause each Seller Subsidiary to) furnish promptly (as soon as available or received by Seller or any Seller Subsidiary) to the Company (i) a copy of each Seller Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Seller shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable Laws promptly after such documents are available, (ii) the monthly financial statements of Seller and the Seller Subsidiaries (as prepared by Seller in accordance with its normal accounting procedures) promptly after such financial statements are available without further request by the Company, (iii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of Seller and the Seller Subsidiaries and any documents or other materials of any kind provided to such Boards or Committees promptly after such action, minutes, materials or other documents become available without further request by the Company, (iv) a copy of each Tax Return filed by Seller and each Seller Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Company may reasonably request, and (v) all other information concerning its business, properties and personnel as Company may reasonably request, other than in each case reports or documents which Seller is not permitted to disclose under applicable law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence in accordance with the terms of the confidentiality agreements in effect between the parties on the date of this Agreement.

  Section 4.5 Update Disclosure; Breaches.

    (a) From and after the date of this Agreement until the Effective Time, Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, without limiting the Company's rights under Section 4.4, (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to Seller, Seller and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

    (b) Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

  Section 4.6 Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of Seller, including, without limitation, all directors and executive officers of Seller, for purposes of Rule 145 promulgated under the Securities Act (each a "Seller Affiliate") and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified by mutual agreement of the parties, such letter to be in a form mutually agreed to by the parties. Seller shall use its reasonable best efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status. Seller will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

  Section 4.7 Expenses.

    (a) All Expenses (as defined below) incurred by the Company and Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection herewith. Notwithstanding the foregoing, the Company shall reimburse Seller for all direct or indirect costs and expenses incurred by Seller related to the Data Processing Conversion (including without limitation any cost related to write-offs, hardware, employee layoffs, equipment purchases and contract termination costs).

    (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

  Section 4.8 Delivery of Shareholder List. Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

  Section 4.9 Loan and Investment Policies. To the extent permitted by applicable law or regulations, the Company and Seller agree to establish, within 30 days of the date of this Agreement at Seller's Bank and any Seller Subsidiaries which make loans, loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period prior to the Effective Time. To the extent permitted by applicable law or regulations, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of an amount to be agreed upon; (ii) making, committing to make or renewing any loan to any affiliate of Seller or the Seller Subsidiaries or any family member of such affiliate or any entity in which such affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of an amount to be agreed with respect to any commercial real estate or in or with respect to any commercial real estate development project; or (iv) entering into any contract, lease, or license under which Seller or any Seller Subsidiary will be bound to pay in excess of an amount to be agreed over the life of such agreement or voluntarily committing any act or omission which constitutes a breach or default by Seller or any Seller Subsidiary under any material contract, lease or license to which Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable law or regulations, the Company shall have the right to designate at least two (2) observers to attend all meetings of Seller's (i) Senior Credit Committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and Seller shall ensure that such representatives receive all information given by Seller or its agents to Seller's members of said committees.

                      ARTICLE V--COVENANTS OF THE COMPANY

  Section 5.1 Affirmative Covenants. The Company hereby covenants and agrees with Seller that prior to the Effective Time, unless the prior written consent of Seller shall have been obtained and except as otherwise contemplated herein, it will:

    (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Company's financial statements applied on a consistent basis; and

    (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  Section 5.2 Negative Covenants. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or agree to commit to do, or permit any of its subsidiaries to do, without the prior written consent of Seller any of the following:

    (a) solely in the case of Company, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Company from increasing the quarterly cash dividend on the Company Common Stock;

    (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement except, in every case, as may be required by applicable law;

    (c) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

    (d) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby;

    (e) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Company or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

    (f) agree to do any of the foregoing.

  Section 5.3 Access and Information.

    (a) Until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause each Company Subsidiary to, afford to the Seller's officers, employees, accountants, legal counsel and other representatives of the Seller, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, Company shall (and shall cause each Company Subsidiary to) furnish promptly (as soon as available or received by Company or any Company Subsidiary) to the Seller (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Company shall promptly so notify the Seller) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Company or the Company Subsidiaries as Seller may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence pursuant to the terms of the confidentiality agreements in effect between the parties on the date of this Agreement.

  Section 5.4 Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

  Section 5.5 Stock Exchange Listing. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS prior to the Effective Time.

  Section 5.6 Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

  Section 5.7 Stock Options. (a) At the Effective Time, each option treated as an ISO granted by the Seller (a "Seller Option") to purchase shares of Seller Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Company Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Seller's 1993 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors (the "Option Plans")).

    (i) The number of shares of Company Common Stock to be subject to the new option shall be equal to the product of the number of shares of Seller Common Stock subject to the original option and the Per Share Stock Consideration, provided that any fractional shares of Company Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

    (ii) The exercise price per share of Company Common Stock under the new option shall be equal to the exercise price per share of Seller Common Stock under the original option divided by the Per Share Stock
  Consideration, provided that such exercise price shall be rounded up to the nearest cent.

  The adjustment provided herein with respect to any options which are ISOs shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Seller shall be deemed to be references to Company.

  (b) Within five days after the Effective Time, Company shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Company Common Stock subject to options to acquire Company Common Stock issued pursuant to Section 5.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                       ARTICLE VI--ADDITIONAL AGREEMENTS

  Section 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act and the Exchange Act (or on such other form as shall be appropriate) relating to the approval of the Merger by the shareholders of Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Seller in favor of the Merger, unless the Board of Directors of Seller shall have determined in good faith based on advice of counsel that such recommendation would violate its fiduciary duty to Seller's Shareholders.

  Section 6.2 Meeting of Seller's Shareholders. Seller shall promptly after the date of this Agreement take all action necessary in accordance with the WBCL and the Seller Articles and the Seller By-Laws to convene the Seller Shareholders' Meeting. Seller shall use its best efforts to solicit from shareholders of Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the WBCL to approve the Merger, unless the Board of Directors of Seller shall have determined in good faith based on advice of counsel that such actions would violate its fiduciary duty to Seller's Shareholders.

  Section 6.3 Appropriate Action; Consents; Filings. Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the WBL and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

  Section 6.4 Employee Stock Options and Other Employee Benefit Matters. Annex B hereto sets forth certain agreements with respect to Seller's employee stock options and other employee benefit matters.

  Section 6.5 Directors' and Officers' Indemnification and Insurance.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Seller or any of its Subsidiaries (including in his/her role as a fiduciary of the employee benefit plans of the Seller, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Company shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective
  Time), the Indemnified Parties may retain counsel satisfactory to them after consultation with Company; provided, however, that the (1) Company shall have the right to assume the defense thereof and upon such assumption Company shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Company elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them after consultation with Company, and Company shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Company shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable; that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Company thereof, provided that the failure to so notify shall not affect the obligations of Company under this Section 6.5 except to the extent such failure to notify materially prejudices Company. Company's obligations under this Section 6.5 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (b) Prior to the Effective Time the Seller shall purchase, and for a period of six (6) years after the Effective Time, Company shall use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the annual aggregate coverage limit under the Seller's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy provided, however, that in no event shall Company be required to expend on an annual basis more than 200% of the current amount expended by the Seller (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Company is unable to maintain or obtain the insurance called for by this Section 6.5 Company shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

    (c) In the event Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

    (d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  Section 6.6 Notification of Certain Matters. Seller shall give prompt notice to the Company, and the Company shall give prompt notice to Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 6.7 Public Announcements. The Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc.

  Section 6.8 Customer Retention. To the extent permitted by law or applicable regulation, Seller shall use all reasonable efforts to assist the Company in its efforts to retain Seller's customers for the surviving corporation. Such efforts shall include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to Seller, to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

  Section 6.9 Data Services Conversion. The Company, at the Company's expense (including Seller's costs of terminating any of Seller's data processing contracts, labor costs, equipment purchases and any related write-offs) shall use all reasonable efforts to complete the Data Processing Conversion as soon as practicable after the date of this Agreement. The Seller and the Company agree to negotiate in good faith to enter into a data processing services contract with terms and conditions and costs to the Seller, no less favorable to Seller than Seller's current data processing services contracts. The Company shall be responsible to provide to Seller the appropriate consultants and employees necessary to complete the Data Processing Conversion.

  Section 6.10 Incentive Bonus Pool. Promptly following the execution and delivery of this Agreement, Seller will establish a bonus pool equal to $2,400,000 for employees of Seller (the "Bonus Pool"). The Bonus Pool will be used to:

    (1) incent Seller's employees to retain Seller's customers;

    (2) incent Seller's employees to attain net income targets; and

    (3) retain key Seller employees during the period prior to the Effective
  Time.

The Bonus Pool will be administered by a committee of three persons: Dennis J. Kuester, President of the Company, Douglas S. Gordon, Executive Vice President of Seller, and Robert A. Schaefer, President of the Seller, or other Seller employees reasonably acceptable to the Company. The committee will designate participants, set targets and do all other things necessary to administer the Bonus Pool. The committee shall act by the decision of the majority of its members.

  Section 6.11. Seller Share Purchases. To the extent permitted by law, (a) before the close of business on the last day of the Valuation Period, Seller shall purchase and retain as treasury shares that number of shares of Seller Common Stock equal to the number of shares of Seller Common Stock, if any, issued pursuant to Seller stock options exercised or otherwise settled between the date hereof and the last day of the Valuation Period, and (b) before the Effective Time, Seller shall purchase and retain as treasury shares that number of shares of Seller Common Stock equal to the number of shares of Seller Common Stock, if any, issued pursuant to Seller stock options exercised or otherwise settled after the last day of the Valuation Period and on or before the Effective Time. Seller shall not be in breach of its obligations with respect to this Section 6.11 if it purchases a de minimus amount of Seller Common Stock in excess of the amount required to be purchased.

                       ARTICLE VII--CONDITIONS OF MERGER

  Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or Seller, threatened by the SEC.

    (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Seller.

    (c) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

    (d) DFI. The Merger and the Bank Merger shall have been approved by DFI, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approval shall have expired.

    (e) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

  Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under
  Section 4.5 or 6.7, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

    (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

    (c) Consents Obtained. All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller, except those for which failure to obtain such Seller Approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect on Seller and Seller Subsidiaries, taken as a whole.

    (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

    (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Bank Merger will be treated for federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller or the Bank as a result of the Merger and the Bank Merger, respectively. In rendering such opinion, Godfrey & Kahn may require and rely upon representations and covenants contained in certificates of officers of the Company, the Bank, Seller, the Seller's Bank, and others.

    (f) Comfort Letters. The Company shall have received from KPMG Peat Marwick, LLP the "comfort" letters referred to in Section 4.3.

    (g) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

  Section 7.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the following conditions:

    (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any notice to Seller under Section 5.4 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

    (c) Consents Under Agreements. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

    (d) Federal Tax Opinion. The Seller shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

      (i) No gain or loss will be recognized by the Seller as a result of the Merger;

      (ii) No gain or loss will be recognized by the shareholders of the Seller who exchange all of their Seller Common Stock solely for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

      (iii) The aggregate tax basis of the Company Common Stock received by shareholders who exchange all of their Seller Common Stock solely for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Bank, the Seller, the Seller's Bank and others.

                           ARTICLE VIII--INDUCEMENT

  Section 8.1 Inducement.

    (a) As a condition and inducement to the Company's willingness to enter into and perform its obligations under this Agreement, unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Agreement is terminated, in the event that (i) this Agreement is terminated pursuant to Article IX hereof (regardless of whether such termination is by Company or Seller),

    (ii) prior to or concurrently with such termination a Trigger Event (as such term is defined below) shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Seller shall pay to Company a cash fee of $30 million. Such fee shall be payable in immediately available funds on or before the second business day following the Acquisition Event. In addition, in the event that (i) this Agreement is terminated pursuant to Article IX hereof (regardless of whether such termination is by the Company or Seller) and (ii) a Trigger Event has occurred, Seller shall pay to the Company its reasonable out-of-pocket expenses related to this transaction in an aggregate amount not to exceed $2,500,000 in immediately available funds on or before the second business day following such termination of this Agreement.

    (b) As used herein, a "Trigger Event" shall mean the occurrence of any of the following events:

      (i) Seller's Board of Directors shall have failed to approve or recommend this Agreement or the Merger or shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, or shall refuse to reaffirm its approval or recommendation upon the Company's reasonable request, or shall have resolved or publicly announced an intention to do any of the foregoing;

      (ii) Seller or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Seller or a Significant Subsidiary, shall have recommended to the stockholders of Seller any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

      (iii) this Agreement or the Merger shall not have been approved at a meeting of Seller stockholders which has been held for that purpose prior to termination of this Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than the Company or any Company Subsidiary) shall have made, or disclosed an intention to make, an Acquisition Proposal;

      (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than the Company and the Company Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Seller or any Significant Subsidiary; or

      (v) following the making of an Acquisition Proposal, Seller shall have willfully breached any covenant or agreement contained in this Agreement such that Company would be entitled to terminate this Agreement under Section 9.1(a)(ii) (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of this Agreement.

    (c) As used herein, "Acquisition Event" shall mean the consummation of any event described in clauses (A), (B) or (C) in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

    (d) As used herein, "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than the Company or any Company Subsidiary: (A) a merger or consolidation, or any similar transaction, involving Seller or any Significant Subsidiary (other than mergers, consolidations, or any similar transactions involving solely Seller and/or one or more wholly owned Subsidiaries of Seller and other than a merger or consolidation as to which the common shareholders of Seller immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Seller or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Seller or any Significant Subsidiary.

    (e) As used herein, "Nullifying Event" shall mean any of the following events occurring and continuing at a time when Seller is not in material breach of any of its covenants or agreements contained in the Agreement;
  (i) the Company shall be in breach of any of its covenants or agreements contained in the Agreement such that Seller shall be entitled to terminate the Agreement pursuant to Section 9.1(iii) (without regard to any grace period provided for therein), or (ii) the Board of Directors of the Company shall have failed to approve or recommend the Merger or the transactions contemplated hereby or shall have withdrawn, modified or changed in any manner adverse to Seller its approval or recommendation of the Merger or the transactions contemplated hereby or shall have resolved or publicly announced its intention to do any of the foregoing.

    (f) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," of Seller as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

                 ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER

  Section 9.1 Termination.

    (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

      (i) by mutual consent of the Company and Seller by a vote of a majority of the members of the entire Board of Directors;

      (ii) by either Company or Seller if any approval of the stockholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

      (iii) by Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, set forth in this Agreement, or (B) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of a representation or warranty by Company); and, provided further this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

      (iv) by either the Company or Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

      (v) by either the Company or Seller if the Merger shall not have been consummated by December 31, 1997, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated by December 31, 1997 as a result of proceedings of a governmental authority or litigation then the date on which either the Company or the Seller may terminate this Agreement under this
    Section 9.1(a)(v) shall be extended to the earlier of (A) the elapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or (B) April 30, 1998;

      (vi) by either the Company or Seller if the Federal Reserve Board has denied approval of the Merger, and neither the Company nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or

      (vii) by the Seller, if both of the conditions in (A) and (B) below exist on the day preceding the anticipated Effective Time and the Company has not elected to cure such conditions as set forth in (D) below:

        (A) the average of the daily closing price of a share of Company Common Stock as reported on the consolidated tape of the NASDAQ/NMS during the period of 10 trading days ending at the close of the third trading day immediately preceding the Effective Time (the "Company Average Price") is less than 80% of the average of the final bid and asked price on 10 trading days ending on the day immediately prior to signing; and

        (B) the number obtained by dividing the Company Average Price by the average closing price of Company Common Stock as reported on the consolidated tape of the NASDAQ/NMS for the 10 trading days immediately preceding the public announcement of this Agreement is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .15 from such quotient.

        (C) For purposes of this Section 9.1(vii):

                (1) The "Index Group" shall mean all of those companies listed on Exhibit 9.1 the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of 10 trading days ending at the end of the third trading day immediately preceding the Effective Time for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in Section 9.1(vii)(C)(4));

                (2) The "Initial Index Price" shall mean the average of the per share closing prices of the common stock of the companies comprising the Index Group (weighted in accordance with the weighting factor set forth on Exhibit 9.1), as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, for the 10 trading days immediately preceding the public announcement of this Agreement;

                (3) The "Final Price" of any company belonging to the Index
              Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 10 trading days ending at the end of third trading day immediately preceding the Effective Time;

                (4) The "Final Index Price" shall mean the average of the
              Final Prices for all of the companies comprising the Index Group. If the Company or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the closing price on the date of this Agreement;

        (D) The Company shall have the right, but not the obligation, to increase the Stock Amount in a manner such that the conditions set forth in either (A) or (B), above, shall be deemed not to exist. For purposes hereof, the condition set forth in (A) above shall be deemed not to exist if the Stock Amount is increased so that the Stock Amount (as increased) multiplied by the Valuation Period Market Value is not less than $375,971,980 (i.e. $31.20 multiplied by the initial Stock Amount). For purpose hereof, the condition set forth in (B), above, shall be deemed not to exist if the Stock Amount is increased in an amount such that if the Company Average Price (for purposes of (B), above) were equal to the Company Average Price (as previously calculated) plus the Adjustment Amount (as defined below), the condition set forth in (B) above would not exist. The Adjustment Amount shall equal (x) the product of the Company Average Price (as previously calculated) and the number of shares by which the Stock Amount is increased, divided by (y) the Stock Amount (prior to such increase).

  Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 10.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

  Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of Seller, no amendment may be made, without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                         ARTICLE X--GENERAL PROVISIONS

  Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections
6.4 and 6.5 shall survive the Effective Time and those set forth in Sections 4.4(b), 4.7, 5.3(b), 8.1 and Article X hereof shall survive termination indefinitely.

  Section 10.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 4.4(b) and 5.3(b) and Section 6.5 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 4.4(b), and of Section 5.3(b) and Section 6.5 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

    (a) If to the Company:

      Marshall & Ilsley Corporation
      770 North Water Street
      Milwaukee, Wisconsin 53202
      Telecopier: (414) 764-7788
      Attention: Gordon H. Gunnlaugsson

    With a copy to:

      Godfrey & Kahn, S.C.
      780 North Water Street
      Milwaukee, Wisconsin 53202
      Telecopier: (414) 273-5198
      Attention: Kenneth C. Hunt

    (b) If to Seller:

      Security Capital Corporation
      184 West Wisconsin Avenue
      Milwaukee, Wisconsin 53201
      Telecopier: (414) 277-6406
      Attention: Roger D. Kamin

    With a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Telecopier: (212) 735-2000
      Attention: Fred B. White III, Esq.

  Section 10.4 Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

    (b) "beneficial owner," with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

    (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

    (f) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 10.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, other than the confidentiality agreement, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  Section 10.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

  Section 10.9 Parties in Interest. This Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and (ii) Section 5.7, Section 6.4 and Annex B (which are intended to be for the benefit of the directors, officers and employees of the Seller and the Seller Subsidiaries and may be enforced by such persons).

  Section 10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Security Capital Corporation

                                               /s/ William G. Schuett, Sr.
                                          By: _________________________________
                                                  William G. Schuett, Sr.
                                               President and Chief Executive
                                                          Officer
                                          Marshall & Ilsley Corporation

                                                   /s/ James B. Wigdale
                                          By: _________________________________
                                                      James B. Wigdale
                                              Chairman of the Board and Chief
                                                     Executive Officer

                                                                         ANNEX A

                          SECURITY CAPITAL CORPORATION

                              CORPORATE STRUCTURE

SECP INVESTMENT CORPORATION               SEBK INVESTMENT CORPORATION
3800 Howard Hughes Parkway                3800 Howard Hughes Parkway
Suite 1560                                Suite 1560
Las Vegas, NV 89109                       Las Vegas, NV 89109
(Nevada)                                  (Nevada)


SECURITY INVESTMENT RESOURCES, INC.       SECURITY FINANCIAL AND LEASING
184 W. Wisconsin Avenue                    SERVICES, INC.
Milwaukee, WI 53201                       7600 W. Layton Ave., Suite 200
(Wisconsin)                               Milwaukee, WI 53220
                                          (Wisconsin)


SECURITY FINANCIAL AND MORTGAGE
 CORPORATION                              SECURITY INSURANCE & FINANCIAL
12444 Powerscourt Dr., Suite 140           SERVICES, INC.
St. Louis, MO 63131                       2775 South Moorland Rd.
(Missouri)                                New Berlin, WI 53151-0925
                                          (Wisconsin)


SECURITY TITLE CO., INC. (INACTIVE)
184 W. Wisconsin Avenue                   SECURITY MORTGAGE CORPORATION
Milwaukee, WI 53203                       184 W. Wisconsin Avenue
(Inactive)                                Milwaukee, WI 53203
                                          (Inactive)


SECURITY MORTGAGE AND FINANCIAL
 SERVICES, INC.                           WISCONSIN REAL ESTATE ASSET
8200 Normandale Blvd., Suite 340           MANAGEMENT, INC.
Bloomington, MN 55437                     184 W. Wisconsin Avenue
(Missouri)                                Milwaukee, WI 53203
                                          (Wisconsin)

SECURITY HOME EQUITY CORPORATION
184 W. Wisconsin Avenue
Milwaukee, WI 53203
(Wisconsin)
--------
Note: All subsidiaries are 100% owned.

                                                                        ANNEX B

                           EMPLOYEE BENEFIT MATTERS

  1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time (i) there will be no increases in base salary for the employees of Seller or Seller Subsidiaries who have Employment Agreements; (ii) other employees may receive increases in base salary and bonuses in the ordinary course of business consistent with past practice, subject to Paragraph 14 hereof; (iii) no new programs or agreements providing compensation for employees or directors will be adopted, existing programs or agreements will not be amended or modified except as provided herein or in Agreements executed by employees and/or directors in connection herewith, and no further grants or awards will be made under existing programs or agreements except as explicitly provided herein; (iv) no new employment agreements will be granted and the existing Employment Agreements will not be amended except as provided herein or in the Agreements executed by employees contemporaneously herewith; (v) no new elections may be made to defer compensation for fiscal 1998; (vi) Seller contributions to its 401(k) plan will not be in excess of a percentage level consistent with prior Seller contributions; and (vii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer.

  2. General.

    (a) Those individuals who are employed by the Seller and the Seller Subsidiaries as of the Effective Time and who remain, at the Company's discretion, employees of the Company or its subsidiaries following the Effective Time shall be referred to hereinafter as "Affected Employees".

    (b) The Company will give Affected Employees full credit for their prior service with the Seller or the Seller Subsidiaries or any subsidiary of the Seller or the Seller Subsidiaries (i) for purposes of eligibility and vesting under any qualified or nonqualified retirement or profit sharing plans or vacation plans or arrangements maintained by the Company and (ii) for purposes of eligibility under any welfare benefit plans maintained by the Company. Notwithstanding anything contained in this Annex or the Merger Agreement to the contrary, for purposes of the Company's retiree health plan, Affected Employees will be given access to the retiree health plan if they meet the eligibility criteria for the plan, but the cost of health insurance under the plan will be borne 100% by the Affected Employees with no subsidy by the Company.

    (c) The Company will, or will cause the Seller or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

  3. Pension Plan and 401(k) Plan. Seller's qualified pension plan will be frozen on December 31, 1997 with full vesting as of the Effective Time and may be terminated at the discretion of the Company. Accounts in the 401(k) plan of participants who are employed at the Effective Time by the Seller or Seller Subsidiaries will be fully vested as of the Effective Time. The Company reserves the right thereafter to merge or terminate the 401(k) plan.

  4. Merger as Change in Control. The Merger will constitute a change in control for the purposes of all qualified and non-qualified plans and employment agreements of Seller and Seller Subsidiaries, including, but not limited to, the Seller's Change in Control Severance Plan hereinafter described.

  5. Employment Agreements. The Employment Agreements for six executives of the Seller are being contemporaneously amended by execution of Agreements between the Executive, Seller, Seller's bank subsidiary and the Company in the form attached to the Merger Agreement. An Employment Agreement with one (1) officer containing the provisions described above will be reinstated with a term ending on December 31, 1997.

  6. Employee Benefits. Except as provided in Paragraphs 7, 12 and 17 hereof, Affected Employees will be integrated into the welfare and employee benefit plans of the Company, including health, dental, group term life insurance, tuition reimbursement, long-term disability and qualified employee benefit plans, as of January 1, 1998. Seller's welfare benefit plans shall continue in force until December 31, 1997. Company reserves the right, at any time and from time to time, to modify or amend, in whole or in part, any or all provisions of such plans, except to the extent otherwise provided in this Annex.

  7. Severance Plan. The Seller's Change in Control Severance Plan (a) will govern terminations of employment which occur within two years following the Effective Time (as modified in this Paragraph 7), except for (i) employees who have in effect an Employment Agreement discussed in Section 5 of this Annex B and (ii) other employees of Seller or Seller Subsidiaries who have employment agreements unless they waive all rights to compensation, profit percentages, rights of first refusal and severance under those employment agreements and (b) will contain provisions consistent with this Paragraph 7. In the case of an employee of Seller or any Seller Subsidiary whose employment is terminated between the eighteen-month and second anniversaries of the Effective Time, such employee's entitlement to severance for a period under the grid previously provided to the Company by the Seller and attached hereto will be reduced by two months for every one month which elapses from the eighteen-month anniversary of the Effective Time to the date of termination until the severance period is reduced to that contained in the Company's severance plan for comparable classes of employees. For example, if an employee would be entitled to 24 months under the grid, if the employee were terminated in the nineteenth month after the Effective Time, he would be entitled to 22 months of severance. In all events, the amount, including the cost of benefits, to which each terminated employee is entitled under Seller's severance plan will not exceed the amount contained in the Change in Control Severance Benefits schedule provided to Company by Seller dated March 7, 1997. Seller will provide a copy of such schedule to the Company which contains the name of each employee. The Seller's Change in Control Severance Plan will also be consistent with the following: (i) severance is only payable if the Company terminates the employee from his current position and does not offer him a position with comparable pay and benefits at a location no greater than 25 miles from the location where he is currently employed; (ii) the amount of severance is determined according to the attached grid prepared by Seller ONLY IF the employee signs a complete and permanent release of all claims arising out of his employment, including age discrimination, and does not revoke the release within the statutory period for revocation; (iii) health and dental continuation for the severance term will be under COBRA, but for no shorter period than for the severance term; (iv) long-term disability eligibility ends on date of termination of employment; (v) if the employee obtains other employment, each severance payment is reduced by 50%, except that if the new job is with the Company or an affiliate, severance stops on the first day of employment; and (vi) severance pay does not count for purposes of determining benefits under any other qualified or nonqualified plans. After the expiration of Seller's Change in Control Severance Plan, employees will be eligible to be considered under the Company's regular severance plan. To the extent that Seller's Change in Control Severance Plan is not consistent with the provisions hereof, it shall be amended by Seller's Board no later than the Effective Time.

  8. Rabbi Trusts. The rabbi trust which funds the Seller's SERP may be amended to provide that upon a change in control, an obligation will be triggered to
(a) fund the trust at a level equal to at least 110% of accrued pension benefits and (b) revalue the accrued pension benefits annually and deposit the amount necessary to maintain funding at the 110% level. Also, the Nonqualified Deferred Compensation Trust may be amended to provide that upon a change in control, an obligation will be triggered to (a) fund the trust at a level equal to at least 100% of accrued benefits and (b) revalue the accrued benefits annually and deposit the amount necessary to maintain funding at the 100% level.

  9. Deferred Compensation Plan for Officers. The Deferred Compensation Plan for Officers and any similar deferred compensation arrangements shall be amended (with the consent of participants given as of the time of execution of the Merger Agreement) (a) to clarify that the excess ESOP allocation formula will apply only to regular allocations made on the basis of compensation, and will not apply to allocations based on account balances, as described in Paragraph 11(b)(iii) of this Annex B, (b) to provide for the payment of that portion of a participant's benefits otherwise scheduled to be made in 1997 on the earlier of the payment date otherwise elected by the participant or the date which is one week prior to the scheduled Effective Time, (c) to provide that no amendment (other than the amendments described in this paragraph) may be made to the Deferred Compensation Plan for Officers or such similar deferred compensation arrangements which would serve to accelerate the payment of benefits or decrease the rate of interest under such plan or arrangements, and (d) to clarify that, regardless of when the Effective Time falls within the plan year, proportional allocation of the Company's matching contribution under the Deferred Compensation Plan for Officers shall occur. In addition, rules may be adopted and implemented under the Deferred Compensation Plan for Officers or other similar deferred compensation arrangements which authorize the Administrative Committee to allow each participant to make a new, irrevocable election to confirm or deny such participant's previous election to defer amounts in respect of calendar year 1997 which have not yet been earned and payable. In addition, the Deferred Compensation Plan for Officers shall be amended (with the consent of participants given as of the time of execution of the Merger Agreement) to provide that (a) participants will be given an election, with respect to the treatment of their stock accounts, which is the same as the election being given to shareholders of the Seller pursuant to the Merger Agreement; (b) to the extent necessary to conform to a participant's election, any cash credited to the participant's account will be converted into additional shares of stock of the Company based upon the trading price of said stock; and (c) any cash credited to the participant's account pursuant to a cash election will be credited thereafter with an interest rate equal to Moody's Average Corporate Bond Yield Index.

  10. Non-Employee Director Deferred Compensation Plan. Seller's Non-Employee Director Deferred Compensation Plan may be amended (a) to provide for the payment of that portion of a participant's benefit otherwise scheduled to be made in 1997 on the earlier of the payment date otherwise elected by the participant or the date which is one week prior to the scheduled Effective Time, (b) to provide that no amendment (other than the amendments described in this paragraph) may be made to the Non-Employee Director Deferred Compensation Plan which would serve to accelerate the payment of benefits or decrease the rate of interest under such plan and (c) to clarify that, regardless of when the Effective Time falls within the plan year, proportional allocation of the Company's matching contribution under the Non-Employee Director Deferred Compensation Plan shall occur. In addition, rules may be adopted and implemented under the Non-Employee Director Deferred Compensation Plan which authorize the Administrative Committee to allow each participant to make a new, irrevocable election to confirm or deny such participant's previous election to defer amounts in respect of calendar year 1997 which have not yet been earned and payable. In addition, the Non-Employee Director Deferred Compensation Plan shall be amended (with the consent of participants given as of the time of the execution of Merger Agreement) as described in the last sentence of paragraph 9 hereof.

  11. ESOP. (a) As of the day (the "Contribution Date") immediately prior to the Effective Time, the Seller shall make a contribution to the Seller's Employee Stock Ownership Plan (the "ESOP") equal to the aggregate contribution that would have been made pursuant to Section 5(b) of the ESOP in respect of the then current Plan Year multiplied by a fraction (the "Fraction"), the numerator of which is the number of days in the current Plan Year through and including the Effective Time and the denominator of which is 365, and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding ESOP indebtedness. As a result of the aforementioned contribution and repayment, the Seller shall take such action as may be necessary or appropriate to cause shares of the Seller's stock to be released (as of the Contribution Date) from the suspense account maintained under the ESOP and allocated (as of the Contribution Date) to the accounts of each Participant (as defined in the ESOP) who would be entitled to an allocation for the then current Plan Year if (i) the Contribution Date were an Anniversary Date (as defined in the ESOP) and (ii) the 1,000 Hour of Service requirement set forth in Section 4 of the ESOP were multiplied by the Fraction; such allocation shall be effected in accordance with the ratio of (1) the Covered Compensation (as defined in the ESOP) of such Participant for the portion of the Plan Year through the end of the last payroll period commencing prior to the Contribution Date to (2) the aggregate Covered Compensation through the end of the last payroll period commencing prior to the Contribution Date of all Participants entitled to such allocation.

  (b) The Company and Seller agree to take such action as may be necessary or appropriate:

    (i) to cause the ESOP to terminate as of the Effective Time and for all Account balances to become fully vested and nonforfeitable as of such date;

    (ii) to cause the Trustee of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of the Company with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;

    (iii) to cause those shares of stock of the Company (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the "Remaining Shares"), to be allocated in the following manner: (A) that portion of the Remaining Shares which, if allocated, would be treated as an "annual addition" within the meaning of
  Section 415 of the Code (without regard to the limitations thereof) shall be allocated among all Participants who were actively employed by the Seller or Seller Subsidiaries as of January 1, 1997 in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time (or, in the case of a Participant whose employment with the Seller and Seller Subsidiaries terminates between January 1, 1997 through and including the day prior to the Effective Time, the number of shares allocated to such Participant's ESOP Account as of December 31, 1996). That portion of the Remaining Shares allocated under this clause (A) which is in excess of a Participant's limitation under Section 415(c) of the Code (the "Excess Allocations") shall be deemed to have been allocated under a plan not qualified under Section 401(a) of the Code, and such Excess Allocations shall not be subject to the provisions of Section 401(a)(31) of the Code described in subparagraph (iv) hereof; and (B) that portion of the Remaining Shares which, if allocated, would not be treated as an "annual addition" within the meaning of Section 415(c) of the Code shall be allocated among all Participants in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time (or, in the case of a Participant whose employment with the Seller and Seller Subsidiaries terminates between January 1, 1997 through and including the day prior to the Effective Time, the number of shares allocated to such Participant's ESOP Account as of December 31, 1996), without taking into account the allocations made under clause (A) above; and

    (iv) for the account balances of all Participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code, except as provided in subparagraph (iii) above) as soon as practicable following the later of (A) the Effective Time or (B) the date of receipt of a favorable determination letter from the Internal Revenue Service (the "Service") regarding the qualified status of the ESOP upon its termination.

  (c) As soon as practicable after the date hereof, the Seller shall file a request for an advance determination letter from the Service regarding the continued qualified status of the ESOP upon its termination, and the parties hereby agree to cooperate fully in all matters pertaining to such filing (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter). If, despite the Seller's attempt to obtain such a favorable determination letter, the Service does not permit all or any portion of the Remaining Shares to be allocated as of the Effective Time as contemplated hereby, the parties hereby agree to take such action as may be necessary to allocate the Remaining Shares (or amounts attributable thereto) as rapidly as possible among participants in the ESOP in such other manner as is consistent with meeting their respective fiduciary duties under ERISA and with obtaining the Service's determination that the ESOP retains its qualified status upon its termination; provided, however, that no such action shall create any liability for the Company to make any contributions to the ESOP or to provide any replacement benefits to Participants outside the ESOP. In all events, it is the Company's intention that the participants in the ESOP will receive the entire benefit of the Remaining Shares which are unallocated after application of the above provisions.

  12. SERP. Notwithstanding paragraph 6 hereof, the Seller's SERP will continue in effect following the Effective Time for the benefit of the current participants therein.

  The Seller's SERP may be amended to provide that (a) in addition to any existing restrictions on amendment and termination, the SERP shall not be terminated or amended in any manner adverse to participants who are participants as of the date hereof (b) a participant who retires at or after age 55 may elect to defer the commencement of benefits under the SERP until age 62 so long as the present value of the benefit at age 62 (discounted to any earlier age at the rate of 4% per year) is not greater than the present value of such benefit at such earlier age and (c) in calculating the benefits thereunder, any benefit enhancements under Seller's qualified pension plan after the date hereof shall be disregarded.

  13. Non-Employee Director Retirement Plan. Seller's Non-Employee Director Retirement Plan may be amended to provide that (a) in addition to any existing restrictions on amendment and termination, the Non-Employee Director Retirement Plan shall not be terminated or amended in any manner adverse to participants who are participants as of the date hereof, and (b) a participant who retires at or after age 55 may elect to defer the commencement of benefits under the Non-Employee Director Retirement Plan until age 62. In addition, the Non-Employee Director Retirement Plan shall be amended (with the consent of participants given as of the time of execution of the Merger Agreement) as described in the last sentence of Paragraph 9 hereof (except that cash credited to a participant's account shall not thereafter be credited with interest).

  14. Annual Incentive Plan. For fiscal 1997, participants in the Seller's Annual Incentive Plan will receive a target bonus payment and for that portion of fiscal 1998 ending on the earlier of (a) a participant's termination of employment or (b) December 31, 1997, participants will receive a prorated portion of the target bonus payment based on the number of full months which have elapsed during such period. The target bonus percentages established by the Seller will be consistent with Seller's past practice.

  15. Bonuses. Bonuses for employees of the Seller and Seller Subsidiaries other than those participating in the Annual Incentive Plan for fiscal 1997 shall be paid pursuant to the terms of any such bonus plans, or in the absence of a plan, consistent with past practice of Seller and Seller Subsidiaries, except that any other bonus amounts which, in a manner consistent with past practice, have been accrued as of the end of fiscal 1997, may also be paid. All bonuses in respect of fiscal 1998 which, in a manner consistent with past practice, are accrued but unpaid as of the Effective Time shall be paid promptly following the Effective Time.

  16. Amendments. The Company agrees that the Seller shall be permitted, prior to the Effective Time to make the amendments to, and to take such other actions with respect to, its plans and agreements, as described herein.

  17. Employee Loan Program. Each Affected Employee will have the ability to retain any loan, under its existing terms and conditions, provided to such employee under the Seller's Employee Loan Program until its maturity. Any outstanding loan under the Employee Loan Program of any employee of Seller or the Seller Subsidiaries whose employment is terminated following the Effective Time will be refinanced by the Company, under the loan program of the Company in a standard loan product provided by the Company at that time, at the then prevailing rate of interest made available to employees of the Company, unless the employee's credit history does not meet the Company's standard loan criteria. The fact that the employee has been severed will not be taken into account in determining whether the employee satisfies the Company's standard loan criteria.

              SUMMARY OF SEVERANCE PACKAGE UPON CHANGE IN CONTROL

                                    WEEKS PER                 YEARS NEEDED    YEARS
                         BASE WEEKS  YEAR OF  MINIMUM MAXIMUM FOR MORE THAN NEEDED FOR
FORMULAS                     ^+      SERVICE   WEEKS   WEEKS     MINIMUM     MAXIMUM
--------                 ---------- --------- ------- ------- ------------- ----------
Bank Exempts:
  All Bank Officers.....      8          4       52     104         11          24
  Other Bank Exempts....      4          4       26      52          5.5        12
Subsidiary Personnel &
 Bank
 Non-Exempts:
  VP & Up...............      4          2       24      52         10          24
  Other Non-Bank
   Officers.............      4          2       12      36          4          16
  Other Non-Bank
   Exempts..............      2          2        8      26          3          12
  All Non-Exempts both
   Bank & Non-Bank......      2          1        4      26          2          24

  Severance continues at 50% for the remaining term if an employee obtains a new job.

                                                                    EXHIBIT 2.23

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Employee"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Employee, as the holder of an option or options to purchase Seller's common stock (the "Options"), and as a signatory to an Employment Agreement with Seller or one of its subsidiaries, hereby agrees as follows:

  1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Employee agrees not to exercise that portion of his Options to purchase Seller's common stock to the extent such options are nonqualified stock options ("NSOs"). All NSOs shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the NSOs. The cash proceeds will be reduced by any applicable withholding. No option holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger, provided that incentive stock options ("ISOs") may be exercised after the Effective Time of the Merger. The Company will give notice to the option holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time. Employee agrees, to the extent he has transferred Options, that he will use his best efforts to get the transferee(s) of such Options to execute an agreement, dated as of the date hereof, whereby such transferee(s) will agree to the same restrictions on his/their options as contained in this Paragraph 1.

  2. Amendment to Employment Agreement. Employee agrees to the following amendments to the Employment Agreement between Employee, Seller and Seller's bank subsidiary (the "Bank").

    (a) Section 5(vii)(A) is hereby amended to (i) delete that portion beginning with "the Executive's Total Compensation" through the end of the sentence and (ii) add "an amount equal to Gross Compensation within the meaning of the Seller's Group Life Insurance Plan for the last calendar year preceding the Termination Date. Notwithstanding the foregoing, the total amount paid pursuant to this Section 5(vii)(A) will be the lesser of
  (a) the Severance Amount contained in the Change of Control Severance Benefits schedule prepared by Seller on March 7, 1997 and provided to Company; provided, however, that in the case of Messrs. William G. Schuett, Sr., Robert A. Schaefer, and Joseph Schoendorf, this will be 50% of the amount reflected on such schedule; or (b) an amount which, when added to the other "parachute payments' (within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986 as amended (the "Code")) which result from the "change in control,' equals One Dollar less than 3 times the 'base amount' as defined in Code Section 280G(d)(2)."

    (b) For purposes of determining the amount payable to Employee under
  Section 5(vii)(B) of the Employment Agreement, if Employee receives credit under one or more of the Plans, as defined therein, for retirement benefits through December 31, 1997, he shall not be entitled to a payment in addition thereto under Section 5(vii)(B) of the Employment Agreement.

    (c) Section 6 of the Employment Agreement is deleted in its entirety and a new Section 6 is inserted therefor.

    "6. Payments Upon a "Change in Control". Payments under Section 5(vii) hereof, as amended, shall be made in a lump sum within thirty days of the change in control even if the Executive's employment has not terminated and even if the Employment Term has expired provided that the Executive (i) is employed by Seller or one of its subsidiaries at the Effective Time and (ii) executes a complete and permanent release of all claims arising out of his employment, including age discrimination (but not including any vested accrued benefits under the Seller's or Bank's qualified or nonqualified retirement or profit sharing plans), and does not revoke the release within the statutory period for revocation.

    The payments to be made to the Executive hereunder will be reduced by any Federal, State, or local withholding or other taxes or charges as required under applicable law, and all amounts payable to the Executive hereunder are stated before any such deduction. Furthermore, none of the payments hereunder shall be included as compensation for purposes of any pension, deferred compensation, or welfare benefit plan or program of Seller, Bank, or Company, whether qualified or nonqualified."

  3. Reliance. Employee acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

  4. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Employee:


                                          -------------------------------------

                                          Security Capital Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                          Security Bank, S.S.B.


                                          By: _________________________________


                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Employee"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Employee, as the holder of an option or options to purchase Seller's common stock (the "Options"), as a signatory to an Employment Agreement with Seller or one of its subsidiaries and as a participant in the Deferred Compensation Plan for Officers or a similar deferred compensation arrangement, hereby agrees as follows:

  1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Employee agrees not to exercise that portion of his Options to purchase Seller's common stock to the extent such options are nonqualified stock options ("NSOs"). All NSOs shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the NSOs. The cash proceeds will be reduced by any applicable withholding. No option holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger, provided that incentive stock options ("ISOs") may be exercised after the Effective Time of the Merger. The Company will give notice to the option holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time. Employee agrees, to the extent he has transferred Options, that he will use his best efforts to get the transferee(s) of such Options to execute an agreement, dated as of the date hereof, whereby such transferee(s) will agree to the same restrictions on his/their options as contained in this Paragraph 1.

  2. Amendment to Employment Agreement. Employee agrees to the following amendments to the Employment Agreement between Employee, Seller and Seller's bank subsidiary (the "Bank").

    (a) Section 5(vii)(A) is hereby amended to (i) delete that portion beginning with "the Executive's Total Compensation" through the end of the sentence and (ii) add "an amount equal to Gross Compensation within the meaning of the Seller's Group Life Insurance Plan for the last calendar year preceding the Termination Date. Notwithstanding the foregoing, the total amount paid pursuant to this Section 5(vii)(A) will be the lesser of
  (a) the Severance Amount contained in the Change of Control Severance Benefits schedule prepared by Seller on March 7, 1997 and provided to Company; provided, however, that in the case of Messrs. William G. Schuett, Sr., Robert A. Schaefer, and Joseph Schoendorf, this will be 50% of the amount reflected on such schedule; or (b) an amount which, when added to the other "parachute payments' (within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986 as amended (the "Code")) which result from the "change in control,' equals One Dollar less than 3 times the "base amount' as defined in Code Section 280G(d)(2)."

    (b) For purposes of determining the amount payable to Employee under
  Section 5(vii)(B) of the Employment Agreement, if Employee receives credit under one or more of the Plans, as defined therein, for retirement benefits through December 31, 1997, he shall not be entitled to a payment in addition thereto under Section 5(vii)(B) of the Employment Agreement.

    (c) Section 6 of the Employment Agreement is deleted in its entirety and a new Section 6 is inserted therefor.

    "6. Payments Upon a "Change in Control". Payments under Section 5(vii) hereof, as amended, shall be made in a lump sum within thirty days of the change in control even if the Executive's employment has not terminated and even if the Employment Term has expired provided that the Executive (i) is employed by Seller or one of its subsidiaries at the Effective Time and (ii) executes a complete and permanent release of all claims arising out of his employment, including age discrimination (but not including any vested accrued benefits under the Seller's or Bank's qualified or nonqualified retirement or profit sharing plans), and does not revoke the release within the statutory period for revocation.

    The payments to be made to the Executive hereunder will be reduced by any Federal, State, or local withholding or other taxes or charges as required under applicable law, and all amounts payable to the Executive hereunder are stated before any such deduction. Furthermore, none of the payments hereunder shall be included as compensation for purposes of any pension, deferred compensation, or welfare benefit plan or program of Seller, Bank, or Company, whether qualified or nonqualified."

  3. Amendment to Deferred Compensation Plan for Officers. Employee consents to the amendments made to the Deferred Compensation Plan for Officers or a similar deferred compensation arrangement pursuant to Paragraph 9 of Annex B to the Merger Agreement. Employee acknowledges receiving a copy of Annex B to the Merger Agreement and agrees to be bound by such amendments.

  4. Reliance. Employee acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

  5. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Employee:


                                          -------------------------------------

                                          Security Capital Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                          Security Bank, S.S.B.


                                          By: _________________________________


                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Director"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Director, as the holder of an option or options to purchase Seller's common stock (the "Options") and as a participant in the Nonemployee Director Deferred Compensation Plan and the Nonemployee Director Retirement Plan hereby agrees as follows:

  1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Director agrees not to exercise his Options to purchase Seller's common stock ("NSOs"). All NSOs shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the NSOs. No option holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger. The Company will give notice to the option holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time. Director agrees, to the extent he has transferred Options, that he will use his best efforts to get the transferee(s) of such Options to execute an agreement, dated as of the date hereof, whereby such transferee(s) will agree to the same restrictions on his/their options as contained in this Paragraph 1.

  2. Amendment to Nonemployee Director Deferred Compensation Plan. Director consents to the amendments made to the Nonemployee Director Deferred Compensation Plan pursuant to Paragraph 10 of Annex B to the Merger Agreement. Director acknowledges receiving a copy of Annex B to the Merger Agreement and agrees to be bound by such amendments.

  3. Amendment to Nonemployee Director Retirement Plan. Director consents to the amendments made to the Nonemployee Director Retirement Plan pursuant to Paragraph 13 of Annex B to the Merger Agreement and agrees to be bound by such amendments.

  4. Reliance. Director acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

  5. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Director:


                                          -------------------------------------

                                          Security Capital Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                          Security Bank, S.S.B.


                                          By: _________________________________


                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Employee"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Employee, as the holder of an option or options to purchase Seller's common stock (the "Options"), and as a participant in the Deferred Compensation Plan for Officers or a similar deferred compensation arrangement, hereby agrees as follows:

  1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Employee agrees not to exercise that portion of his Options to purchase Seller's common stock to the extent such options are nonqualified stock options ("NSOs"). All NSOs shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the NSOs. The cash proceeds will be reduced by any applicable withholding. No option holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger, provided that incentive stock options ("ISOs") may be exercised after the Effective Time of the Merger. The Company will give notice to the option holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time. Employee agrees, to the extent he has transferred Options, that he will use his best efforts to get the transferee(s) of such Options to execute an agreement, dated as of the date hereof, whereby such transferee(s) will agree to the same restrictions on his/their options as contained in this Paragraph 1.

  2. Amendment to Deferred Compensation Plan for Officers. Employee consents to the amendments made to the Deferred Compensation Plan for Officers or a similar deferred compensation arrangement pursuant to Paragraph 9 of Annex B to the Merger Agreement. Employee acknowledges receiving a copy of Annex B to the Merger Agreement and agrees to be bound by such amendments.

  3. Reliance. Employee acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

  4. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Employee:

                                          -------------------------------------

                                          Security Capital Corporation

                                          By: _________________________________

                                          Attest: _____________________________

                                          Security Bank, S.S.B.

                                          By: _________________________________

                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation

                                          By: _________________________________

                                          Attest: _____________________________

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Employee"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Employee, as the holder of an option or options to purchase Seller's common stock (the "Options"), hereby agrees as follows:

    1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Employee agrees not to exercise that portion of his Options to purchase Seller's common stock to the extent such options are nonqualified stock options ("NSOs"). All NSOs shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the NSOs. The cash proceeds will be reduced by any applicable withholding. No option holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger, provided that incentive stock options ("ISOs") may be exercised after the Effective Time of the Merger. The Company will give notice to the option holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time. Employee agrees, to the extent he has transferred Options, that he will use his best efforts to get the transferee(s) of such Options to execute an agreement, dated as of the date hereof, whereby such transferee(s) will agree to the same restrictions on his/their options as contained in this Paragraph 1.

    2. Reliance. Employee acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

    3. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Employee:

                                          -------------------------------------

                                          Security Capital Corporation

                                          By: _________________________________

                                          Attest: _____________________________

                                          Security Bank, S.S.B.

                                          By: _________________________________

                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation

                                          By: _________________________________

                                          Attest: _____________________________

                                   AGREEMENT

  This Agreement is entered into as of the 14th day of March 1997 by and among ("Option Holder"), Security Capital Corporation ("Seller"), Security Bank, S.S.B. ("Bank") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE:

  In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), and in order to induce Company and Seller to execute the Merger Agreement, Option Holder, as the holder of an option or options to purchase Seller's common stock (the "Options"), hereby agrees as follows:

  1. Non-qualified Options. Subject to Seller's right to waive this provision consistent with the terms of the Merger Agreement, Option Holder agrees not to exercise his Options to purchase Seller's common stock. All Options shall be surrendered at the Effective Time in exchange for a cash payment equal to the excess of the Average Per Share Consideration, as defined in the Merger Agreement, over the exercise price for the Options times the number of shares covered by the Options. The cash proceeds will be reduced by any applicable withholding. No Option Holder shall exercise any Option after the date which is five calendar days prior to the Effective Time of the Merger. The Company will give notice to the Option Holder of the expected Effective Time at least fifteen calendar days prior to such Effective Time.

  2. Reliance. Option Holder acknowledges that Seller and Company are taking various actions, including, without limitation, signing the Merger Agreement and expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

  3. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

  In Witness Whereof, the undersigned have executed this Agreement as of the date set forth above.

                                          Option Holder:


                                          -------------------------------------

                                          Security Capital Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                          Security Bank, S.S.B.


                                          By: _________________________________


                                          Attest: _____________________________

                                          Marshall & Ilsley Corporation


                                          By: _________________________________


                                          Attest: _____________________________

                                                                     EXHIBIT 9.1

                                  INDEX GROUP

                                                                       WEIGHTING
COMPANY                                                                 FACTOR
-------                                                                ---------
AmSouth Bancorporation................................................    4.44%
Bancorp Hawaii, Inc...................................................    2.79
Crestar Financial Corporation.........................................    3.07
First of America Bank Corp............................................    5.97
First Security Corporation............................................    4.07
First Tennessee National Corporation..................................    4.75
Firstar Corporation...................................................    3.46
Huntington Bancshares, Inc............................................    6.27
Mercantile Bancorporation Inc.........................................    6.79
Northern Trust Corporation............................................    7.18
Old Kent Financial Corporation........................................    3.49
Regions Financial Corporation.........................................    6.06
SouthTrust Corporation................................................    5.65
Southern National Corporation.........................................    8.45
Star Banc Corporation.................................................    5.64
Summit Bancorp........................................................    8.38
Synovus Financial Corp................................................    6.49
Union Planters Corporation............................................    4.69
Wilmington Trust Corporation..........................................    2.39
                                                                        ------
    Total.............................................................  100.00%
                                                                        ======

                                                                     APPENDIX B

ILLUSTRATIVE CALCULATIONS OF STOCK CONSIDERATION, CASH CONSIDERATION, MIXED CONSIDERATION AND STOCK AMOUNT

ILLUSTRATION OF CALCULATIONS OF STOCK CONSIDERATION, CASH CONSIDERATION, MIXED
  CONSIDERATION AND STOCK AMOUNT AT DIFFERENT VALUATION PERIODS MARKET VALUES
    FOR M&I COMMON STOCK (AS SUCH TERMS ARE DEFINED IN THE PROXY STATEMENT-
                                  PROSPECTUS)

 This illustration assumes that 9,090,232 shares of Security Common Stock will be outstanding at the end of the Valuation Period.


  There can be no assurance as to what the Valuation Period Market Values for M&I Common Stock will be or what the value of M&I Common Stock to be issued in the Merger will be at or following the Effective Time. See "THE MERGER--Merger Consideration."

                                                                       ELECTION 1                               ELECTION 2
                                                                   MIXED ELECTION (B)                      ALL CASH ELECTION (C)
                                              ------------------------------------------------------------ ---------------------
                                                                              VALUE OF M&I
   ALUATION PERIOD (A)V          AVERAGE                                         STOCK
    MARKET VALUE OF             PER SHARE           CASH          M&I STOCK    AMOUNT PER
 M& COMMON STOCK ($)(A)I    CONSIDERATION ($) CONSIDERATION ($) CONSIDERATION  SHARE ($)   TOTAL VALUE ($)   CONSIDERATION ($)
-----------------------     ----------------- ----------------- ------------- ------------ --------------- ---------------------
     32.00...........             84.80             41.40          1.3561        43.40          84.80              84.80
     32.50...........             85.47             41.40          1.3561        44.07          85.47              85.47
     33.00...........             86.15             41.40          1.3561        44.75          86.15              86.15
     33.50...........             86.83             41.40          1.3561        45.43          86.83              86.83
     34.00...........             87.51             41.40          1.3561        46.11          87.51              87.51
     34.50...........             88.19             41.40          1.3561        46.79          88.19              88.19
     35.00...........             88.86             41.40          1.3561        47.46          88.86              88.86
     35.50...........             89.54             41.40          1.3561        48.14          89.54              89.54
     36.00...........             90.22             41.40          1.3561        48.82          90.22              90.22
     36.50...........             90.90             41.40          1.3561        49.50          90.90              90.90
     37.00...........             91.58             41.40          1.3561        50.18          91.58              91.58
                                    ELECTION 3
                              ALL STOCK ELECTION (C)
                            --------------------------
                                          VALUE OF M&I
   ALUATION PERIOD (A)V                      STOCK
    MARKET VALUE OF           M&I STOCK    AMOUNT PER
 M& COMMON STOCK ($)(A)I    CONSIDERATION  SHARE ($)
-----------------------     ------------- ------------
     32.00...........          2.6499        84.80
     32.50...........          2.6299        85.47
     33.00...........          2.6106        86.15
     33.50...........          2.5919        86.83
     34.00...........          2.5737        87.51
     34.50...........          2.5561        88.19
     35.00...........          2.5390        88.86
     35.50...........          2.5223        89.54
     36.00...........          2.5061        90.22
     36.50...........          2.4903        90.90
     37.00...........          2.4750        91.58
  37.3125.........             92.00             41.40          1.3561        50.60          92.00              92.00
  37.3125.........          2.4657        92.00
  37.50...........             92.25             41.40          1.3561        50.85          92.25              92.25
  38.00...........             92.93             41.40          1.3561        51.53          92.93              92.93
  38.50...........             93.61             41.40          1.3561        52.21          93.61              93.61
  39.00...........             94.29             41.40          1.3561        52.89          94.29              94.29
  39.50...........             94.97             41.40          1.3561        53.57          94.97              94.97
  40.00...........             95.64             41.40          1.3561        54.24          95.64              95.64
  40.50...........             96.32             41.40          1.3561        54.92          96.32              96.32
  41.00...........             97.00             41.40          1.3561        55.60          97.00              97.00
  41.50...........             97.68             41.40          1.3561        56.28          97.68              97.68
  42.00...........             98.36             41.40          1.3561        56.96          98.36              98.36
  37.50...........          2.4601        92.25
  38.00...........          2.4456        92.93
  38.50...........          2.4314        93.61
  39.00...........          2.4176        94.29
  39.50...........          2.4042        94.97
  40.00...........          2.3911        95.64
  40.50...........          2.3783        96.32
  41.00...........          2.3659        97.00
  41.50...........          2.3537        97.68
  42.00...........          2.3418        98.36

----
Assumptions:
(a) Determined based on the average final bid and ask quotations for M&I Common Stock for the ten consecutive trading days ending on the fifth calendar day prior to the Effective Time. The Valuation Period Market Values set forth in the chart have been included for representative purposes only. The Valuation Period Market Values set forth in the chart could be more than $42.00 or less than $32.00 per share.
(b) Mixed Elections will be given first priority.
(c) All Cash Elections and all Stock Elections will be apportioned on a pro rata basis. See "THE MERGER--Merger Consideration."
(1) The aggregate Merger Consideration equals 12,327,390 shares of M&I Common Stock and $376,335,605 cash.
(2) No oversubscriptions of either M&I Common Stock or cash.

                                                                      APPENDIX C

                                      LOGO
                                                                  March 14, 1997

Board of Directors
Security Capital Corporation
184 West Wisconsin Avenue
Milwaukee, Wisconsin 53203

Gentlemen:

  Security Capital Corporation (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Marshall & Ilsley Corporation ("M&I"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), the Company will be merged with and into M&I (the "Merger") and each outstanding share of common stock, par value $1.00 per share ("Security Common Stock"), of the Company will be converted solely into the right to receive the Merger Consideration (as hereinafter defined). The "Merger Consideration" means, at the election of the holder of Security Common Stock and subject to the terms and conditions set forth in Section 1.7 of the Agreement (capitalized terms used herein without definition have the meanings assigned to them in the Agreement): (i) an amount in cash equal to the Average Per Share Consideration; (ii) a number of shares of common stock, par value $1.00 per share ("M&I Common Stock"), of M&I equal to the Per Share Stock Consideration; or (iii) both (A) a number of shares of M&I Common Stock equal to (1) the Per Share Stock Consideration, multiplied by (2) the Stock Percentage and (B) an amount in cash equal to (1) the Average Per Share Consideration, multiplied by (2) the Cash Percentage.

  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Security Common Stock (other than M&I and its affiliates).

  Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

  In conducting our investigation and analysis and in arriving at our opinion herein, we have, reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have among other things: (i) reviewed certain internal information, primarily financial in nature, including projections concerning the business of operations of the Company and M&I furnished to us for purposes of our analysis, as well as publicly available information, including, but not limited to, the Company's and M&I's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Security Common Stock and the M&I Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and M&I with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combination transactions

                                      LOGO
involving thrift institutions that we deemed relevant; and (vi) reviewed the potential pro forma effects of the Merger on M&I. We have held discussions with members of the Company's and M&I's respective senior management concerning the Company's and M&I's historical and current financial condition and operating results, as well as the future prospects of the Company and M&I, respectively. As part of our engagement, we were requested to and did solicit third party indications of interest in acquiring the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company and M&I, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, know or unknown) of the Company and M&I are as set forth in the Company's and M&I's respective financial statements, (ii) the Merger will be accounted for under the purchase method of accounting and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto or waiver by the Company or M&I of any condition to their respective obligations. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's and M&I's respective senior managements as to future performance of the Company and M&I, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or M&I, nor have we made a physical inspection of the properties or facilities of the Company or M&I. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the Company's or M&I's securities will trade following the date hereof.

  Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement-Prospectus to be provided to the holders of Security Common Stock in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking services to the Company and M&I, including acting as managing underwriter of the initial public offering of the Security Common Stock in 1993, acting as co-manager of public offering of subordinated notes of M&I in 1993 and 1995 and acting as co-manager in the public offering of M&I's Capital Trust Pass-Through Securities in 1996, for which we received our customary compensation.

  In the ordinary course of our business, we may from time-to-time trade the securities of the Company or M&I for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. In addition, Northwestern Mutual Life Insurance Company, the parent company of Baird, beneficially owns approximately 8.97 percent of the outstanding shares of M&I Common Stock.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Security Common Stock (other than M&I and its affiliates).

                                          Very truly yours,

                                          Robert W. Baird & Co. Incorporated

                                                /s/ Ronald J. Kruszewski
                                          By: _________________________________
                                                  Ronald J. Kruszewski
                                                    Managing Director